Exhibit 10.1
INFORMATION TECHNOLOGY
SERVICES AGREEMENT
by and between
SYMETRA LIFE
INSURANCE COMPANY
and
ACS COMMERCIAL
SOLUTIONS, INC.
October 28, 2004
CONFIDENTIAL
[***] Confidential Treatment Requested

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SCHEDULES

Schedule 1	Relationship Management
Schedule 2	Service Tower Services SOW
Schedule 2A	Cross-Functional Services SOW
Schedule 2B	Data Center Services SOW
Schedule 2C	Distributed Computing Services SOW
Schedule 2D	Data Network Services SOW
Schedule 2E	Voice Communications Services SOW
Schedule 2F	Help Desk Services SOW
Schedule 2G	Output Processing SOW
Schedule 2H	Content Management SOW
Schedule 3	Fees
Schedule 4	Service Rates
Schedule 5	Fee Reductions
Schedule 6	Termination Fee
Schedule 7	Affiliates of Symetra
ATTACHMENTS

Attachment A	Benchmarking Procedures
Attachment B	Symetra Sites
Attachment C	Transition Plan
Attachment D	Form of In-Scope Service Request
Attachment E	ACS Key Personnel
Attachment F	ACS’ Technology Refresh Requirements
Attachment G	Shared Resources
Attachment H	Assigned Contracts
Attachment I	Managed Contracts
Attachment J	Invoice Format
Attachment K	HIPAA Terms
Attachment L	Software Schedule
Attachment M	Offshore Services
Attachment N	Required Insurance Coverage
Attachment O	Approved Subcontractors
Attachment P	Definitions
Attachment Q	Approved Auditors

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INFORMATION TECHNOLOGY SERVICES AGREEMENT
     This Information Technology Services Agreement (the “Agreement”) is entered into as of this 28th day of October, 2004 (the “Effective Date”), by and between Symetra Life Insurance Company, a Washington corporation with corporate offices at 5069 154th Place NE, Redmond, Washington 98052 (“Symetra”), and ACS Commercial Solutions, Inc., a Nevada corporation with corporate offices at 2828 N. Haskell, Dallas, Texas 75204 (“ACS”) (Symetra and ACS sometimes are collectively referred to herein as the “Parties”).
RECITALS
     WHEREAS, on July 16, 2004, Symetra issued to ACS a Request for Proposal for Information Technology Outsourcing (the “RFP”),
     WHEREAS, ACS submitted to Symetra a response dated September 17, 2004 (as the same may have been supplemented and/or revised, the “ACS Bid”), and represented to Symetra that it had the expertise, personnel, products, services and skills required to meet the requirements of Symetra as reflected in the RFP;
     WHEREAS, in reliance on the representations made by ACS in the ACS Bid and subsequent discussions, Symetra selected ACS over other prospective technology providers to provide Symetra with outsourced IT services; and
     WHEREAS, Symetra and ACS want to specify the terms and conditions under which ACS will provide such outsourced IT services to Symetra.
     NOW, THEREFORE, in consideration of the representations, warranties, promises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree to the foregoing and as follows:
ARTICLE 1
GUIDING PRINCIPLES, RELATIONSHIP
MANAGEMENT AND INTERPRETATION
     1.1 Guiding Principles. The principles identified below (“Guiding Principles”) include principles that the Parties have determined to be important to ensure the success of their relationship. The Guiding Principles function as “constitutional” statements regarding the Parties’ overall intentions for this Agreement. If any term or condition of this Agreement is ambiguous or unclear, or if the Parties did not anticipate a particular issue, the Parties shall refer to and apply the Guiding Principles to resolve and/or address the ambiguous, unclear and/or unanticipated issue.
          1.1.1 Enhanced IT Capabilities and Effectiveness. Services will be provided in a manner that enhances Symetra’s ability to deliver high-quality, cost-effective services both internally within Symetra and externally to its customers with minimal interruptions in, and adverse impacts on, Symetra’s delivery of services to its customers. Technology utilized by ACS will provide Symetra with industry-leading levels of functionality and performance.

          1.1.2 Reduce IT Costs. Cost reduction is a key objective for Symetra in securing Services from ACS. ACS will continuously implement new, cost-effective technologies in order to further reduce the overall cost of Services to Symetra.
          1.1.3 Improve and Maintain Technology. ACS will implement new technologies to deliver the Services to Symetra in order to maintain competitiveness in the quality and scope of Services available to Symetra and to take advantage of market cost efficiencies.
          1.1.4 Focus on Core Competencies. By outsourcing the Services to ACS and leveraging ACS’ core competencies, Symetra will be able to focus more of its internal resources on providing services to its market constituents and improve the levels of service in the outsourced areas.
          1.1.5 Improve Business Processes. Symetra will learn best practices from ACS which will allow Symetra to improve its business processes, including improving the efficiencies of delivering services to its own customers.
     1.2 Relationship Management. The relationship between the Parties shall be managed as described in this Section and in Schedule 1.
          1.2.1 IT Outsourcing Committee. A joint IT outsourcing committee, comprised of senior business and technology staff from Symetra and ACS (the “IT Outsourcing Committee”), shall be responsible for providing input and advice concerning the overall business and technology relationship between the Parties including, without limitation, the effectiveness and value of the Services provided by ACS and guidance to improve such effectiveness and value. The IT Outsourcing Committee shall be chaired by a Symetra representative, and the ACS members shall include the ACS Project Executive and appropriate ACS executives and managers. The IT Outsourcing Committee shall meet quarterly at a Symetra facility, or more often at Symetra’s request, to discuss:
               (a) the status of each Service Tower and any Problems or difficulties experienced by a Party in transitioning to and/or delivering the Services;
               (b) ACS’ compliance with the SLRs;
               (c) all financial arrangements, including invoices submitted by ACS;
               (d) Symetra’s satisfaction with the ACS Key Personnel;
               (e) in accordance with Section 2.5.4, innovative and emerging ideas and strategies for more effective use of IT and related business transformation services and how such innovative ideas and strategies can more effectively impact the enterprise transformation of Symetra’s businesses;
               (f) ACS’ future financial and operational plans relating to the business unit that fulfills ACS’ obligations to provide Services under this Agreement, to the extent discloseable under applicable law; and
               (g) such other matters as one Party may bring to the other.

          For each such meeting, ACS shall prepare a suggested agenda, with active input from the Symetra Project Executive. ACS shall make available its senior management personnel to answer questions from Symetra’s senior management personnel regarding the agenda items for such meeting. Further, the IT Outsourcing Committee may invite industry thought leaders to participate in such meetings to facilitate information exchange and increase the value of the strategies discussed.
          1.2.2 Project Executives. Each Party shall designate an individual (for Symetra, the “Symetra Project Executive”, and for ACS, the “ACS Project Executive”), who shall be each Party’s primary point of contact for all matters relating to this Agreement throughout the Term. The ACS Project Executive shall be: (a) knowledgeable about the Services and each of ACS’ and its Subcontractors’ products and services; (b) experienced at running information technology systems and networks of a size and scope minimally equal in size and scope to those of Symetra; (c) otherwise acceptable to Symetra; and (d) assigned (in the case of each ACS Project Executive) to Symetra for a minimum period of twenty-four (24) months, except in cases involving: (i) a voluntary or For Cause termination; (ii) removal at Symetra’s request; or (iii) inability to work due to death, disability or illness. Without limiting any other rights and remedies that may then be available to Symetra, if ACS fails to comply with the terms of the foregoing subsection (d), ACS represents to Symetra that Symetra shall have the right to communicate dissatisfaction and impact to ACS senior operations personnel through the customer satisfaction survey process. Symetra shall have the right to pre-approve any candidate proposed by ACS to serve as the ACS Project Executive, and to require ACS to remove and replace any previously appointed ACS Project Executive, and ACS promptly shall comply with any such Symetra request. The ACS Project Executive shall have overall responsibility for directing all of ACS’ activities hereunder and shall be vested by ACS with all necessary authority to act for ACS in connection with all aspects of this Agreement. ACS and Subcontractor staff shall be managed in the performance of their duties by the ACS Project Executive. Upon ACS’ request, Symetra will provide a written evaluation of the ACS Project Executive’s performance that ACS may elect to consider when determining the ACS Project Executive’s salary and bonus compensation.
          1.2.3 Service Delivery Managers. Each Party shall designate an individual to serve as that Party’s service delivery manager for each Service Tower (for Symetra, each, a “Symetra Service Delivery Manager”, and for ACS, each, an “ACS Service Delivery Manager”). The primary role of the service delivery managers is to take ownership of the day-to-day operational relationships between Symetra’s information technology service delivery and Symetra’s business. This involves managing and coordinating the appropriate Symetra resources across all information technology services, including resources and services provided by ACS, to ensure optimal service delivery and ensure that all issues raised are resolved promptly and in accordance with the applicable SLR. The Symetra Service Delivery Manager (or his or her designee) for a particular Service Tower shall be the only Symetra representative authorized to request chargeable services from ACS with respect to that Service Tower, and ACS acknowledges that it shall not have the right to bill or collect from Symetra or any of its Affiliates any amounts ACS claims it is owed for otherwise chargeable services provided without the written authorization of the applicable Symetra Service Delivery Manager.
          1.2.4 Management Functions. At Symetra’s request from time-to-time in order to more efficiently administer certain functional aspects of the Parties’ relationship, each Party shall designate individual(s) to address various subject matters including, without limitation, performance and process management, architecture and technology management, finance/contract management, enterprise standards management, sourcing relationship management, quality assurance management, business unit management, and transition management, with such roles and responsibilities of these individuals as may be determined by the Parties at such time.

     1.3 Agreement Structure.
           1.3.1 Master Agreement. This Agreement provides a framework for, and the general terms that are applicable to, the Services that ACS will provide to Symetra under this Agreement.
          1.3.2 Country Agreements. If Symetra wants to receive from ACS, and ACS agrees to provide to Symetra, Services in countries that are located outside the United States (each, a “New Country”), the terms of this Agreement shall apply to Services delivered in such New Country, except that the local Affiliates of each Party in such New Country shall execute an agreement that identifies any country-unique terms (and/or deviations from the terms of this Agreement) that are required by local laws in such New Country and addresses appropriate pricing for the Services to be provided in such New Country (each, a “Country Agreement”).
           1.3.3 Affiliates of Symetra. As of the Effective Date, ACS shall be responsible for providing to Symetra and those Symetra Affiliates identified in Schedule 7 the Services contemplated to be received by Symetra and those Symetra Affiliates identified in Schedule 7 under this Agreement as of the Effective Date. After the Effective Date, Symetra may add Affiliates and/or business ventures of Symetra and/or its Affiliates to the scope of this Agreement pursuant to Section 6.2.4. ACS is fully responsible for the performance of its obligations under this Agreement with respect to the Services provided by ACS to Symetra and its Affiliates. Symetra (and not its Affiliates) shall be responsible for paying all Fees to be paid to ACS hereunder.
          1.3.4 Effect of Certain Provisions. The following Sections hereof shall be applicable to this Agreement only, and may not be applicable to certain Country Agreements where the Services may be provided: 14.4 and 14.5.
          1.4 Interpretation. If there is a conflict among the terms in the various contract documents including this Agreement, the Schedules, the Attachments, the Addenda, the Appendices and/or any other documents that comprise this Agreement:
               (a) to the extent the conflicting terms can reasonably be interpreted so that such terms are consistent with each other, such consistent interpretation shall prevail; and
               (b) to the extent subsection (a) does not apply, the following order of precedence will prevail:
                    (i) first, the terms set forth in Attachment K (including its addenda and appendices), excluding, however, the terms of any separately executed agreement containing the terms set forth in Attachment K pursuant to Sections 9.2.4 and/or 14.4.1;
                      (ii) second, the terms set forth in the body of this Agreement;
                      (iii) third, the terms set forth in the Attachments A through Q to this Agreement (including any attachments, addenda or appendices thereto), but excluding Attachment K and its addenda and appendices, provided that no order of precedence shall be given among them;

                      (iv) fourth, the terms set forth in the Schedules 1 through 7 to this Agreement (including any attachments or addenda thereto), provided that no order of precedence shall be given among them; and
                     (v) fifth, the terms set forth in any other documents that comprise this Agreement, provided that no order of precedence shall be given among them.
                (c) ACS and Symetra hereby acknowledge that they have drafted and negotiated the Agreement jointly, and the Agreement will be construed neither against nor in favor of either, but rather in accordance with its fair meaning.
     Notwithstanding the foregoing terms of this Section 1.4, to the extent a defined term in Attachment P conflicts with a defined term in any Schedule 2, the defined term in such Schedule 2 shall take precedence over the defined term in Attachment P for purposes of that Schedule 2.
     Captions and titles to Schedules, Attachments, Addenda, Appendices and/or other documents that comprise this Agreement are used herein for convenience of reference only and shall not be used in the construction or interpretation of this Agreement. Any reference herein to a particular Section number (e.g., “Section 2”), shall be deemed a reference to all Sections of this Agreement that bear sub-numbers to the number of the referenced Section (e.g., Sections 2.1, 2.1.1, etc.). As used herein, the word “including” shall mean “including, without limitation” or “including, but not limited to”.
ARTICLE 2
SERVICES
     2.1 General.
           2.1.1 Commencement of Services. Subject to Symetra’s exercise of its management and oversight functions and prerogatives as identified in Article 5 or elsewhere in this Agreement, ACS shall provide the Services to Symetra at or with respect to all Symetra Sites. Except as otherwise provided in this Agreement, ACS shall procure or otherwise provide all hardware, software, network facilities and other items required to provide the Services and otherwise perform its obligations hereunder, all of which shall be deemed included in the Fees. In accordance with the terms of this Agreement, ACS shall begin providing: (a) the transition and other Services described herein (excluding the Service Tower Services) at 12:01 a.m., Pacific time, on the Effective Date; and (b) each of the Service Tower Services at 12:01 a.m., Pacific time, on the Handover Date that is applicable to each of such Service Tower Services. Symetra shall not be precluded from obtaining services from any other provider that may be similar or identical to the Services.
          2.1.2 Locations for Performance of Services. Without Symetra’s prior written consent, ACS shall not perform any of the Services from locations, or using employees, agents and/or contractors (including Subcontractors), situated outside the United States. Notwithstanding the foregoing, Symetra acknowledges and agrees that the Services identified in Attachment M will be provided from the respective countries identified therein; however, ACS represents and warrants to Symetra that: (a) no Symetra Data will reside in any country other than the United States; and (b) except to the extent minimally necessary for ACS’ employees, agents and/or contractors (including Subcontractors) to perform the Services under this Agreement, no Symetra Data, and no data, information and/or mechanisms (including, without limitation, sniffer traces), that would enable a Person to discover Symetra Data, will be accessible from any country other than the United States. ACS will provide to Symetra from time to time upon Symetra’s request a written list of all ACS employees, agents and/or contractors (including Subcontractors), if any, who have had access to the Symetra Data, and the contents of such written list shall include, without limitation, the name and business location of each such employee, agent and/or contractor (including Subcontractors), the date of access of the Symetra Data and the type of Symetra Data accessed. If any law or regulation enacted after the Effective Date has, or is likely to have, an adverse impact on the desirability to either Party of having such Services provided from a location outside the United States including, without limitation, as a result of new tax and/or privacy laws, at the affected Party’s request, the Parties shall engage in good faith negotiations to arrive at a mutually agreeable reasonable alternative.
     2.2 Service Tower Services.
          2.2.1 Initial Service Tower Services. Schedules 2A, 2B, 2C, 2D, 2E, 2F, 2G and 2H (each, together with any additional Schedules relating to additional Services that may be added to this Agreement by mutual agreement of the Parties following the Effective Date, is sometimes referred to herein as “the applicable Schedule 2”, or similar terminology) contain a detailed description of each of the following Service Tower Services provided by ACS that will be available to be purchased by Symetra from ACS:
               (a) Cross-Functional Services (Schedule 2A);
               (b) Data Center Services (Schedule 2B);
               (c) Distributed Computing Services (Schedule 2C);
               (d) Data Network Services (Schedule 2D);
               (e) Voice Communications Services (Schedule 2E);
               (f) Help Desk Services (Schedule 2F);
               (g) Output Processing (Schedule 2G); and
               (h) Content Management (Schedule 2H).
The Parties may develop additional Schedules relating to additional Services that will be provided by ACS to Symetra hereunder. Once approved in accordance with the terms herein, all such Schedules shall be deemed to be numbered sequentially and made a part of Schedule 2.
          2.2.2 SLRs for Service Towers.
               (a) Commitment to SLRs. From and after each applicable Handover Date (or upon the occurrence of such other date or event as may be expressly set forth in a particular Schedule 2 for a particular SLR), ACS shall perform the applicable Service Tower Services in accordance with, and in such a manner as to meet or exceed, the SLRs. ACS shall perform any Other Services in accordance with, and in such a manner as to meet or exceed, any SLRs that may be set forth in the applicable Out-of-Scope Work Order or otherwise agreed to by the Parties in writing.
               (b) Measurement and Reporting. ACS shall measure its performance against the SLRs in accordance with the methodologies specified in the applicable Schedule 2 and shall provide a detailed, comprehensive report of its performance against the SLRs during the applicable reporting period (“SLR Reports”) by the fifth (5th) Business Day following the end of the applicable reporting period. Such reports shall be provided in accordance with Section 2.11.1 and in accordance with the SLR metrics set forth in the applicable Schedule 2. ACS shall meet with Symetra at least monthly, or more or less frequently if requested by Symetra, to review ACS’ actual performance against the SLRs and shall recommend remedial actions to resolve any performance deficiencies.
               (c) Root-Cause Analysis and Resolution. Promptly, but in no event later than five (5) calendar days after ACS’ discovery of, or if earlier, ACS’ receipt of a notice from Symetra regarding, ACS’ failure to provide any of the Services in accordance with the SLRs, ACS shall, as applicable under the circumstances: (i) perform a Root-Cause Analysis to identify the cause of such failure; (ii) provide Symetra with a written report detailing the cause of, and procedure for correcting, such failure; and (iii) provide Symetra with satisfactory evidence that such failure will not recur. ACS’ correction of any such failures shall be performed in accordance with the time frames set forth in the applicable Schedule 2 entirely at ACS’ expense unless it has been determined, by mutual agreement of the Parties or through the Problem-resolution process specified in this Agreement, that: (iv) Symetra (or one of its subcontractors, agents or Third Parties provided by Symetra and not managed by ACS) and/or its self-managed properties and/or systems was the predominant contributing cause of the failure and ACS could not have worked around the failure without expending a material amount of additional time or cost; or (v) Third Party software or firmware directly resulted in such failure; provided that such Third Party software or firmware: (A) was expressly approved by Symetra; (B) was implemented by ACS following its standard, rigorous, documented interoperability testing, quality assurance, user acceptance and change management processes; (C) was unknown, undocumented and unreported prior to ACS’ implementation of such Third Party software or firmware; and (D) ACS could not have worked around the failure without expending a material amount of additional time or cost. In such event: (vi) ACS shall be entitled to temporary relief from its obligation to timely comply with the affected SLR, but only to the extent and for the duration so affected; and (vii) in the case of an event described in subsection (iv), Symetra shall reimburse ACS for ACS’ expenses to correct such failure, but only to the extent Symetra caused such failure, unless the Parties otherwise mutually agree. For purposes hereof, any preexisting condition of those of Symetra’s properties and systems that are used and managed by ACS to deliver the Services shall not be deemed a contributing cause of any failure if such condition was or reasonably should have been identified in ACS’ reasonable, pre-implementation diligence processes, or as a result of ACS’ post-implementation, industry-standard quality assurance processes; provided, however, that this exception specifically shall not apply to any hidden defect that was not identified following such diligence and quality assurance processes.
               (d) Annual Review of SLRs. Symetra expects that SLRs will improve over time and that new SLRs may be added to reflect Symetra’s changing and/or new business requirements. Accordingly, at least once annually, Symetra expects to review and reach agreement with ACS on, among other things: (a) adjustments to the SLRs to reflect such anticipated continuous improvements in the SLRs; and/or (b) the addition of new SLRs. Unless requested by Symetra, in no event will the SLRs be made less favorable to Symetra as a result of such reviews.
               (e) Classifying an SLR as an SLA. Subject to limitations set forth in Schedule 5, upon sixty (60) calendar days’ prior written notice to ACS, Symetra shall have the right to classify any SLR as an SLA and to re-allocate the SLA Weighting Factors so that a Weighting Factor is applicable to such newly classified SLA.
               (f) Benchmarking. As part of the Services, ACS shall conduct benchmarking with Symetra in accordance with the terms, conditions and procedures described in Attachment A.
          2.2.3 Symetra Sites. Attached hereto as Attachment B is a list of Symetra facilities (collectively, the “Symetra Sites”) with respect to which ACS shall provide the Services.
          2.2.4 Governance Regarding Relief Events. The Parties acknowledge and agree that from time to time during the Term, events and circumstances caused by the actions or inactions of Symetra may arise that have (or are reasonably anticipated to have) a material adverse impact on ACS’ ability to achieve the SLRs, or otherwise provide the Services in the manner required by this Agreement, without expending a material amount of additional time or cost (such events and circum stances, “Relief Events”). By way of example and without limiting the foregoing, the Parties acknowledge that a Relief Event may arise as a result of ACS’ compliance with Symetra’s instructions in connection with an Extraordinary Event under Section 2.10 and/or as a result of Symetra’s exercise of its retained authorities under Article 5. With respect to such Relief Events, the following terms and principles shall apply:
               (a) If a Relief Event causing ACS to be unable to provide any of the Services in accordance with the SLRs has occurred, the terms of Section 2.2.2(c) shall apply.
               (b) Without limiting ACS’ obligations under Section 2.2.2(c), if a Relief Event has occurred, ACS shall nevertheless use commercially reasonably efforts to perform the Services and achieve the SLRs throughout the duration of such Relief Event using existing levels of resources dedicated to Symetra’s account, and the Parties shall work together in good faith to address the impact of such Relief Event on the Services and the SLRs in a timely manner.
               (c) To the extent that either Party anticipates or determines that a Relief Event is likely to occur, such Party shall notify the other Party of such determination, and the Parties shall work together in good faith in advance of the anticipated Relief Event to establish a plan for providing the Services during such Relief Event, taking into account the relevant specifics and details of the Relief Event. Where Symetra’s actions or inactions are the predominant cause of the anticipated Relief Event, such plan may include the temporary suspension of SLRs associated with the affected Services, and/or additional fees or charges associated with Other Services provided by ACS that are designated to address the impact of the Relief Event or achieve the SLRs during the Relief Event.
               (d) If an unanticipated Relief Event occurs, and Symetra’s actions or inactions are the predominant cause of such Relief Event, or such Relief Event is the result of a Force Majeure Event, without limiting ACS’ obligations under Section 2.2.2(c) and this Section, ACS shall be relieved from its obligations to meet or exceed the SLRs affected by the Relief Event (and its responsibility with respect to any related Fee Reductions) during the duration of such Relief Event.

     2.3 Transition Services.
          2.3.1 Transition Plan. Attachment C sets forth a preliminary, high-level transition plan (the “Transition Plan”) that generally outlines the tasks, timelines, responsibilities, dependencies, major milestones, deliverables and acceptance testing procedures for each Service area. Within thirty (30) calendar days following the Effective Date, the Parties shall develop a detailed, complete Transition Plan, which shall replace and supersede the initial high-level Transition Plan. In accordance with the terms set forth in the Transition Plan, ACS shall accomplish the transparent, seamless, orderly and uninterrupted transition from the manner in which Symetra and its Affiliates received all services prior to the applicable Handover Date to the manner in which the Services will be provided as described herein.
          2.3.2 Progress Reports. ACS shall provide to the Symetra Project Executive (or his/her designee) a weekly written report as to the progress of completion of the activities contained in the Transition Plan until each of ACS’ responsibilities thereunder has been completed. Such reports shall be provided in accordance with Section 2.11.1.
          2.3.3 Financial Responsibility. ACS shall assume financial responsibility for providing each of the Service Tower Services as of the applicable Handover Date. Further, at Symetra’s option, ACS shall assume financial responsibility for providing each of the Service Tower Services irrespective of whether handover of the applicable Service Tower Service actually has been completed as of such date.
               (a) If ACS is unable to provide any of the Service Tower Services as of the applicable Handover Date, “assume financial responsibility” means that:
                    (i) ACS shall reimburse Symetra for all costs and expenses incurred by Symetra to provide such Service Tower Services (including by way of example and not of limitation, salaries and other payments to in-scope Symetra employees, fees under in-scope third party contracts, etc.) or, in Symetra’s sole discretion, Symetra may set off any such costs and expenses against the Fees, if any, due under the Agreement; and
                    (ii) ACS shall be entitled to invoice Symetra for such Service Tower Services as if ACS itself were providing such Service Tower Services.
               (b) ACS shall not be required to assume financial responsibility for a particular Service Tower Service as described in the foregoing subsection (a) to the extent ACS’ performance is excused due to a Force Majeure Event or to the extent the delay was requested by Symetra. Further, if ACS is unable to provide a particular Service Tower Service as of the applicable Handover Date, the SLRs shall not apply until ACS actually begins providing such Service Tower Service.
     2.4 Purchasing Agent Services. Without limiting ACS’ obligations to procure or otherwise provide all hardware, software, network facilities and other items required to provide the Services as described in this Article 2, and in addition to ACS’ other responsibilities herein, as and when requested by Symetra, ACS shall procure hardware and software (such as, for example, personal office printers) (“Procured Technology”) from a Symetra-approved product list on Symetra’s behalf. ACS’ procurement responsibilities in this Section 2.4 shall include, without limitation, evaluating ACS qualifications and independence; negotiating Symetra-favorable pricing (including obtaining the most favorable prices, rates and discounts available); ordering, receiving, configuring, installing, testing, maintaining and distributing all Procured Technology. As between Symetra and ACS, all right, title and interest in and to each item of Procured Technology shall be vested in Symetra, and Symetra shall reimburse ACS for the purchase price for such Procured Technology.
     2.5 Technology Management and Security Services.
          2.5.1 General. ACS shall provide the technology management and security Services described in this Section 2.5. ACS shall obtain Symetra’s prior written consent before acquiring, maintaining, upgrading or replacing any asset that is used by ACS to satisfy its obligations hereunder if such acquisition, maintenance, upgrade or replacement could result in any material change in, or adverse impact on, the method, manner, types or levels of Services that are then being provided to Symetra.
          2.5.2 Technology Upgrades and Enhancements. ACS will keep all Services under this Agreement current with industry advances and leading technology standards. Without limiting the generality of the foregoing, all hardware and software used to provide the Services will be kept at levels supportable by the respective manufacturers, and equipment will be upgraded or replaced as required to meet the SLRs and manufacturer-recommended requirements. Additionally, ACS shall notify Symetra as soon as hardware and software upgrades and enhancements become available from their respective vendors, and the Parties thereafter will coordinate implementation of such upgrades and enhancements. ACS shall schedule all such upgrades and enhancements in advance and in such a way as to prevent any interruption or disruption of, or diminution in, the nature or level of any portion of the Services.
          2.5.3 ACS’ Technology Refresh Requirements. ACS shall replace and/or upgrade its own equipment and software periodically as specified in Attachment F. In purchasing new equipment and software, ACS shall conform to the Technology Plan as described in Section 2.5.4. ACS will review the proposed purchase strategies each year (or more frequently, if required) with Symetra in order to determine which technology strategies will provide optimal and/or improved Services to Symetra.
          2.5.4 Technology Planning and Innovation. On or before June 1 and December 1 of each calendar year, or more frequently as requested by Symetra, ACS shall prepare for Symetra’s review, comments and approval a technology plan (the “Technology Plan”) that is comprised of both short-term and long-range plans that tie into Symetra’s business goals. The short-term plan will include information technology budget development for the next fiscal year including, consistent with the requirements of Section 2.5.3, identification of software and hardware for which technology refresh may be needed in the next Contract Year, and a projected time schedule for procuring the necessary software, hardware and services and implementing the proposed changes. The long-range plan will include strategic and flexible use of information technology systems in light of Symetra’s anticipated business goals, current mission, objectives, priorities and strategies. Once approved by Symetra, each Technology Plan will be deemed to be incorporated in and made a part of this Agreement. ACS will on a regular basis and prior to preparing each annual Technology Plan: (a) identify ACS and non-ACS products and technology services that may benefit Symetra and support the mission, goals and objectives of Symetra; (b) identify ACS or Symetra resources required to complete the short-term and long-range plans; and (c) upon Symetra’s request, investigate the requirements, costs and benefits of new technology. Notwithstanding the development of the Technology Plan on an annual basis as described herein, ACS also shall have an ongoing responsibility to regularly provide Symetra with information regarding any newly improved or enhanced commercially available information technologies that reasonably could be expected to have a positive impact on Symetra including, without limitation, in the areas of increased efficiency, increased quality and/or reduced costs (“Enhanced Technology”). At a minimum, at least once annually, or more frequently as requested by Symetra, ACS shall meet with the IT Outsourcing Committee and provide a written report to the IT Outsourcing Committee that identifies any Enhanced Technology that ACS and its principal Subcontractors are developing and IT trends of which Symetra should be made aware. Upon identifying any Enhanced Technology that the Parties believe would materially improve performance, capacity, bandwidth, or reduce the cost, of the Services, the Parties will meet and discuss in good faith the terms upon which such Enhanced Technology may be implemented into the Services, including detailed SLRs specific to each such enhancement.
          2.5.5 Asset Management. Within ninety (90) calendar days following the Effective Date, ACS shall develop and thereafter maintain a comprehensive inventory of all: (a) equipment, software and network connections and infrastructure used by ACS to provide the Services; (b) equipment, software and network connections and infrastructure used by Symetra in connection with the Services; and (c) Procured Technology. ACS shall provide an electronic copy of such inventory to Symetra upon request. In addition, ACS shall provide Symetra with reports detailing software usage by Symetra and other activities by Symetra relating to Symetra’s compliance with software licenses that can be monitored by ACS in delivering the Services, provided that such responsibilities shall be detailed in each applicable Schedule 2. The Parties agree that ACS shall have no legal or financial responsibility for Symetra’s non-compliance with such software licenses except to the extent resulting from: (d) events subject to indemnification under Section 15.1.8; and (e) potential breach of contract liability under this Agreement based on ACS’ failure to comply with its obligations under this Agreement.
          2.5.6 Shared Resources. Except as provided in Attachment G, ACS shall not use a shared hardware or software environment, or any shared network or platform (collectively, “Shared Resources”) to provide the Services. If, following the Effective Date, ACS wants to migrate or relocate any Services to Shared Resources, ACS shall provide to Symetra for its review, comments and approval, which approval may be withheld in Symetra’s sole discretion, a proposal for such migration or relocation, including a listing of all shared use assets that will be used to provide the Services and a breakdown of the cost and price benefits and savings or risks to Symetra. As part of the Disentanglement, ACS shall identify and assist Symetra with procuring suitable functionally equivalent replacements for any Shared Resources used to provide the Services.
          2.5.7 Disaster Recovery.
               (a) Review of Symetra’s Disaster Recovery Plans. On or before the date specified in the Transition Plan, ACS shall review Symetra’s existing disaster recovery plan(s) and develop and deliver to Symetra for its review, comments and approval a detailed, complete, written analysis of such disaster recovery plan(s) that identifies, among other things, any deficiencies and gaps in such disaster recovery plan(s) and the changes, modifications and/or updates recommended by ACS in order to address such deficiencies and gaps. Without limiting the generality of the foregoing, ACS’ written analysis specifically shall address ways to safeguard the Symetra Data and to ensure the continuing availability of all Services, including the Service Tower Services, in accordance with the terms of this Agreement during any event that would otherwise adversely affect ACS’ ability to safeguard the Symetra

Data and/or deliver the Services. Following its receipt of ACS’ analysis, Symetra promptly shall review and comment on the same, and ACS thereafter shall update Symetra’s disaster recovery plan(s) accordingly and, on or before the date specified in the Transition Plan, deliver to Symetra fully updated paper and electronic copies of such disaster recovery plan(s). Thereafter, ACS shall re-assess Symetra’s disaster recovery plan(s) as described herein once annually (or more frequently if necessary) and, not later than sixty (60) calendar days following commencement of the second and each subsequent Contract Year, provide to Symetra for its review, comments and approval proposed changes, modifications and/or updates to Symetra’s disaster recovery plan(s) in order to address any identified deficiencies and gaps. Following its receipt of ACS’ annual assessment, Symetra promptly shall review and comment on the same, and ACS thereafter shall update Symetra’s disaster recovery plan(s) accordingly and, within thirty (30) days after receiving Symetra’s comments, deliver to Symetra fully updated paper and electronic copies of such disaster recovery plan(s).
               (b) Provision of Disaster Recovery Services. Subject to, and without limiting, the terms of this Section 2.5.7, ACS shall provide the disaster recovery Services set forth in the applicable Schedules 2 in accordance with its own and Symetra’s disaster recovery plan(s). ACS shall provide disaster recovery Services as described herein at all times irrespective of whether a Force Majeure Event has occurred, unless the Force Majeure Event prevents the performance of the disaster recovery Services. Further, ACS shall provide dis aster recovery Services if Symetra notifies ACS that a disaster has occurred. Upon the occurrence, and periodically for the duration, of any disaster, ACS shall provide regular reports and notices to Symetra regarding the status of ACS’ response to, and recovery from, the disaster.
               (c) Review and Testing of Disaster Recovery Plan. ACS’ disaster recovery Services shall include regular (not less often than once annually) testing and updating of both its own and Symetra’s disaster recovery plans (including plans for data backups, storage management and contingency operations), reserving capacity at alternate site facilities and annually testing network connectivity between such alternate site and the applicable Symetra Sites. Symetra shall have the right to participate fully in any disaster recovery testing conducted by ACS including being physically present at the facilities of ACS and/or any Third Parties involved in such testing.
               (d) Fees. ACS’ costs and expenses associated with performing the obligations set forth in this Section 2.5.7 shall be included in the Annual Services Fee as a separate annual line item.
     2.6 Standards and Procedures Manual.
          2.6.1 Development of Manual. As ACS transitions and migrates Services in accordance with the terms of the Transition Plan, ACS shall develop and continuously update a detailed, Symetra-specific standards and procedures manual that minimally includes the contents specified in Section 2.6.2 (the “Standards and Procedures Manual”). ACS shall deliver the first draft of the Standards and Procedures Manual to Symetra for its review, comments and approval within ninety (90) calendar days following the Effective Date of the Agreement and shall, with respect to each draft of the Standards and Procedures Manual, incorporate all of Symetra’s comments and suggestions. Not later than thirty (30) calendar days following completion of all activities under the Transition Plan, ACS shall deliver an updated draft of the Standards and Procedures Manual to

Symetra for its review, comments and approval and thereafter shall periodically (but not less often than quarterly) update the Standards and Procedures Manual to reflect changes in the operations or procedures described therein. All such updates to the Standards and Procedures Manual shall be provided to Symetra for its prior review, comments and approval. Delivery of the initial draft and the updated draft of the Standards and Procedures Manual as provided herein shall constitute Critical Milestones. Prior to completion of the Standards and Procedures Manual, ACS shall provide the Services in accordance with the standards and procedures generally used by Symetra.
          2.6.2 Contents. ACS shall provide the Standards and Procedures Manual to Symetra electronically (and in a manner such that it can be accessed via either Symetra’s intranet or the Internet) and communicate to all End-Users the availability of and methodology for accessing the Standards and Procedures Manual. The Standards and Procedures Manual shall describe, among other things, the manner in which ACS will provide the Services hereunder, including the equipment and software being and to be used, the documentation (including, e.g., operations manuals, user guides, specifications, and End-User support) that provide further details of such activities and detailed problem and change management procedures. The Standards and Procedures Manual also shall describe the activities ACS will undertake in order to provide the Services including, where appropriate, direction, supervision, monitoring, staffing, quality assurance, reporting, planning and oversight activities, as well as the specific measures taken to comply with all laws and regulations that are applicable to ACS as an operator of its business or in performing its obligations under the Agreement. The Standards and Procedures Manual also shall identify those Services that ACS is to perform to assist Symetra in complying with its own regulatory obligations including, without limitation, those relating to the privacy and security of the Symetra Data, including HIPAA, the California Statute, GLB and any other laws and regulations applicable to the Symetra Data and/or identified by Symetra. Without limiting ACS’ obligations to assist Symetra in complying with its own regulatory obligations as described above, it is expressly agreed and understood by the Parties that Symetra shall be responsible for compliance with all laws and regulations that are applicable to Symetra as an operator of its business, its receipt of the Services, its direct regulatory obligations relating to the Symetra Data and, if the terms of Section 14.6 are applicable, its status as controller of the Symetra Data. The Standards and Procedures Manual shall describe how the Services will be performed and act as a guide to End-Users seeking assistance with respect to the Services offered hereunder. The Standards and Procedures Manual shall in no event be interpreted as an amendment to this Agreement or so as to relieve ACS of any of its performance obligations under this Agreement.
     2.7 Service Compatibility. ACS shall ensure that all services, equipment, networks, software, enhancements, upgrades, modifications and other resources, including those provided by Symetra (collectively, the “Resources”), that are: (a) used by ACS to deliver the Services; or (b) approved by ACS for utilization by Symetra in connection with the Services, shall be successfully integrated and interfaced, and shall be compatible with the services, equipment, networks, software, enhancements, upgrades, modifications and other resources that are being provided to Symetra by Third Party service providers (collectively, the “Third-Party Resources”); provided, however, that any such responsibilities of ACS for Resources shall be detailed in the applicable Schedules 2. Further, ACS shall ensure that none of the Services or other items provided to Symetra by ACS shall be adversely affected by, or shall adversely affect, those of any such Third Party providers, whether as to functionality, speed, service levels, interconnectivity, reliability, availability, performance, response times or similar measures. To the extent that any interfaces need to be developed or modified in order for the Resources to integrate successfully, and be compatible with, the Third-Party Resources, ACS shall develop or modify such interfaces as part of the Services, pursuant to the process set forth in Section 2.8. If a question arises as to whether a particular defect, malfunction or other difficulty with respect to the Services was caused by Resources or by Third-Party Resources, ACS shall be responsible for correcting, at its cost, such defect, malfunction or difficulty, except to the extent that ACS can demonstrate, to Symetra’s satisfaction, by means of a Root-Cause Analysis, that the cause was not caused by Resources. In addition, ACS shall cooperate with all Third Party service providers of Symetra to coordinate its provision of the Services with the services and systems of such Third Party service providers. Subject to reasonable confidentiality requirements, such cooperation shall include providing: (a) applicable written information concerning any or all of the systems, data, computing environment, and technology direction used in providing the Services; (b) reasonable assistance and support services to such Third Party providers; (c) access to systems and architecture configurations of Provider to the extent reasonably required for the activities of such Third Party providers; and (d) access to and use of the Resources.
     2.8 In-Scope Service Requests. If Symetra requires the performance of work that is not being performed at a particular time but that is within the scope of the Services, Symetra shall deliver to the ACS Project Executive an “In-Scope Service Request” in the form set forth in Attachment D specifying the proposed work with sufficient detail to enable ACS to evaluate the request. If such In-Scope Service Request is a request for access to ACS personnel versus a request for a particular set of Services that are in the nature of a longer-term project, Symetra shall prioritize (and re-prioritize as deemed necessary by Symetra), and ACS shall respond to, such In-Scope Service Request as follows:

Symetra-	Response
Designated	Symetra Corporate Headquarters &
Priority	ACS NWSC - Hillsboro	Symetra Remote Office Locations
Urgent	Immediate	ASAP, not to exceed 8 hours

Standard	2 Hours	2 Business Days

Low	8 Hours	5 Business Days
With respect to In-Scope Service Requests that are in the nature of a longer-term project, unless the Parties mutually agree in writing to proceed otherwise, within five (5) Business Days following the date of ACS’ receipt of such In-Scope Service Request, ACS shall provide Symetra with a written proposal in response to the In-Scope Service Request that contains the following: (a) a detailed description of the Services to be performed; (b) specifications (if applicable); and/or (c) an implementation plan, with implementation to commence not later than thirty (30) calendar days after approval thereof, unless otherwise mutually agreed. All services requested in an In-Scope Service Request shall constitute Services for purposes of this Agreement. Following receipt of ACS’ proposal, Symetra shall notify ACS in writing whether to proceed with the In-Scope Service Request, and ACS shall take no further action with respect to the In-Scope Service Request until it receives approval from Symetra. In-Scope Service Requests must be executed by the Symetra Project Executive, or his or her designee, in order to be effective.
     2.9 Out-of-Scope Work Orders.
          2.9.1 Requirements and Process. From time-to-time, Symetra may solicit a response from prospective providers to perform services that are outside the scope of the Services (“Out-of-Scope Service(s)”). At its own cost and expense, ACS shall submit a response (“Out-of-

Scope Work Order”) to any such Out-of-Scope Services request that complies with the terms of this Section within ten (10) Business Days after ACS’ receipt of Symetra’s request, or, if the scope of the Out-of-Scope Services is such that ten (10) Business Days would be insufficient, within a mutually agreed period of time. ACS’ proposed fees for performing each Out-of-Scope Work Order shall be at a fixed price (to the extent the Out-of-Scope Service consists of design, build or other development services) or at a fixed rate per unit of performance or other benefit to be received by Symetra (to the extent the Out-of-Scope Service consists of operational or other ongoing services), in either case based upon the lower of the Service Rates or the best rates, terms and conditions ACS is offering or has offered to other customers for services of a similar nature and scope. Each such response shall be in writing and shall contain the following items and be in conformance with the process set forth herein: (a) ACS’ response to Symetra’s description and specifications for the Out-of-Scope Services, including all services to be performed, categories of personnel (and number of personnel within each category) required to complete the Out-of-Scope Services, and an implementation plan; (b) the amount, schedule, and method of payment; (c) the timeframe for performance; (d) completion and acceptance criteria; and (e) any proposed SLRs for new services that would result from the Out-of-Scope Services. If Symetra selects ACS as its provider with respect to the Out-of-Scope Work Order, the obligations of ACS with respect to the Out-of- Scope Services shall be deemed Other Services under this Agreement, and the Out-of-Scope Services and the Out-of-Scope Work Order shall be governed by all the terms and conditions of this Agreement.
          2.9.2 Potential Limitation on Future Contracts. If ACS, under the terms of this Agreement or through the performance of tasks hereunder, develops specifications or statements of work, and such specifications or statements of work are to be incorporated into a solicitation, at Symetra’s option, ACS may be ineligible under Symetra’s standard procurement rules or, if such rules do not exist, industry standard procurement rules, to bid on and perform the work described within that solicitation as a prime contractor or subcontractor under a future Symetra contract. Except for the foregoing, ACS shall have the ability to compete for future business with Symetra on an equal basis with other Persons.
     2.10 Extraordinary Events or Circumstances. Symetra may, at any time, in a written notice signed by the Symetra Project Executive, or his or her designee, and as a result of an Extraordinary Event: (a) direct ACS, in accordance with Section 2.8, to perform Services in an extraordinary manner (e.g., perform Services at service levels above or below the SLRs for a limited duration); or (b) direct ACS to prepare and submit a proposed Out-of-Scope Work Order more quickly than required under Section 2.9.1; (c) direct ACS to temporarily cease the performance of certain Services; or (d) obtain a Third Party to perform certain Services for the duration of the Extraordinary Event. If such Extraordinary Event results in ACS’ performance of Other Services, to the extent incremental pricing for such Other Services is not set forth in this Agreement (including, in particular, in Schedule 4), the Parties shall engage in good faith negotiations in order to arrive at appropriate fees and expenses to be paid to ACS in consideration of its performance of such Other Services. If such Extraordinary Event results in ACS’ performance of additional or fewer Services, as the case may be: (e) provided: (i) the upper Pricing Band limit or the lower Pricing Band limit, as applicable, for such Services as specified in Schedule 3 has not been surpassed for more than ninety (90) calendar days, the applicable pricing set forth in Schedule 3 shall apply; or (f) once the upper Pricing Band limit or the lower Pricing Band limit, as applicable, for such Services as specified in Schedule 3 has been surpassed for more than ninety (90) calendar days, the Parties shall engage in good faith negotiations in order to arrive at new pricing for the affected Service Tower Services. The rights and obligations of the Parties under this Section 2.10 shall be in addition to those under Sections 2.5.7, 9.2.3 and similar provisions of this Agreement addressing Force Majeure Events.

     2.11 Reports and Other Resource Materials.
          2.11.1 General. In addition to any reports that may be required to be furnished pursuant to any Schedule 2, ACS shall furnish reports to Symetra in the manner, format, and frequency, and containing contents, reasonably requested by Symetra from time to time. In addition to SLR Reports and reports relating to amounts invoiced to Symetra, ACS’ reports shall include, among other things, annual security audit reporting, including reporting on unauthorized system access incidents, and reports regarding cost-management, Subcontractor relationships, End-User satisfaction, human resources matters and any other pertinent data requested by Symetra. ACS promptly shall (but not later than two (2) calendar days after gaining knowledge thereof) inform Symetra of any deficiencies, omissions or irregularities in Symetra’s requirements or in ACS’ performance of the Services that come to ACS’ attention. ACS shall furnish Symetra with all existing and future research and development resources, such as published materials, and industry studies conducted for or by ACS, that pertain to the Services and that might assist Symetra in setting its IT policies or requirements. The ACS Project Executive also shall advise Symetra of all other matters of a material nature that he or she believes would be helpful to Symetra in setting or revising its IT policies or requirements.
          2.11.2 Media. ACS shall furnish to Symetra all reports in both hard copy and electronic form per Symetra’s specifications in effect on the Effective Date, as the same may be reasonably modified by Symetra from time-to-time thereafter.
     2.12 Critical Milestones.
          2.12.1 Designation of Critical Milestones. As of the Effective Date, the Parties have designated certain milestones, activities, actions and/or projects under this Agreement as Critical Milestones, and have identified (in the Transition Plan or elsewhere in this Agreement) dates for ACS to achieve such Critical Milestones. Following the Effective Date, the Parties may designate additional milestones, activities, actions and/or projects under this Agreement as Critical Milestones (such agreement not to be unreasonably withheld by either Party), and promptly following such designation, the Parties shall work together cooperatively and in good faith to agree upon appropriate dates for ACS to achieve such Critical Milestones.
          2.12.2 Failure to Timely Achieve a Critical Milestone. If ACS fails to achieve any Critical Milestone by the corresponding date for achieving such Critical Milestone, without limiting any other rights and remedies that may be available to Symetra, Symetra shall have the right to: (a) if applicable to the Critical Milestone, reduce the Fees by an amount equal to the Fee Reduction calculated as provided in
Schedule 5; and/or (b) declare an Event of Default. Notwithstanding the foregoing, the remedies described in Sections 2.12.2(a) and (b) shall not be available to Symetra if and to the extent ACS’ failure to achieve any Critical Milestone by the corresponding date for achieving such Critical Milestone is due to: (c) the occurrence of a Force Majeure Event; (d) a delay by Symetra solely for its own convenience; or (e) Symetra’s material failure to perform any of its responsibilities under this Agreement that were a pre-condition to ACS’ ability to perform its obligations, provided that such failure previously was identified by ACS in writing.
     2.13 End-User Satisfaction and Communication. In addition to any End-User satisfaction survey requirements set forth in Schedule 2, not less than once quarterly, ACS shall conduct End-User satisfaction surveys in accordance with this Section. The proposed surveys (including the underlying instrument(s), methodology and survey plan) shall be subject to Symetra’s review, comments and approval and shall cover a representative sample of the End-Users including, as a separate sample category, senior management of Symetra. Symetra shall provide reasonable assistance to ACS to: (a) identify the appropriate sample of End-Users; (b) distribute the surveys; and (c) encourage participation by such End-Users in order to obtain meaningful results. ACS shall report the results of the surveys separately from each of the End-Users or groups of End-Users as may be specified by Symetra, and the ACS Project Executive shall review the results of each survey with Symetra within thirty (30) calendar days following the mutually agreed deadline for completion and return of the survey. During each such review session, ACS shall submit an End-User communication plan to Symetra for its review, comments and approval that shall include, at a minimum, updates to the End-Users regarding the results of the satisfaction surveys. Not later than thirty (30) calendar days following each review session, ACS shall provide to Symetra an action plan for addressing any problem areas identified in the survey results.
     2.14 Cooperation with Symetra and Third Parties. ACS shall cooperate fully with Symetra and all Third Parties designated by Symetra, and shall disclose such information to Symetra and such Third Parties relating to ACS and its Subcontractors as may be reasonably required or necessary for delivery of the Services as required herein. All such disclosures shall be subject to the confidentiality provisions of Article 13.
     2.15 Movement of an ACS Facility. Except as otherwise agreed to by the Parties in writing, if ACS moves, relocates, alters or changes any facility (including, without limitation, any ACS data center), such movement, relocation, alteration or change shall not: (a) result in any charges to Symetra; or (b) alter or excuse ACS’ obligation to perform all Services in accordance with the SLRs.
ARTICLE 3
PERSONNEL
     3.1 ACS Personnel.
          3.1.1 ACS Key Personnel.
               (a) Designation of ACS Key Personnel. Each of the ACS Key Personnel is designated on, and shall have the functions assigned to him or her as set forth in, Attachment E. This Schedule may be modified from time-to-time in accordance with this Agreement and shall be deemed modified upon any Symetra-approved replacement or substitution of a new person for any ACS Key Personnel. Prior to the assignment, hiring or designation of any person to fill the position or perform the duties provided by any ACS Key Personnel, Symetra shall have the right to interview and participate in the selection of such person to fill the position or perform the duties provided by the ACS Key Personnel to be replaced. ACS shall not hire, assign or designate any new person to fill the position or perform the duties provided by any ACS Key Personnel without Symetra’s prior written consent, which consent may be given or withheld in Symetra’s sole discretion. In addition, Symetra shall not be obligated to pay any Fees (or portion thereof) that are attributable to ACS Key Personnel until it determines, in its reasonable discretion, that such ACS Key Personnel have sufficient training, education and knowledge about Symetra’s then-current status and project needs. ACS shall ensure that all ACS Key Personnel have at least one designated individual as his or her core knowledge backup, ACS acknowledging that cross-sharing of knowledge is critical to minimizing the potential impact to Symetra if any of the ACS Key Personnel become unavailable for any reason. ACS Key Personnel shall treat Symetra as their most favored customer and shall give Symetra priority over all of ACS’ other customers. All other ACS employees who are assigned to Symetra shall treat Symetra as a priority customer.
               (b) Removal/Replacement of ACS Key Personnel by ACS. All ACS Key Personnel shall be assigned to perform the Services on such basis (e.g., full time assignment or otherwise) as needed to ensure that the Services contemplated hereunder are provided in an efficient and timely manner. Except as otherwise permitted in Section 1.2.2(d), without Symetra’s prior written consent, ACS shall not: (i) undertake any action with respect to any ACS Key Personnel that would result in the alteration or reduction of time expended by such ACS Key Personnel in performance of ACS’ duties hereunder; or (ii) transfer, reassign or otherwise re-deploy any ACS Key Personnel from performance of ACS’ duties under this Agreement, except in cases involving: (i) a voluntary or For Cause termination; (ii) removal at Symetra’s request; or (iii) inability to work due to death, disability or illness. If any one of the ACS Key Personnel comes unavailable to perform his/her duties for any reason, subject to the terms of subsection (c) below, within forty-eight (48) hours thereafter, ACS shall replace such person with another person approved by Symetra that is at least as well qualified as the person being replaced. For purposes of this Section, the movement of ACS Key Personnel from the employ of ACS to an Affiliate or a Subcontractor of ACS shall be considered a reassignment requiring Symetra’s consent and not a cessation of employment. If ACS removes or temporarily reassigns the ACS Key Personnel in accordance with the terms of this Section, Symetra may withhold any and all payments due or that become due to ACS until the ACS Key Personnel vacancy is filled by a qualified replacement, as approved by Symetra.
               (c) Removal of ACS Personnel by Symetra. Notwithstanding anything contained herein to the contrary, if Symetra believes that the performance or conduct of any Person employed or retained by ACS to perform ACS’ obligations under this Agreement (including, without limitation, ACS Key Personnel) is unsatisfactory for any reason or is not in compliance with the requirements of this Agreement, Symetra shall so notify ACS in writing and ACS shall promptly address the performance or conduct of such person, or, at Symetra’s request, immediately replace such Person with another Person acceptable to Symetra and with sufficient knowledge and expertise to perform the Services in accordance with this Agreement. Symetra shall not be responsible for any relocation expenses associated with ACS’ compliance with this Section or any other term or condition of this Agreement.
               (d) Transition. If: (i) ACS is obligated to replace an individual as provided in subsection (c) above; or (ii) ACS wants to replace or reassign any of the ACS Key Personnel, and either Symetra consents to such replacement or reassignment, or Symetra’s consent to such replacement or reassignment is not required as provided in subsection (b) above, then: (1) the terms of subsection (a) above with respect to Symetra’s right to select replacement personnel for any ACS Key Personnel shall apply; (2) the proposed replacement personnel shall be “qualified,” meaning that the proposed replacement personnel shall possess comparable experience and training as the ACS personnel to be replaced; and (3) the replacement personnel shall work with the replaced personnel during a mutually agreed transition period, the duration of which shall be determined based on the duties and responsibilities of the person to be replaced, and all costs and expenses associated with educating and training the replacement personnel shall be borne by ACS. Without limiting the generality of the foregoing, the transition period for the ACS Project Executive shall be at least one (1) month in length. In addition, provided the replaced personnel remains employed by ACS, such individual shall continue to be available by telephone to answer any Services or Other Services-related questions.
          3.1.2 Additional Personnel Requirements. In addition to ACS Key Personnel, ACS shall provide and make available such additional staff and personnel as ACS deems necessary to properly perform all of ACS’ obligations under this Agreement, all of whom shall, prior to their assignment to perform Services, be subject to security clearances by ACS consistent with any applicable policies and/or practices as may be requested and/or approved by Symetra. All costs and expenses associated with providing, equipping and retaining ACS staff and other personnel is included within the Fees, including, without limitation, all wages (including overtime payments), benefits of employment, applicable payroll taxes, and all associated staffing costs such as training and education, office supplies, PC refreshment, travel and lodging costs and recruiting and relocation expenses. On the Effective Date and at the end of every six (6)-month period after the Effective Date, ACS shall provide Symetra with a written list of all ACS and Subcontractor personnel whose time is dedicated fifty percent (50%) or more to providing Services hereunder, and the contents of such written list shall include, without limitation, the employees’ names, dates of placement, assignment addresses, assigned duties and responsibilities, and the names of the person to whom they are required to report.
          3.1.3 Minimum Proficiency Levels. ACS Key Personnel, and all other personnel assigned by ACS or its Subcontractors to perform ACS’ obligations under this Agreement, shall have experience, training and expertise sufficient to perform ACS’ obligations under this Agreement including, without limitation, ACS’ obligations with respect to the SLRs. Whenever ACS and/or an ACS Subcontractor indicates that a Person has a specific level of experience or expertise, such Person shall in fact possess such experience and expertise. Symetra shall not be required to pay for Services provided by any Person who does not possess the promised levels of experience and expertise.
          3.1.4 Specialized Personnel. As part of its provision of Services, ACS shall ensure that all ACS personnel (and the personnel of any ACS Subcontractors) performing Services in work areas requiring specific health, regulatory (including, without limitation, HIPAA, the California Statute, GLB and other regulations identified by Symetra), security or safety-related expertise are trained, qualified, and available to perform the Services in such areas as such training is commercially appropriate for the Services performed by such personnel. As reasonably requested by ACS, Symetra shall make available to ACS personnel (and to the personnel of any ACS Subcontractor(s)) any regulatory training that Symetra makes available to its own personnel in such work areas, with all costs and expenses associated with such training (if any) to be borne by ACS.
          3.1.5 Training. At its own cost and expense, ACS shall provide, and cause its Subcontractors to provide, all such training to the employees of ACS and its Subcontractors as may be necessary for them to perform all of ACS’ duties under this Agreement (including technical training as well as training regarding applicable administrative matters such as training regarding Symetra-specific policies and SOPs), and, in any event, levels of training equal to or greater than the average levels of training given to other ACS and/or Subcontractor employees holding corresponding positions.
          3.1.6 Supervision and Conduct of ACS Personnel. Except as expressly set forth herein, neither ACS, its Subcontractors, nor the employees of any of them, are or shall be deemed to be employees of Symetra. ACS or, with respect to Persons who work for an ACS Subcontractor, the applicable ACS Subcontractor(s), shall be responsible for their own staff assigned to provide Services under this Agreement, and, subject to this Article 3, ACS (directly or through ACS Subcontractors) shall have the sole right to direct and control the management of such staff. ACS and, in respect of Persons who work for ACS’ Subcontractors, ACS’ Subcontractors, shall: (a) determine and pay all applicable wages and salaries, including applicable overtime and other premium pay; (b) provide welfare and retirement benefits, as it deems necessary or desirable; (c) comply with applicable tax laws, including income tax and employment tax withholding laws; (d) comply with all applicable laws governing the relationship between ACS or ACS’ Subcontractors and their respective employees, including laws relating to accommodation of disabilities, equal pay, provision of leave (e.g., FMLA, jury duty, etc.), unlawful discrimination, as well as wage and hour law requirements; (e) comply with all workers’ compensation insurance coverage laws; (f) file all applicable reports with federal, state and local agencies and authorities as required by law; (g) maintain all required employment records, including 1-9, personnel and medical files consistent with applicable law and customary business practices; and (h) comply with all applicable equal employment opportunity laws (including, without limitation, Executive Order 11246 as well as all other related laws and regulations). While at or on the premises of Symetra, personnel of ACS and ACS’ Subcontractors shall: (i) conduct themselves in a businesslike manner; and (j) comply with the requests and standard rules of Symetra regarding safety and health and personal, professional and ethical conduct (including, without limitation, those contained in Symetra’s employee manuals and other written policies and procedures) as may be required for such locations.
     3.2 Symetra Personnel. The Symetra Project Executive shall act as the primary liaison between Symetra and the ACS Project Executive and have overall responsibility for the day-to-day oversight of ACS’ performance under this Agreement and coordination of Symetra’s retained authorities, as well as the additional personnel described in Section 3.1, in order to perform Symetra’s responsibilities hereunder. If any one of such Symetra personnel is unable to perform the functions or responsibilities assigned to him or her in connection with this Agreement, or if he or she is no longer employed by Symetra, Symetra shall replace such person or reassign the functions or responsibilities to another Person.
     3.3 Solicitation of Personnel. Except as provided in Section 10.3.6, during the Term and for a period of twelve (12) months thereafter, neither Party shall, without the prior written consent of the other Party, directly or indirectly solicit for employment any employee of the other who is involved in the performance of this Agreement. Notwithstanding the foregoing, a Party (the “Recruiting Party”) will not have violated the terms set forth in the preceding sentence if an employee of the other Party: (a) responds to a general, non-targeted solicitation for employment issued by the Recruiting Party, such as a newspaper advertisement; or (b) is contacted by a recruiter for the Recruiting Party, where the recruiter has not been instructed by the Recruiting Party to target the employees of the other Party.
     3.4 Personnel Restriction. With respect to any ACS Project Executive, provided such ACS Project Executive remains employed by ACS or one of its Affiliates, for a period of twelve (12) months following the date on which such ACS Project Executive last provided Services to Symetra hereunder, ACS shall restrict such ACS Project Executive from directly or indirectly, through the education of other persons or otherwise, providing services to any of the Symetra Competitors.

ARTICLE 4
ASSETS AND THIRD-PARTY CONTRACTS
     4.1 Symetra Retained Equipment.
          4.1.1 General. Symetra will furnish to ACS, for ACS’ use at no charge, the equipment owned by Symetra (the “Symetra-Owned Equipment” ), and the equipment leased by Symetra (the “Symetra-Leased Equipment” ) that are listed in the applicable Schedule 2, but for each such item of Symetra-Owned Equipment and Symetra-Leased Equipment, only for that portion of the Term occurring prior to the date on which, in the case of Symetra-Owned Equipment, Symetra fully depreciates such item of equipment and, in the case of Symetra-Leased Equipment, the lease expires for such item of Symetra-Leased Equipment, after which time ACS shall de-install and replace such item of equipment at ACS’ own cost and comply with Symetra’s reasonable directions regarding the disposal or other disposition of such item of equipment. The Symetra-Owned Equipment and Symetra-Leased Equipment will remain the property of Symetra and a Symetra-retained expense; however, ACS shall be responsible for managing all such equipment. The applicable Schedule 2 shall be deemed to be updated to include any additional Symetra-Owned equipment and/or Symetra- Leased equipment made available by Symetra for ACS’ use in providing the Services. Notwithstanding the location of any Symetra-Owned Equipment or Symetra Leased Equipment at an ACS or other non-Symetra facility, or the failure to list any item of Symetra-Owned Equipment or Symetra-Leased Equipment on the applicable Schedule 2, all right, title and interest in and to any Symetra-Owned Equipment and Symetra-Leased Equipment will be and remain in Symetra, and ACS will have no title or ownership interest in such Symetra-Owned Equipment and Symetra-Leased Equipment. ACS will provide Symetra with reasonable access to all Symetra-Owned Equipment or Symetra-Leased Equipment located at an ACS or other non-Symetra facility, and, notwithstanding any contrary terms that may be contained herein, will be responsible for all costs and expenses associated with repair or replacement of any Symetra-Owned Equipment or Symetra-Leased Equipment or any part thereof damaged (reasonable wear and tear excepted) by the employees, agents or invitees of ACS, its Affiliates and/or its Subcontractors (excluding Symetra).
          4.1.2 Third-Party Approvals. ACS and Symetra shall work together to identify, and Symetra with ACS’ assistance thereafter will take all actions reasonably necessary to obtain, any consents, approvals or authorizations from Third Parties as required for ACS to lawfully access, operate, and use (at or from any location where Services are to be provided) the Symetra-Owned Equipment and the Symetra-Leased Equipment. Symetra hereby appoints ACS to act as its single point of contact for all matters pertaining to the Symetra-Owned Equipment and the Symetra-Leased Equipment, and with Symetra’s approval, ACS promptly will notify all appropriate Third Parties of such appointment. Symetra may at any time revoke such appointment and/or exercise control over ACS’ actions with respect to such Third Parties.
          4.1.3 Return of Symetra Equipment. Unless a later return date is requested by Symetra, thirty (30) calendar days following any expiration or termination of this Agreement, ACS will return each item of Symetra-Owned Equipment and Symetra-Leased Equipment to Symetra (excluding those items of equipment that previously were replaced by ACS as described in Section 4.1.1) in substantially the same condition it was in when initially provided to ACS, reasonable wear and tear excepted.
     4.2 ACS Equipment. “ACS Equipment” means equipment owned, leased or otherwise held by ACS that is dedicated solely to ACS providing the Services. Notwithstanding the location of

ACS Equipment at a Symetra facility, all right, title and interest in and to any such ACS Equipment will be and remain in ACS, and Symetra will not have any title or ownership interest in the ACS Equipment.
          4.2.1 Use of ACS Equipment by ACS Employees. ACS may provide ACS Equipment for use by ACS employees on behalf of Symetra, at no additional charge to Symetra.
          4.2.2 Provision of ACS Equipment to Symetra. ACS may, upon mutual agreement with Symetra as to equipment and charges (if any), provide to Symetra certain ACS Equipment at mutually agreed location(s), and on a mutually agreed delivery schedule. With the advice of ACS, Symetra will prepare and maintain at Symetra’s cost and expense any Symetra facility in which ACS Equipment will be installed in accordance with the manufacturers’ specifications and all applicable codes, statutes, regulations and standards.
          4.2.3 Installation of ACS Equipment. ACS will arrange for, and will determine the mode of transportation and installation of each item of ACS Equipment to such location(s) as may be mutually agreed to by the Parties. If Symetra relocates any Symetra facility in which ACS Equipment may be installed, Symetra will be responsible for the relocation costs of such ACS Equipment. If ACS requests the relocation of any ACS Equipment, ACS shall be responsible for the associated relocation costs.
          4.2.4 Maintenance of ACS Equipment. ACS will be responsible for maintaining all ACS Equipment after installation at a Symetra location; provided, however, that Symetra will be responsible for all costs and expenses of repair or replacement to correct any damage to ACS Equipment or any part thereof (reasonable wear and tear excepted) caused by Symetra, or one of their employees, agents or invitees (exclusive of the employees, agents and/or invitees of ACS, its Affiliates and/or its Subcontractors).
     4.3 Software.
          4.3.1 ACS-Licensed Third Party Software.
               (a) Category 1 Software. Schedule L to this Agreement sets forth the software that is owned by a Third Party and licensed by ACS and/or any of its Affiliates on an enterprise-wide basis (meaning pursuant to a license that is not specific to Symetra) that Symetra agrees ACS may use to provide the Services (together with all supporting documentation, media and related materials, including all modifications, enhancements, updates, replacements and other Derivative Works thereof, the “Category 1 Software”). ACS shall grant to Symetra, its Affiliates and their employees and independent contractors the right to use, or receive the benefit of the use by ACS of, the Category 1 Software during the Term and during the Disentanglement Period. If and as requested by Symetra during the Disentanglement Period and at no additional charge to Symetra, ACS shall assist Symetra, its Affiliates and/or the Replacement Provider in procuring a license, and in securing maintenance and support, with respect to the Category 1 Software commencing on the Expiration Date and continuing thereafter for as long as Symetra requires at competitive rates (which license and maintenance and support fees shall be paid by Symetra). Except as provided in the preceding sentence, all costs and expenses associated with the Category 1 Software including, without limitation, license, maintenance and support, implementation and/or upgrade fees, shall be deemed to be included in the Fees. All right, title and interest in and to the Category 1 Software

(excluding Derivative Works that contain Work Product) shall remain with the applicable Third Party.
               (b) Category 2 Software. Schedule L to this Agreement sets forth the software that is owned by a Third Party and licensed by ACS and/or its Affiliates solely for use in performing its obligations under this Agreement (meaning pursuant to a license that is specific to Symetra) that Symetra agrees ACS may use to provide the Services (together with all supporting documentation, media and related materials, including all modifications, enhancements, updates, replacements and other Derivative Works thereof, the “Category 2 Software” ). ACS shall obtain for Symetra a non-exclusive, non-transferable, fully paid license for Symetra, its Affiliates and their employees and independent contractors to use, or receive the benefit of the use by ACS, of the Category 2 Software during the Term and during the Disentanglement Period. If ACS is unable to procure such a license, ACS shall so notify Symetra in writing and Symetra may: (i) waive all or any portion of the foregoing license scope requirements in writing; or (ii) become directly involved in negotiations with the Third Party. ACS shall also procure the advance consent of each Third Party software vendor of Category 2 Software to an assignment to Symetra, its Affiliates and/or the Replacement Provider, of the license agreement between such Third Party software vendor and ACS during the Disentanglement Period. If such consent cannot be obtained from any Third Party software vendor, ACS shall so notify Symetra in writing, and Symetra may: (iii) waive this requirement in writing; or (iv) elect to license the applicable Category 2 Software directly from the applicable Third Party software vendor. If Symetra licenses such Category 2 Software directly from the Third Party software vendor, the software shall be deemed Category 3 Software for purposes of this Agreement. If and as requested by Symetra during the Disentanglement Period and at no additional charge to Symetra, ACS shall assist Symetra, its Affiliates and/or the Replacement Provider in procuring a license (if necessary) and securing maintenance and support with respect to the Category 2 Software commencing on the Expiration Date and continuing thereafter for as long as Symetra requires at competitive rates (which license (if any) and maintenance and support fees shall be paid by Symetra). All costs and expenses associated with the Category 2 Software including, without limitation, license, maintenance and support, implementation and/or upgrade fees (but excluding any assignment-related consent fees as described above), shall be deemed to be included in the Fees. All right, title and interest in and to the Category 2 Software (excluding Derivative Works that contain Work Product) shall remain with the applicable Third Party.
          4.3.2 Symetra-Licensed Third Party Software.
               (a) Category 3 Software. Schedule L sets forth certain Third Party software licensed by Symetra that ACS may access and/or use in providing the Services during the Term and during the Disentanglement Period (“Category 3 Software” ). Symetra will attempt to secure the appropriate consents and approvals required to enable ACS to access and/or use the Category 3 Software, and if it is unable to do so, the terms of Section 4.3.2(c) shall apply. ACS will pay all required license, maintenance and support, implementation and upgrade fees with respect to the Category 3 Software (up to those amounts that ACS would have been required to pay if such Software constituted Category 2 Software), and Symetra shall pay all required costs and expenses (including, without limitation, license and consent charges imposed by software vendors) required to permit usage by ACS of the Category 3 Software under this Agreement. All right, title and interest in and to the Category 3 Software

(excluding Derivative Works that contain Work Product) shall remain with the applicable Third Party.
               (b) Category 4 Software. Schedule L sets forth certain Third Party software licensed by Symetra that ACS may access and/or use in providing the Services during the Term and during the Disentanglement Period (“Category 4 Software” ). Symetra will attempt to secure the appropriate consents and approvals required to enable ACS to access and/or use the Category 4 Software, and if it is unable to do so, the terms of Section 4.3.2(c) shall apply. Symetra will pay all required: (i) license and maintenance fees, including fees associated with the purchase of any upgrades, with respect to the Category 4 Software; and (ii) all costs and expenses (including, without limitation, license and consent charges imposed by software vendors) required to permit usage by ACS of Category 4 Software under this Agreement. All right, title and interest in and to the Category 4 Software (excluding Derivative Works that contain Work Product) shall remain with the applicable Third Party.
               (c) Consents and Approvals. If any consents or approvals under this Section 4.3.2 are required to be obtained but are not reasonably available, Symetra will not be required to obtain them, and Symetra and ACS agree to negotiate in good faith as to the impact of the lack of consent and to produce a reasonable alternative.
          4.3.3 Category 5 Software. Schedule L sets forth the software that is owned by ACS and/or any of its Affiliates that Symetra agrees ACS may use to provide the Services (together with all supporting documentation, media and related materials, including any and all modifications, enhancements, updates, replacements and other Derivative Works thereof, the “Category 5 Software” ). ACS shall grant to Symetra a non-exclusive, non-transferable (except in accordance with Section 19.5), fully paid, license for Symetra, its Affiliates and their employees and independent contractors to use, or receive the benefit of the use by ACS of, such Category 5 Software during the Term and during the Disentanglement Period. All costs and expenses associated with the Category 5 Software including, without limitation, license, maintenance and support, implementation and/or upgrade fees, shall be deemed to be included in the Fees. All right, title and interest in and to the Category 5 Software (excluding Derivative Works that contain Work Product) shall remain with ACS.
          4.3.4 Category 6 Software. Schedule L sets forth the software that is owned by Symetra and/or any of its Affiliates that Symetra may instruct ACS to use in connection with the Services (together with all supporting documentation, media and related materials, including any and all modifications, enhancements, updates, replacements and other Derivative Works thereof, the “Category 6 Software” ). All right, title and interest in and to the Category 6 Software shall remain with Symetra and/or its Affiliates, and ACS will have no ownership interests or other rights in the Category 6 Software, provided that Symetra grants to ACS the right to access and use the Category 6 Software as necessary to provide the Services. The Category 6 Software will be made available to ACS in such form and on such media as ACS may reasonably request, together with existing documentation and other available materials. If ACS is authorized to make any changes to any Category 6 Software, such changes will be authorized by the change management procedure to be developed as part of the Standards and Procedures Manual. ACS will document any such changes, and all such changes shall constitute Category 6 Software and shall be treated as Work Product for purposes of this Agreement. Without Symetra’s prior written permission, ACS will not access or use the Category 6 Software for any purpose other than the provision of Services hereunder.

     4.4 Assigned Contracts. Attachment H sets forth the written support, maintenance and other agreements that are expected to be assigned to ACS for use in providing the Services. If any agreement inadvertently was omitted from such Schedule, at Symetra’s request, the Parties shall work together in a cooperative manner to effectuate the assignment of such agreement to ACS. If Symetra is unable to effectuate an assignment of any of such agreements, such agreements shall become subject to the terms of Section 4.5.
     4.5 Managed Contracts. Attachment I sets forth the support, maintenance and other agreements that will be managed by ACS as part of the Services (collectively, the “Managed Contracts” ). If any agreement inadvertently was omitted from such Schedule, at Symetra’s request, the Parties shall add such agreement to Attachment I. Symetra will attempt to secure the appropriate consents and approvals required to enable ACS to perform its obligations relating to the Managed Contracts. If any such consents or approvals are not reasonably available, Symetra will not be required to obtain them, and Symetra and ACS agree to negotiate in good faith as to the impact of the lack of consent and to produce a reasonable alternative. Symetra hereby appoints ACS to act during the Term as its single point of contact for all matters pertaining to the Managed Contracts, and with Symetra’s approval, ACS promptly will notify all appropriate Third Parties of such appointment. Symetra may at any time revoke such appointment and/or exercise reasonable control over ACS’ actions with respect to such Third Parties as it relates to the provision of Services.
     4.6 Further Assurances. Symetra and ACS agree to execute and deliver such other instruments and documents as either Party reasonably requests to evidence or effect the transactions contemplated by this Article 4.
     4.7 Use of Symetra Facilities. Symetra shall make reasonably necessary office space, furnishings, and storage space (the “Symetra Facilities”) available to ACS’ on-site personnel performing Services at any Symetra Site throughout the Term and shall maintain Symetra Facilities in areas and at a level similar to that which it maintains for its own employees performing similar work. Office space, furnishings, storage space, and assets installed or operated on Symetra premises, and supplies allocated, are provided “AS IS, WHERE IS,” and “WITH ALL FAULTS”. Symetra shall provide ACS reasonably unencumbered access to such facilities as is reasonably required for ACS to provide the Services. Any furnishings (other than basic office furnishings) and office supplies for the use of ACS’ (and its Subcontractors’) personnel are the exclusive responsibility of ACS. ACS shall be entitled to make improvements and/or structural, mechanical and/or electrical changes to any space where ACS’ personnel are performing Services on-site at any Symetra Site, provided that: (i) such improvements shall have been previously approved in writing by Symetra (which approval may be withheld in Symetra’s sole discretion); (ii) such improvements shall be made at no cost or expense to Symetra; (iii) any contractors used by ACS to perform such improvements shall have been identified or otherwise approved in writing by Symetra; and (iv) Symetra shall be granted, without further consideration, all rights of ownership in such improvements.
          4.7.1 Specific Hardware and Carrier Charges. ACS shall provide and be responsible for all such telephone and modem lines, telephones, computers and peripheral devices, computer connections, and network access, as may be necessary for ACS to provide the Services. ACS shall be responsible for all usage-based carrier charges incurred by ACS personnel and all usage-based carrier charges incurred to provide a telecommunications link between ACS and any Symetra Site.

          4.7.2 Access to Personnel and Information. The Parties shall cooperate with each other in all matters relating to ACS’ performance of the Services. With respect to Symetra, such cooperation shall be limited to providing, as reasonably required by ACS for the performance of the Services, access to Symetra’s administrative and technical personnel, other similar personnel, and network management records and information.
          4.7.3 Other Facility-Related Obligations. Except as expressly provided in this Agreement, ACS shall use Symetra Facilities for the sole and exclusive purpose of providing the Services to Symetra. Use of such facilities by ACS does not constitute a leasehold interest in favor of ACS. ACS shall use Symetra Facilities in a reasonably efficient manner. The employees and agents of ACS, and its Subcontractors shall keep the Symetra Facilities in good order, shall not commit or permit waste or damage to such facilities, and shall not use such facilities for any unlawful purpose or act. ACS shall comply, and shall cause its employees and the employees of its Subcontractors to comply, with all applicable laws and regulations, including all of Symetra’s standard policies and procedures that are provided to ACS in writing regarding access to and use of Symetra Facilities, including procedures for the physical security of the Symetra Facilities. When Symetra Facilities are no longer required for performance of the Services, ACS shall return such facilities to Symetra in substantially the same condition as when ACS began use of such facilities, subject to reasonable wear and tear. ACS shall not cause the breach of any lease agreements governing use of Symetra Facilities.
ARTICLE 5
RETAINED AUTHORITIES
     5.1 General. Symetra shall retain the exclusive right and authority to set Symetra’s IT strategy and to determine, alter, and define any or all of Symetra’s requirements and operational and/or business processes and procedures. Symetra shall have the right to approve or reject any or all proposed decisions regarding infrastructure design, technical platform, architecture and standards and, subject to the change management procedures that will be developed as part of the Standards and Procedures Manual, will have the right and authority to cause ACS at any time to change any or all of the foregoing. If ACS can demonstrate that a particular exercise of Symetra’s rights and authorities as stated in this Section may interfere with or degrade ACS’ provision of the Services or have a materially detrimental impact on ACS’ cost of providing the Services or time for delivery of the Services, the Parties shall mutually agree to any proposed exercise of such right or authority pursuant to the terms of change management procedures that will be developed as part of the Standards and Procedures Manual prior to the implementation thereof. Symetra shall consult with ACS to inform ACS of significant changes in Symetra’s IT strategy and changes in its requirements and business processes relating to the Services. ACS shall actively participate in any of the foregoing as Symetra requests and shall provide Symetra with advice, information and assistance in identifying and defining IT projects and future IT requirements to meet Symetra’s objectives.
     5.2 Specific Retained Authorities. Without limiting the generality of Section 5.1, Symetra shall retain exclusive authority, discretion and rights of approval with respect to the activities described in this Section 5.2, and ACS shall obtain Symetra’s prior written approval before undertaking any such activities.
          5.2.1 Strategic and Operational Planning. Symetra shall retain exclusive authority, discretion and rights of approval with respect to strategic and operational planning, which includes the following:

               (a) developing a series of comprehensive standards and planning guidelines pertaining to the development, acquisition, implementation, and oversight and management of IT systems;
               (b) identifying and implementing opportunities for reducing costs for IT systems considering alternatives suggested by ACS;
               (c) approving or disapproving, in accordance with guidelines established by Symetra, each proposed acquisition of hardware or software for an IT system;
               (d) approving or disapproving, in accordance with guidelines established by Symetra, all requests or proposed contracts for consultants for IT systems;
               (e) defining and evaluating IT services, including service availability and minimum acceptable service levels; service specifications and standards; selection of suppliers; security requirements; scheduling, prioritization, and service conflict resolution among End-Users; help desk rules; and general operational management guidelines; and
               (f) service-provider strategy, including selection of providers; specialized provider relationships (e.g., telecommunications); and quality assurance standards.
          5.2.2 Service Design and Delivery. Symetra shall retain exclusive authority, discretion and rights of approval with respect to service design and delivery, which includes the following:
               (a) selecting designs of specific technologies and services from alternatives suggested by ACS;
               (b) selecting specific technologies, hardware and software from alternatives suggested by ACS for implementation of such designs;
               (c) selecting providers of specific technologies, hardware and software from alternatives suggested by ACS; and
               (d) selecting implementation schedules and activities from alternatives suggested by ACS.
          5.2.3 Moves, Adds and Changes. Symetra shall retain exclusive authority, discretion and rights of approval with respect to ordering move, add and change activities.
          5.2.4 Business Process Reengineering. Symetra shall retain exclusive authority, discretion and rights of approval with respect to any business process reengineering opportunities identified by ACS. The Parties shall ensure that performance metrics related to any business process reengineering are accurately and appropriately developed. Notwithstanding anything contained in this Section 5.2.4 or anywhere else in this Agreement to the contrary, Symetra shall retain sole control over its business operations.

          5.2.5 Contract Management. Symetra shall retain exclusive authority, discretion and rights of approval with respect to managing this Agreement and Symetra’s relationship with ACS.
          5.2.6 Budget Management. Symetra shall retain exclusive authority, discretion and rights of approval with respect to managing Symetra’s annual budget for all Symetra operations, utilizing ACS’ estimates for Services included in the scope of this Agreement and for additional services planned or anticipated throughout the Term.
          5.2.7 Validation and Verification. Symetra shall retain exclusive authority, discretion and rights of approval with respect to performing validation and verification activities in relation to key projects and operational processes.
          5.2.8 Review and Acceptance.
               (a) General. Symetra shall have the right to review and accept or reject all components, deliverables and systems to be provided by ACS to Symetra under this Agreement, pursuant to the methodology set forth in this Section.
               (b) Acceptance Testing. Following ACS’ notification to Symetra that ACS has completed any component or deliverable identified in this Agreement, including In- Scope Service Requests and Out-of-Scope Work Orders, at a mutually agreed scheduled time thereafter, Symetra shall begin testing the component or deliverable to determine whether such component or deliverable conforms to the applicable specifications and/or standards (collectively, the “Acceptance Criteria”). After Symetra has completed such testing or upon expiration of the agreed-upon testing period (the “Acceptance Testing Period”), Symetra shall notify ACS in writing either that: (i) the component or deliverable meets the Acceptance Criteria and that acceptance of such component or deliverable has occurred (“Acceptance”); or (ii) the Acceptance Criteria have not been met and, in accordance with subsection (c) below, the reasons therefor. If the component or deliverable is identified as being part of a larger, integrated system being developed thereunder, then any Acceptance under the terms of this subsection shall be understood as being conditional acceptance (“Conditional Acceptance”), and such component or deliverable shall be subject to Final Acceptance in accordance with subsection (d) below.
               (c) Cure. If Symetra determines that a component or deliverable does not conform to the applicable Acceptance Criteria, Symetra promptly shall deliver to ACS an exception report describing the nonconformity (the “Exception Report”). Within thirty (30) calendar days following receipt of the Exception Report, ACS shall: (i) perform a Root- Cause Analysis to identify the cause of the nonconformity; (ii) provide Symetra with a written report detailing the cause of, and procedure for correcting, such nonconformity; (iii) provide Symetra with satisfactory evidence that such nonconformity will not recur; and (iv) cure the nonconformity; provided, however, that if the nonconformity is incapable of cure within such thirty (30) calendar day period then, within such thirty (30) calendar day period, ACS shall present to Symetra a mutually agreeable plan to cure such nonconformity within a reasonable amount of time. Upon ACS’ notice to Symetra that ACS has cured any such nonconformity, Symetra shall re-test the defective component or deliverable for an additional testing period of up to thirty (30) calendar days or such other period as the Parties may mutually agree upon in writing, at the end of which period the process described in subsection (b) above shall be repeated.
               (d) Final Acceptance. Upon achievement of Conditional Acceptance for all identified components or deliverables, Symetra shall begin testing the system that is comprised of such components or deliverables using the applicable test procedures and standards to determine whether such system performs as an integrated whole in accordance with the Acceptance Criteria. After Symetra has completed such testing or upon expiration of the testing period (the “Final Acceptance Testing Period”), Symetra shall notify ACS in writing that: (i) the system, and all components and deliverables that are a part thereof, meet the Acceptance Criteria and that final acceptance of the system and such components and deliverables has occurred (“Final Acceptance”); or (ii) that the Acceptance Criteria have not been met and, in accordance with subsection (b) above, the reasons therefor. If Symetra determines that the Acceptance Criteria have not been so met, the process described in subsection (b) above shall be initiated, with all references to “component or deliverable” being references to the “system,” and all references to the “Acceptance Testing Period” being references to the “Final Acceptance Testing Period.” Neither Conditional Acceptance, Acceptance, nor Final Acceptance by Symetra shall constitute a waiver by Symetra of any right to assert claims based upon defects not discernable through conduct of the applicable test procedures and subsequently discovered in a component or deliverable or the system following Symetra’s Final Acceptance thereof. Nothing else, including Symetra’s use of the system, or any component thereof, shall constitute Final Acceptance, affect any rights and remedies that may be available to Symetra and/or constitute or result in “acceptance” under general contract law, any state uniform commercial code or any other law.
ARTICLE 6
FEES AND PAYMENT TERMS
     6.1 Fees.
          6.1.1 General. As the sole and entire financial consideration for all of the Services to be performed by ACS hereunder and for all of the other tasks, services and obligations of ACS, Symetra shall pay to ACS the amounts set forth in this Article 6. Except as otherwise expressly stated in this Article 6, and as otherwise provided in this Agreement, Symetra shall not be obligated to pay ACS any additional fees, assessments, reimbursements or labor and/or general business expenses (including travel, meals and overhead expenses) for the Services and other obligations of ACS hereunder.
          6.1.2 Transition Services. For and in consideration of ACS’ provision of the transition Services pursuant to the terms of the Transition Plan, Symetra shall pay to ACS the Fees for transition Services specified in Schedule 3 in accordance with the payment terms set forth therein.
          6.1.3 Annual Services Fees. The “Annual Services Fees” for the Services are set forth in Schedule 3 and, subject to the terms of Sections 2.3.3 and 6.3, shall be invoiced monthly in twelve (12) equal payments commencing, for each of the Service Tower Services, on the applicable Handover Date.
          6.1.4 Service Rates. Services not included in the Services or otherwise designated in this Agreement as “other services” (collectively, “Other Services”) that are available from ACS on a time-and-materials basis, will be provided at rates that do not exceed the hourly service rates set forth in Schedule 4 (“Service Rates”). The Service Rates may be increased by ACS once annually commencing on the first anniversary of the Effective Date; provided, however, that such annual increases shall not exceed the lesser of: (a) the most recent increase in the CPI; and (b) three percent (3%), in each case of the then-current Service Rates. ACS shall not increase the billing rate for a particular individual who is assigned to a Symetra project as a result of a promotion, change in job classification or otherwise without Symetra’s prior written consent, it being the understanding of the Parties that Symetra does not expect any rate changes during the course of a particular project. Additionally, ACS shall bill Symetra in increments of not more than one (l)-hour for all Other Services provided, and shall in no event bill Symetra for travel time.
          6.1.5 Taxes.
               (a) ACS’ Taxes. The Fees to be paid by Symetra are inclusive of taxes legally imposed on ACS, including: (i) all applicable sales, use, gross-receipts or value- added, excise, personal property or other similar taxes based upon or measured by ACS’ cost in acquiring or providing equipment, materials, supplies or third party services furnished to or used by ACS in providing and performing the Services; (ii) all taxes payable by ACS with respect to its net worth, net income or profits; and (iii) other taxes legally imposed on ACS such as franchise taxes, ad valorem taxes on its owned or leased property, employment taxes with respect to its employees, intangibles taxes on property it owns or licenses, and the Washington business and occupation tax.
               (b) Symetra’s Taxes. Notwithstanding Section 6.1.5(a), if any sales, use, privilege, value added, excise, gross receipts, services and/or similar tax that ACS is authorized by law to collect from or otherwise pass through to Symetra is imposed on, based on, or measured by any consideration for the provision of the Services by ACS to Symetra under this Agreement, Symetra shall be responsible for and pay the amount of any such tax to ACS, or to the appropriate tax authority as the law may otherwise require, in addition to the Fees.
               (c) Cooperation to Minimize Tax Liability. The Parties agree to reasonably cooperate with each other in good faith to more accurately determine and reflect each Party’s tax liability and to minimize such liability to the extent legally permissible. Each Party shall provide and make available to the other any resale certificates, multi-state benefit certificates, exemption certificates or other evidence of exemption from tax reasonably requested by either Party. The Parties will also work together to segregate the Fees and other amounts payable hereunder into separate payment accounts charged under separate invoices, as appropriate, for Services and the components of the Services (i.e., components that are taxable and nontaxable, including those for which a sales, use or similar tax has already been paid by ACS and for which ACS functions merely as a paying agent for Symetra in receiving goods, supplies or services including licensing arrangements that otherwise are nontaxable or have previously been subjected to tax, components that are capitalized, and components that are expensed).
          6.1.6 Currency. Except as set forth herein, all pricing in Schedule 3 and Schedule 4 shall be expressed in United States Dollars. Any payments made in local currency other than United States Dollars (a “Local Currency”) shall be converted into United States Dollars based on the official exchange rate posted in the U.S. morning edition of the Wall Street Journal on the thirtieth (30th) day of the month preceding the month in which the currency transaction occurs. By way of example, if a transaction involving a conversion of Local Currency into United States Dollars takes place on February 15, 2005, the Local Currency shall be converted into United States Dollars at the exchange rate set forth in the US morning edition of the Wall Street Journal on January 30,2005.
     6.2 Adjustments to Fees.
          6.2.1 Terminated Services. If, in accordance with the terms set forth in Sections 9.2 and/or 9.5, Symetra terminates or reduces all or any portion of the Services to be provided here-under, then the Fees relating to such terminated Services shall be appropriately reduced, and such reduction shall apply as of the applicable Termination Date(s).
               (b) 6.2.2 [***]
          6.2.3 Baselines and ARCs and RRCs. The initial Baselines for each of the Service Tower Services are set forth in Schedule 3. Promptly following ACS’ completion of an initial asset inventory as provided in Section 2.5.5, the Parties shall meet to review the accuracy of the initial Baselines set forth in Schedule 3 and, if appropriate, agree upon any necessary adjustments to such Baselines and associated pricing. Thereafter, on an annual basis commencing on the first anniversary of the last Handover Date to occur under this Agreement, the Parties shall adjust all such Baselines to be equal to Symetra’s actual average resource consumption for each such Baseline over the prior twelve (12) month period, with an appropriate corresponding adjustment to the then-current Annual Services Fees. Further, upon the addition or divestiture of a Symetra Affiliate as described in Section 6.2.4, the Parties shall appropriately adjust all Baselines, and the then-current Annual Services Fees, to reflect the new Symetra Services volumes associated with such addition or divestiture. ARCs and RRCs that are applicable to each of the Service Tower Services, and the methodology for applying such ARCs and RRCs, are set forth in Schedule 3.
          6.2.4 Addition or Divestiture of Affiliates and Business Ventures. ACS acknowledges that, following the Effective Date, Symetra may want to add additional Affiliates and/or business ventures of Symetra and/or its Affiliates (including adding new lines of business, adding new services and products, and acquiring additional blocks of business from Third Parties that complement Symetra’s current businesses and services) to the scope of this Agreement and/or reduce the number of Affiliates or existing business ventures included within the scope of this Agreement, in each case as a result of Symetra’s and/or its Affiliates’ acquisition and divestiture activities. If Symetra wants to add an additional Affiliate or an additional business venture of Symetra and/or its Affiliates to the scope of this Agreement, provided such additional Affiliate or business venture is not an ACS Competitor, the Parties shall work together cooperatively and in good faith to incorporate such Affiliate or business venture within the scope of this Agreement including, without limitation, by developing an appropriate transition plan; however:
               (a) if ACS will be providing Services to such new Affiliate and/or business venture that are included within the scope of the Service Tower Services that are then being provided to Symetra and/or its Affiliates hereunder and: (i) the addition of such Affiliate and/or business venture will not result in ACS’ provision of a volume of any such Services that surpasses the upper Pricing Band limit for such Services as specified in Schedule 3, the pricing for Service Tower Services set forth in Schedule 3 shall apply; or (ii) the addition of such Affiliate and/or business venture will result in the provision of a volume of any such Services that surpasses the upper Pricing Band limit for such Services as specified in Schedule 3, the Parties shall engage in good faith negotiations in order to arrive at new pricing for the affected Service Tower Services;
               (b) if ACS will be providing Services to such new Affiliate and/or business venture that are not included within the scope of the Service Tower Services that are then being provided to Symetra and/or its Affiliates hereunder, the Parties shall engage in good faith negotiations in order to arrive at pricing for such new Service Tower Services; and
               (c) Symetra shall be responsible for mutually agreed, reasonable set-up costs and expenses required to accommodate such addition including, without limitation, resource expenses, software license and consent fees and other similar expenses incurred by ACS in effecting such request.
Symetra (and not its Affiliates) shall be responsible for paying all Fees to be paid to ACS hereunder. Any SLRs that will be applicable to such new Affiliate and/or business venture shall become effective not later than ninety (90) calendar days following conclusion of the applicable transition period. If Symetra divests an Affiliate or exits an existing business venture and wants to reduce the number of Affiliates or scope of Services included within the scope of this Agreement, then: (d) Symetra shall so notify ACS and, at Symetra’s option, all or any portion of the terms of Article 10 shall apply with respect to such divested Affiliate or business venture; and (e) neither Symetra nor any of its Affiliates shall be obligated to pay a Termination Fee to ACS as a result of any such scope reduction; however, if and to the extent the divestiture of such Affiliate and/or business venture will result in ACS providing a volume of any Service Tower Services that surpasses the lower Pricing Band limit for such Services as specified in Schedule 3, the Parties shall engage in good faith negotiations in order to arrive at new pricing for the affected Service Tower Services.
          6.2.5 Set Off. Symetra may set off against any and all amounts otherwise payable to ACS pursuant to any of the provisions hereof any and all amounts owed by ACS to it including, without limitation, any Fee Reductions. Within twenty (20) calendar days following any such set off, Symetra shall provide to ACS a written accounting of such set off and a written statement of the reasons therefor.
     6.3 Invoices.
          6.3.1 Services. As of the Effective Date, ACS shall be required to submit monthly invoices to Symetra for the Services provided hereunder. Invoices shall be in the format as set forth in Attachment J, and any changes in the monthly invoice formats shall be approved by Symetra in advance of such changes. All invoices will be subject to Symetra’s review and approval prior to payment. ACS shall not submit invoices: (a) for Fixed Charges, prior to the first day of the month in which the invoiced Services will be provided; and (b) for Variable Charges, prior to the last day of the month in which the invoiced Services were provided. Invoices must provide detailed and customized information as requested by Symetra. Such detailed and customized information may include, without limitation, general fee visibility and billing requirements that are consistent with Symetra’s specific financial requirements and practices. Invoices shall be accompanied by the SLR Reports and other information and data that support the invoiced Fees, including ARCs and RRCs, as well as any Fee Reductions. Unless subject to a dispute as provided in Section 6.4, invoices for Fixed Charges are payable within thirty (30) calendar days after receipt of an invoice that complies with the requirements of this Agreement, and invoices for Variable Charges are payable within [***]

after receipt of an invoice that complies with the requirements of this Agreement. Late payments of undisputed and otherwise payable amounts will bear interest at the Interest Rate.
          6.3.2 Other Services. The invoicing milestones for Other Services Fees will be determined by the Parties on a case-by-case basis. ACS’ invoices for Other Services shall include documentation that references Symetra’s authorizing documentation, Symetra’s account number, charges and description. No invoice with respect to Other Services shall be paid unless such Other Services were pre-authorized in writing by Symetra.
     6.4 Disputed Amounts. Symetra shall have the right to dispute any ACS invoice. Subject to and in accordance with the provisions of this Section 6.4, Symetra may withhold payment of any ACS invoice (or part thereof) for Variable Charges that it in good faith disputes as due or owing, but absent any termination of this Agreement, shall not be entitled to withhold any payments due and owing for Fixed Charges. In such case, Symetra shall pay any undisputed amounts and provide to ACS a written explanation of the basis for the dispute. The failure of Symetra to pay a disputed invoice for Variable Charges, or to pay the disputed part of an invoice for Variable Charges, shall not constitute a breach or default by Symetra, so long as Symetra complies with the provisions of this Section 6.4. Any dispute relating to amounts owed by a Party hereunder shall be considered a Problem and resolved pursuant to Article 17. All of ACS’ obligations under this Agreement shall continue unabated during the dispute resolution process.
ARTICLE 7
RECORDKEEPING AND AUDIT RIGHTS
     7.1 Recordkeeping. ACS shall maintain complete and accurate financial and accounting records and books of account relating to its performance of Services under this Agreement, including electronic copies of all such records and books, utilizing generally accepted accounting principles (“GAAP”), consistently applied. Further, ACS shall maintain transaction-level documentation, such as supporting invoices, purchase orders, bills of lading, tax returns, exemption certificates and other relevant documents, in each case to the extent relating to its performance of Services under this Agreement. Such records, books and documentation relating to ACS’ performance of the Services under this Agreement, and the accounting controls related thereto, shall constitute ACS Confidential Information and shall be sufficient to provide reasonable assurances that:
               (a) transactions are recorded so as to permit ACS to prepare its financial statements in accordance with GAAP and to maintain accountability for its assets; and
               (b) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Such records, books and documentation relating to ACS’ performance of Services under this Agreement shall be maintained by ACS at a location(s) made known to Symetra upon Symetra’s request, and Symetra (or its designees) shall have the right to examine and make extracts of information and copy any part thereof at such times during normal business hours as ACS and Symetra shall mutually agree, but in no event later than ten (10) business days after Symetra’s written request to ACS, unless a shorter time frame is necessary to enable Symetra to comply with any regulatory requirement. ACS shall retain and maintain accurate records, books and documentation relating to its performance of Services under this Agreement until the latest of: (i) seven (7) years after the final payment to ACS hereunder; (ii) one (1) year following the final resolution of all audits or the conclusion of any litigation with respect to this Agreement; or (iii) such longer time period as may be required by applicable federal, state, local and/or international laws or regulations, including tax laws.
     7.2 Operational Audits. Upon Symetra’s request, but no more often than once annually except: (a) as necessary for Symetra to respond to any regulatory requirement or inquiry; or (b) as deemed reasonably necessary by Symetra as a result of Symetra’s good faith belief that ACS has breached any of its obligations hereunder and such breach has exposed, or in Symetra’s reasonable judgment, is likely to expose, Symetra to financial or other liabilities in excess of [***], ACS shall allow Symetra and/or any independent Third Party selected by Symetra from among the firms listed on Attachment Q, or any other firm that may then be agreed to by the Parties, to perform operational and/or security audits with respect to ACS’ performance of its obligations hereunder. If a firm listed on Attachment Q might otherwise be ineligible to act as Symetra’s auditor under this Section due to a conflict of interest arising from a former or current representation of ACS, ACS and Symetra agree that such conflict may be eliminated by the audit firm’s creation of an ethical wall or other screening procedure satisfactory to both parties. ACS shall grant, and shall cause its Subcontractors to grant, Symetra and its Third Party representatives full and complete access to ACS’ and its Subcontractors’ facilities (including, without limitation, the Symetra-specific network and systems environments so that vulnerability and penetration assessments can be performed) and all books, records and other documents of ACS and its Subcontractors as they relate to this Agreement, or as they may be required in order for Symetra to ascertain any facts relative to ACS’ performance hereunder. ACS shall provide Symetra, or its authorized Third Party representatives, such information and assistance as requested in order to perform such audits; provided, however, that the Parties shall endeavor to arrange such assistance in such a way that it does not interfere with ACS’ performance of the Services. If any audit reveals a material inadequacy or deficiency in ACS’ performance, the cost of such audit, up to a cap of [***], shall be borne by ACS. ACS shall incorporate this paragraph verbatim into any Agreement into which it enters with any Subcontractor providing Services under this Agreement.
     7.3 Financial Audits. Upon Symetra’s request, but no more often than once annually except: (a) as necessary for Symetra to respond to any regulatory requirement or inquiry; or (b) as deemed reasonably necessary by Symetra as a result of Symetra’s good faith belief that a billing error has occurred involving an amount in excess of [***], ACS shall allow Symetra and/or any independent Third Party selected by Symetra from among the firms listed on Attachment Q, or any other firm that may then be agreed to by the Parties, to fully audit ACS’ and/or its Subcontractors’ books and records to the extent necessary to verify any amounts paid or payable hereunder. If a firm listed on Attachment Q might otherwise be ineligible to act as Symetra’s auditor under this Section due to a conflict of interest arising from a former or current representation of ACS, ACS and Symetra agree that such conflict may be eliminated by the audit firm’s creation of an ethical wall or other screening procedure satisfactory to both parties. Such auditors shall be provided with full access to such information, books and records as may be necessary to confirm the accuracy of ACS’ invoices, documents, and other information supporting such invoices, and any pricing adjustment computations. All such audits shall be conducted during business hours, with reasonable advance notice, and shall include access to all proprietary and confidential information of ACS and its Subcontractors to the extent necessary to comply with the provisions of this Section 7.3. If any such audit reveals that ACS has overcharged Symetra five percent (5%) or more during the period to which the audit relates (as determined prior to the commencement of the audit), then ACS promptly shall refund such overcharges to Symetra together with interest thereon retroactive to the date of the overcharge(s) at the Interest Rate, and the cost of such audit (up to a cap of [***]), shall be borne by ACS. Similarly, if any such audit reveals that ACS has undercharged Symetra during the period to which the audit relates (as determined prior to the commencement of the audit), then Symetra shall pay such undercharge(s) to ACS, together with interest thereon retroactive to the date of the undercharge(s) at the Interest Rate, up to an aggregate cap for all such undercharges (plus applicable interest) of [***]. ACS shall incorporate the auditing requirements set forth in this paragraph verbatim into any agreement into which it enters with any Subcontractor providing Services under this Agreement.
     7.4 Sarbanes-Oxley Compliance.
          7.4.1 General. ACS acknowledges that: (a) Symetra’s management is now and/or in the future may be required under the SOX Laws to, among other things, assess the effectiveness of its internal controls over financial reporting and state in its annual report whether such internal controls are effective; (b) Symetra’s independent auditor is now and/or in the future may be required to evaluate the process used by management to reach the assessment conclusions described in subsection (a) above to determine whether that process provides an appropriate basis for management’s conclusions; and (c) because Symetra has outsourced certain functions to ACS as described in this Agreement, the controls used by ACS (including, without limitation, controls that restrict unauthorized access to systems, data and programs) are relevant to Symetra’s evaluation of its internal controls. Having acknowledged the foregoing, ACS agrees to cooperate with Symetra and its independent auditor as reasonably necessary to facilitate Symetra’s ability to comply with its obligations under the SOX Laws including, without limiting the generality of the foregoing, by complying with the further terms of this Section 7.4.
          7.4.2 SAS 70 Type II Audits.
                    7.4.2.1 ACS Audits. At its sole cost and expense, ACS shall cause a reputable independent auditor to conduct SAS 70 Type II Audits, and to prepare and deliver to Symetra full and complete copies of written reports prepared following such audits, in July of each year during the Term (covering January through June of that year), and in January of each year during the Term (covering July through December of the prior year). All SAS 70 Type II Audits conducted by ACS pursuant to this Section 7.4.2.1 shall include a review of all of ACS’ internal controls as they relate to ACS’ customers generally. If requested by Symetra, ACS shall cause its independent auditor to timely prepare and submit to Symetra for its review and approval a detailed description of the scope of the first SAS 70 Type II Audit to be conducted by ACS hereunder that specifically identifies therein, among other things, any limitations on the scope of the audit. Once approved by Symetra, and unless otherwise agreed to by the Parties in writing, such scope description shall be used for all SAS 70 Type II Audits to be conducted by ACS hereunder.
                    7.4.2.2 Symetra Audits. At its sole cost and expense and upon reasonable prior written notice to ACS, but no more frequently than twice annually (unless additional audits are necessary for Symetra and/or its Affiliates to address a SOX Laws requirement), Symetra shall have the right (either through its internal audit staff or through a reputable independent auditor) to conduct audits including, without limitation, SAS 70 Type II Audits, of ACS’ internal controls as they affect Symetra and/or its Affiliates. In order to facilitate such audits, ACS shall collect and maintain appropriate books and records documenting ACS’ internal controls (both for ACS’ customers generally and as they affect Symetra and/or its Affiliates) (for purposes of this Section, collectively, “Records”). Further, with respect to such audits, Symetra and/or its independent auditors shall have the right to: (a) examine and audit the Records; and (b) question and interview any ACS personnel, in each case as reasonably necessary or desirable to facilitate Symetra’s and/or its Affiliates’ ability to comply with the SOX Laws. ACS shall obtain Symetra’s prior written consent before modifying any of its internal controls as they affect Symetra and/or the Records if such modification will, or is likely to, affect Symetra’s and/or its Affiliates’ compliance under the SOX Laws.
          7.4.3 Results of Inquiries and Corrective Plan. If any SAS 70 Type II Audit report and/or Symetra’s (or its independent auditor’s) inquiries pursuant to Section 7.4.2.2 reveal any deficiencies and/or exceptions (including, without limitation, if it is determined that ACS’ internal controls, in whole or in part, fail to constitute effective controls over financial reporting), ACS shall prepare and deliver to Symetra a detailed plan that is reasonably acceptable to Symetra for promptly correcting all such deficiencies and exceptions (“Corrective Plan”). ACS shall deliver such Corrective Plan to Symetra and its independent auditor within ten (10) calendar days following: (a) ACS’ delivery to Symetra of the SAS 70 Type II Audit report containing the deficiencies and/or exceptions, if the deficiencies and/or exceptions were identified in a SAS 70 Type II Audit report prepared pursuant to Section 7.4.2.1; and/or (b) ACS’ receipt of written notice from Symetra that contains a description of such deficiencies and/or exceptions, if the deficiencies and/or exceptions were identified by Symetra (or its independent auditor) through the exercise of the rights described in Section 7.4.2.2. ACS shall bear all costs and expenses associated with correcting all deficiencies and exceptions identified in the Corrective Plan if such deficiencies and/or exceptions affect ACS’ customers generally. If the deficiencies and/or exceptions do not affect ACS’ customers generally, but rather are unique to Symetra, ACS may activate the change management procedures developed by the Parties pursuant to Section 2.6.2 with respect to the correction of such deficiencies and exceptions.
          7.4.4 Subcontractors. To the extent any ACS Subcontractor will perform any function that affects Symetra’s financial reporting (irrespective of whether Symetra’s consent to such subcontract arrangement is required as provided in Section 18.1), the agreement entered into by ACS and the Subcontractor shall include: (a) substantially the same terms as those appearing in this Section 7.4 (with any substantive deviations being preapproved in writing by Symetra); and (b) a provision identifying Symetra as a direct and intended third-party beneficiary of the agreement between ACS and the Subcontractor.
          7.4.5 Confidential Information. Notwithstanding anything that may be contained herein to the contrary, Symetra shall have the right to: (a) disclose all ACS Confidential Information received by Symetra and its independent auditor pursuant to the terms of this Section 7.4 to its employees, independent auditors, attorneys and other Persons with a reasonable need to know; and (b) use such information as necessary or desirable to facilitate its ability to comply with the SOX Laws.
ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS
     8.1 ACS Representations, Warranties and Covenants.
          8.1.1 Performance of the Services. ACS represents and warrants to Symetra that it has the skills, resources and expertise to provide, and shall provide, all Services in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, ACS represents and warrants to Symetra that all Services and Other Services provided under this Agreement shall be provided in a timely, professional and workmanlike manner consistent with the highest industry standards of quality and integrity provided, however, that where this Agreement specifies a particular standard or criteria for performance, including, without limitation, applicable SLRs, this warranty is not intended to and does not diminish that standard or criteria for performance.

          8.1.2 Viruses and Disabling Devices. ACS shall implement and use industry best practices to identify, screen, and prevent, and shall not introduce, any Disabling Device in hardware, software or other resources utilized by ACS, Symetra or any Third Party in connection with the Services. A “Disabling Device” is any virus, timer, clock, counter, time lock, time bomb, Trojan horse, worms, file infectors, boot sector infectors or other limiting design, instruction or routine and surveil lance software or routines or data gathering or collecting software or devices that could, if triggered, erase data or programming, have an adverse impact on the Services, cause the hardware, software or other resources to become inoperable or otherwise incapable of being used in the full manner for which such hardware, software or other resources were intended to be used, or that collect data or information. Without limiting any other rights and remedies that may then be available to Symetra, at no cost or expense to Symetra and without adversely impacting the Services or any Other Services, ACS shall reduce and/or eliminate the effects of any Disabling Device including, without limitation, by restoring and/or bearing the cost to re-create any lost data and/or software programming.
          8.1.3 Conflicts of Interest.
               (a) No Financial Interest. ACS represents and warrants to Symetra that neither ACS nor any of its Affiliates has, shall have, or shall acquire, any contractual, financial, business or other interest or advantage, direct or indirect, that would: (a) materially conflict with, in a manner that would materially, adversely impact, ACS’ performance of its duties and responsibilities to Symetra under this Agreement; or (b) result in a breach of ACS’ performance of its duties and responsibilities to Symetra under this Agreement. ACS promptly shall inform Symetra of any such improper interest or advantage that may be incompatible with the interests of Symetra.
               (b) No Abuse of Authority for Financial Gain. ACS represents and warrants to Symetra that neither ACS nor any of its Affiliates has used or shall use the authority provided or to be provided under this Agreement to improperly obtain financial gain, advantage or benefit for ACS and/or any of its Affiliates.
               (c) No Use of Information for Financial Gain. ACS represents and warrants to Symetra that neither ACS nor any of its Affiliates has used or shall use any Symetra Confidential Information acquired in connection with this Agreement to improperly obtain financial gain, advantage or benefit for ACS and/or any of its Affiliates.
               (d) Independent Judgment. ACS represents and warrants to Symetra that neither ACS nor any of its Affiliates has accepted or shall accept another Symetra contract to perform auditing or other services as described in Section 2.9.2 that would impair the independent judgment of ACS in the performance of this Agreement.
               (e) No Influence. ACS represents and warrants to Symetra that neither ACS nor any of its Affiliates: (a) has accepted or shall accept, in a manner that is inconsistent with Symetra’s standard procurement policies or, if such policies do not exist, industry standard procurement policies, anything of value, or an inducement that would provide a financial gain, advantage or benefit, based on an understanding that the actions of ACS or any such Affiliates on behalf of Symetra would be influenced thereby; and (b) shall attempt to influence, in a manner that is inconsistent with Symetra’s standard procurement policies or, if such policies do not exist, industry standard procurement policies, any Symetra employee by the direct or indirect offer of anything of value.

               (f) No Payment Tied to Award. ACS represents and warrants to Symetra that neither ACS nor any of its Affiliates has paid or agreed to pay any Person, other than bona fide employees working solely for ACS or such Affiliates or any of ACS’ Subcontractors, any fee, commission, percentage, brokerage fee, gift or any other consideration in a manner that is inconsistent with Symetra’s standard procurement policies or, if such policies do not exist, industry standard procurement policies.
               (g) No Collusion. ACS represents and warrants to Symetra that the prices presented in the ACS Bid were arrived at independently, without consultation, communication or agreement with any other proposer for the purpose of restricting competition; the prices quoted were not knowingly disclosed by ACS to any other proposer; and no attempt was made by ACS to induce any other Person to submit or not to submit a proposal for the purpose of restricting competition.
               (h) Training. ACS represents and warrants to Symetra that it regularly provides ethics training to its employees on matters such as those covered by this Section 8.1.3.
          8.1.4 Financial Condition and Information.
               (a) Financial Condition. ACS represents and warrants to Symetra that it now possesses, and covenants that it shall maintain throughout the Term, sufficient financial resources to comply with the requirements of this Agreement. If ACS experiences a change in its financial condition that may adversely affect its ability to perform under this Agreement, then it immediately shall notify Symetra of such change.
               (b) Accuracy of Information. ACS represents and warrants to Symetra that all financial statements, reports, and other information furnished by ACS to Symetra as part of the ACS Bid or otherwise in connection with the award of this Agreement fairly and accurately represent the business, properties, financial condition and results of operations of ACS as of the respective dates, or for the respective periods, covered by such financial statements, reports or other information. Since the respective dates or periods covered by such financial statements, reports or other information, there has been no material adverse change in the business, properties, financial condition or results of operations of ACS.
          8.1.5 Litigation and Service of Process. ACS represents and warrants to Symetra that as of the Effective Date there is no pending or anticipated claim, suit or proceeding that involves ACS or any of its Affiliates or Subcontractors that might adversely affect ACS’ ability to perform its obligations under this Agreement including, without limitation, actions pertaining to the proprietary rights described in Section 8.1.6. ACS shall notify Symetra, within fifteen (15) calendar days of ACS’ knowledge of any such actual or anticipated claim, suit or proceeding. Without limiting the further terms of Section 13.4, ACS shall notify Symetra, within forty-eight (48) hours, if process is served on ACS in connection with this Agreement, including any subpoena for ACS’ records, and shall send a written notice of the service together with a copy of the same to Symetra within seventy- two (72) hours of such service.
          8.1.6 Proprietary Rights Infringement. ACS represents and warrants to Symetra that: (a) it owns, or has the right to use, on its own behalf or on Symetra’s behalf, as applicable, any and all services, techniques or products provided or used by ACS to provide the Services; and (b) such services, techniques and products provided or used by ACS to provide the Services do not and shall not knowingly infringe upon any Third Parry’s patent, and do not and shall not infringe upon any Third Party’s trademark, copyright or other intellectual-property rights, nor make use of any misappropriated trade secrets.
          8.1.7 Legal and Corporate Authority. ACS represents and warrants to Symetra that: (a) it is a Nevada corporation and is qualified and registered to transact business in all locations where the performance of its obligations hereunder would require such qualification; (b) it has all necessary rights, powers and authority to enter into and perform this Agreement and to bind its organization with respect to the same, and the execution, delivery, and performance of this Agreement by ACS have been duly authorized by all necessary corporate action; (c) the execution and performance of this Agreement by ACS shall not violate any law, statute or regulation and shall not breach any agreement, covenant, court order, judgment or decree to which ACS is a party or by which it is bound; (d) it has, and promises that it shall maintain in effect, all governmental licenses and permits necessary for it to provide the Services contemplated by this Agreement; (e) it owns or leases and promises that it shall own or lease, free and clear of all liens and encumbrances, other than lessors’ interests, or security interests of ACS’ lenders, all right, title, and interest in and to the tangible property and technology and the like that ACS intends to use or uses to provide the Services, and in and to the related patent, copyright, trademark, and other proprietary rights, or has received appropriate licenses, leases or other rights from Third Parties to permit such use; and (f) this Agreement constitutes a valid, binding, and enforceable obligation of ACS.
          8.1.8 Violations. ACS represents and warrants to Symetra that it: (a) is not, and covenants that it shall not be, in violation of any laws, ordinances, statutes, rules, regulations or orders of governmental or regulatory authorities to which it is subject as an operator of its business or in performing its obligations under the Agreement; and (b) has not failed, and shall not fail, to obtain any licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties or the conduct of its business, which violation(s) under the foregoing subsection (a) or failure(s) under the foregoing subsection (b), either individually or in the aggregate, might substantially adversely affect ACS’ ability to consummate the transactions contemplated by this Agreement, or to perform its obligations hereunder.
          8.1.9 Information Furnished to Symetra. ACS represents and warrants to Symetra that all written information furnished to Symetra prior to the Effective Date by or on behalf of ACS in connection with this Agreement, including in the ACS Bid, and all the information made a part of this Agreement is true, accurate, and complete, and contains no untrue statement of a material fact or omits any material fact necessary to make such information not misleading.
          8.1.10 Previous Contracts. ACS represents and warrants to Symetra that neither it, nor any of its Affiliates or Subcontractors, is in default or breach of any other contract or agreement related to information systems facilities, equipment or services that it or they may have with Symetra or any of its Affiliates. ACS further represents and warrants that neither it, nor any of its Affiliates or Subcontractors, has been a party to any contract for information system facilities, equipment or services with Symetra or any of its Affiliates that was finally terminated within the previous five (5) years for the reason that ACS or such Person failed to perform or otherwise breached an obligation of such contract.

          8.1.11 Completeness of Due Diligence Activities. ACS acknowledges that it has been provided with sufficient access to Symetra facilities, information and personnel, and has had sufficient time in which to conduct and perform a thorough due diligence of Symetra’s operations and business requirements and those assets currently used to provide the services. In light of the foregoing, ACS will not seek any adjustment in the Fees based on any incorrect assumptions made by ACS in arriving at the Fees.
     8.2 Symetra’s Representations, Warranties and Covenants.
          8.2.1 Legal Authority. Symetra represents and warrants to ACS that it has all necessary rights, powers and authority to enter into and perform this Agreement and that the execution, delivery and performance of this Agreement by Symetra has been duly authorized by all necessary corporate action.
          8.2.2 Warranty Disclaimer. Symetra does not make any representation or warranty, express or implied, with respect to the Services or any component thereof. All hardware, software, networks, and other assets made available or conveyed by Symetra to ACS under this Agreement are made available or conveyed to ACS “AS IS, WHERE IS AND WITH ALL FAULTS,” and there are no representations or warranties of any kind with respect to the condition, capabilities or other attributes of such items.
          8.2.3 Proprietary Rights Infringement. Symetra represents and warrants to ACS that: (a) it owns the Category 6 Software; and (b) the Category 6 Software does not and shall not knowingly infringe upon any Third Party’s patent, and does not and shall not infringe upon any Third Party’s trademark, copyright or other intellectual-property rights, nor make use of any misappropriated trade secrets.
     8.3 General Warranty Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY EXPRESS WARRANTIES TO THE OTHER, AND THERE ARE NO IMPLIED WARRANTIES OR CONDITIONS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     8.4 Material Misstatements or Omissions. No representation or warranty by ACS that is contained in this Agreement or that may be contained in any Schedule, Attachment, or other document that may comprise this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein not materially misleading.
ARTICLE 9
TERM AND TERMINATION
     9.1 Term.
          9.1.1 Initial Term. The period during which ACS shall be obligated to provide the Services hereunder shall commence as provided in Section 2.1.1 and, unless extended as provided in Section 9.1.2 or terminated earlier in accordance with the terms of this Agreement, shall end at 12:01 am, local time, on the date of the fifth (5th) anniversary of the last Handover Date to occur under this Agreement (the “Initial Term”).

          9.1.2 Renewal Terms. Symetra shall have the right to extend the Initial Term for up to two (2) successive renewal periods of twelve (12) months each (each, a “Renewal Term”) by providing written notice to ACS in accordance with the terms of Section 19.6 at least three (3) months before the end of the Initial Term or the then-current Renewal Term, as applicable. At Symetra’s request, the Parties shall meet within sixty (60) calendar days of ACS’ receipt of Symetra’s notice to proceed with a Renewal Term to negotiate modifications to the terms of this Agreement. If: (a) such negotiations are not requested by Symetra; or (b) the negotiations do not result in an agreement on different terms and Symetra elects not to withdraw its renewal notice, the then-existing terms and conditions of this Agreement shall remain unchanged and in full force and effect during each such Renewal Term.
          9.1.3 Symetra-Initiated Annual Renegotiation. At Symetra’s request, Symetra and ACS shall meet at least thirty (30) days prior to each anniversary of the Effective Date of this Agreement to review the status of the performance of the Agreement and, if requested by Symetra, to negotiate modifications to the terms hereof. If such modifications are not requested by Symetra, or if the negotiations with respect to such modifications do not result in an agreement on different terms, the then-existing terms and conditions of this Agreement shall remain unchanged and in full force and effect during the following Contract Year.
     9.2 Early Termination.
          9.2.1 For Convenience. Symetra shall have the right to terminate for its convenience all of the Services in one (1) or more countries, terminate for its convenience one (1) or more Service Towers in one (1) or more countries and/or to end the Term of this Agreement for its convenience, in each case by delivering to ACS a Termination Notice at least ninety (90) calendar days before the Termination Date. If Symetra terminates all or any portion of the Services and/or terminates this Agreement in its entirety as provided in this Section 9.2.1, upon completion of ACS’ Disentanglement obligations with respect to the terminated Services, Symetra shall pay to ACS an amount determined in accordance with Schedule 6 (the “Termination Fee”). Notwithstanding the foregoing, Symetra shall be obligated to pay to ACS only fifty percent (50%) of the otherwise applicable Termination Fee if any one (1) or more of the following events (each, a “Triggering Event”) occurred on or prior to the date of Symetra’s Termination Notice provided that, in the case of a subsection (a) Triggering Event, Symetra gives ACS a Termination Notice within six (6) months following the occurrence of such Triggering Event:
               (a) ACS failed to achieve any Critical Milestone on or before the mutually agreed date for achieving such Critical Milestone; or
               (b) ACS failed to provide the Services in accordance with the SLRs such that any of the circumstances described in Section 9.3(a) had occurred.
          9.2.2 Change in Control of ACS. Without in any way limiting Symetra’s rights under Section 9.2.1, Symetra shall have the right to terminate all of the Services in one (1) or more countries, terminate one (1) or more Service Towers in one (1) or more countries and/or to end the Term of this Agreement, in each case by delivering to ACS a Termination Notice at least ninety (90) calendar days prior to the Termination Date, in the event of a Change in Control of ACS involving an entity (the “Acquiring Entity”): (a) that is a Symetra Competitor; or (b) with respect to which one (1) or more of Symetra’s Third Party vendors fails or refuses to promptly consent to having the

Acquiring Entity act as Symetra’s outsourcing services provider (excluding, if paid by ACS and/or the Acquiring Entity, those Third Party vendors that will provide such consent upon payment of an approval or consent fee), provided that in either of the foregoing cases, Symetra gives ACS written notice of such termination within one (1) year following receipt of written notice from ACS of the occurrence of such Change in Control event. If Symetra terminates all or any portion of the Services in one (1) or more countries, terminates one (1) or more Service Towers in one (1) or more countries and/or ends the Term of this Agreement pursuant to this Section, ACS shall perform its Disentanglement obligations hereunder until they are fulfilled. Any termination pursuant to this Section shall not constitute a termination for convenience and: (c) Symetra shall in no event be required to pay a Termination Fee to ACS with respect to any such termination; and (d) except for those terms that survive any expiration or termination of this Agreement, Symetra shall have no further liability or obligation to ACS under this Agreement.
          9.2.3 Termination for Force Majeure Event.
               (a) Symetra Force Majeure Events. If: (i) a Force Majeure Event occurs with respect to Symetra; (ii) such Force Majeure Event substantially prevents, inhibits and/or frustrates Symetra’s ability to receive the Services from ACS under circumstances when ACS is otherwise able to provide the Services to Symetra; and (iii) such Force Majeure Event continues for seven (7) consecutive calendar days or more, or for ten (10) consecutive or non-consecutive calendar days or more during any thirty (30) calendar day period, then Symetra shall have the right to terminate the Services affected by the Force Majeure Event by delivering to ACS a Termination Notice specifying the Termination Date; provided, however, that ACS shall remain obligated to perform its Disentanglement obligations hereunder until such obligations have been fulfilled. During such period, Symetra shall remain obligated to pay the Annual Services Fees and other fees to ACS in accordance with the terms of this Agreement until such Services are terminated in accordance with this Section. Any termination pursuant to this Section shall not constitute a termination for convenience or for cause, and Symetra shall in no event be required to pay a Termination Fee to ACS with respect to any such termination.
               (b) ACS Force Majeure Events. If a Force Majeure Event substantially prevents, hinders, or delays ACS’ performance of all or any portion of the Services for seven (7) consecutive calendar days or more, or for ten (10) consecutive or non-consecutive calendar days or more during any thirty (30) calendar day period, thereby causing an adverse impact on Symetra’s business operations, then:
                    (i) with Symetra’s reasonable cooperation, ACS at its sole cost and expense immediately shall procure the affected Services from an alternate provider, and thereafter provide such Services to Symetra through the use of the alternate provider until ACS is able to resume performance of the affected Services in accordance with the terms of this Agreement, provided that ACS’ obligations under this subsection (i) shall continue for a period that shall not exceed one-hundred eighty (180) calendar days plus the length of any Disentanglement Period, and during such period Symetra shall remain obligated to pay the Annual Services Fees and other fees to ACS in accordance with the terms of this Agreement; and

                    (ii) once the affected Services have been stabilized with the alternate provider, ACS shall be obligated to provide such Services to Symetra in accordance with the SLRs and other terms of this Agreement; and
                    (iii) notwithstanding the foregoing, if ACS is unable to provide the Services through an alternate provider within seven (7) calendar days following commencement of the Force Majeure Event, or the one-hundred eighty (180) calendar day time period described in subsection (i) above expires without ACS having resumed performance of the affected Services in accordance with the terms of this Agreement, then Symetra shall have the right to terminate all of the Services in one (1) or more countries, terminate one (1) or more Service Towers in one (1) or more countries and/or to end the Term, in each case by delivering to ACS a Termination Notice specifying the Termination Date; provided, however, that ACS shall remain obligated to perform its Disentanglement obligations hereunder until such obligations have been fulfilled.
Any termination pursuant to this Section shall not constitute a termination for convenience nor cause, and Symetra shall in no event be required to pay a Termination Fee to ACS with respect to any such termination.
          9.2.4 HIPAA. ACS acknowledges that the HIPAA terms set forth in Attachment K (and the HIPAA terms set forth in any separate HIPAA agreement as contemplated under Section 14.4.1), as applicable, include the right under the circumstances described therein for Symetra (and/or the applicable Symetra Affiliate) to terminate this Agreement. Having acknowledged the foregoing, ACS agrees that Symetra shall have the right to terminate this Agreement for cause upon the occurrence of such circumstances, all in accordance with the terms set forth in Attachment K and/or the applicable separate HIPAA agreement, as applicable. Symetra shall in no event be required to pay a Termination Fee to ACS with respect to any such termination.
     9.3 Events of Default. The following events shall constitute “Events of Default,” and the occurrence of any one (1) or more of such Events of Default by or with respect to a Party shall constitute a material breach of this Agreement that shall afford the non-breaching Party, as applicable, the rights and remedies set forth in this Article 9:
               (a) In the case of ACS, ACS: (i) fails to achieve any SLR in a manner that constitutes an Event of Default as specified in the applicable Schedule; (ii) fails to achieve any particular SLA that adversely impacts Symetra’s business operations for: (A) four (4) or more hours on two (2) consecutive calendar days or more; or (B) four (4) or more hours on five (5) non-consecutive calendar days or more during any thirty (30) calendar day period; (iii) has incurred Fee Reductions equal to thirty-five percent (35%) or more of the Annual At-Risk Amount within: (A) in the case of the first Contract Year, the period between the Effective Date and the first six (6) months following the last to occur of the Hand-over Dates; and (B) in the case of all other Contract Years, the first six (6) months of any such Contract Year; (iv) has incurred Fee Reductions equal to the Annual At-Risk Amount at any time during any Contract Year; or (v) fails to comply with any SLA, and such failure causes a material adverse effect on Symetra’s business;
               (b) In the case of ACS, ACS fails to achieve any Critical Milestone on or before the mutually agreed date for achieving such Critical Milestone, provided that such failure is not due to: (i) the occurrence of a Force Majeure Event; (ii) a delay by Symetra solely for its own convenience; or (iii) Symetra’s material failure to perform any of its responsibilities under this Agreement that were a pre-condition to ACS’ ability to perform its obligations, provided that such failure previously was identified by ACS in writing;
               (c) In the case of ACS, ACS’ material breach of any warranty that, if curable, is not cured within the time frames, if any, specified in this Agreement for curing any such breach, or if none is specified elsewhere in this Agreement, then within thirty (30) calendar days, in each case following ACS’ receipt of written notice of such breach from Symetra;
               (d) In the case of ACS, ACS’ failure to maintain insurance coverage as specified in Article 16, provided that such failure is not cured within thirty (30) calendar days following ACS’ receipt of written notice of such failure from Symetra;
               (e) In the case of ACS, the institution of bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against ACS under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar laws or statutes of the United States (or any state thereof), if such proceedings have not been dismissed or discharged within thirty (30) calendar days after they are instituted; the insolvency or making of an assignment for the benefit of creditors or the admittance by ACS of any involuntary debts as they mature; the institution of any reorganization arrangement or other readjustment of debt plan of ACS not involving the United States Bankruptcy Code; or any corporate action taken by the Board of Directors of ACS in furtherance of any of the above actions;
               (f) In the case of ACS, ACS makes an assignment of all or substantially all of its assets for the benefit of creditors, or ACS’ Board of Directors takes any corporate action in furtherance of the above action;
               (g) In the case of Symetra, Symetra fails to timely make any undisputed payment in accordance with the terms of Section 6.3, provided Symetra fails to cure such failure within thirty (30) calendar days after Symetra has received written notice of such failure from ACS;
               (h) In the case of either Party, that Party’s failure to comply with the provisions of Article 13, provided that such failure is not cured, or substantial progress is not made towards a cure, within seven (7) calendar days following that Party’s receipt of written notice of such failure from the other Party; or
               (i) In the case of either Party, that Party’s material breach of any of its other obligations under this Agreement that is not cured within thirty (30) calendar days following its receipt of written notice of such breach from the other Party.
     9.4 Rights and Remedies of ACS Upon Default of Symetra. Upon the occurrence of an Event of Default by or with respect to Symetra, subject to Section 9.6, ACS shall be entitled to the following remedies:
               (a) subject to Symetra’s rights as set forth below in this Section, terminate all of the Services, terminate one (1) or more Service Towers and/or end the Term; and/or

               (b) subject to the terms of Section 11.1, seek to recover damages from Symetra; and/or
               (c) if applicable, obtain the additional rights and remedies set forth in Section 17.4; and/or
               (d) any additional remedies that may be set forth in this Agreement or in any Schedule, Attachment or Addendum.
Upon the occurrence of a Symetra Event of Default with respect to which ACS exercises a termination remedy as described in Section 9.4(a), ACS shall effectuate such termination by delivering to Symetra a Termination Notice specifying the Termination Date, whereupon the terms set forth in Section 10.2 shall apply; provided, however, that ACS shall remain obligated to perform its Disentanglement obligations hereunder until they are fulfilled, subject, upon ACS’ request, and only if such termination is a result of a Section 9.3(g) Symetra Event of Default, to Symetra’s payment of all: (e) invoices for Fixed Charges monthly in advance; (f) undisputed amounts then due and owing; and (g) invoices for Variable Charges including, if applicable, Disentanglement Services, as incurred. Any termination pursuant to this Section shall not constitute a termination for convenience, and Symetra shall in no event be required to pay a Termination Fee to ACS with respect to any such termination.
     9.5 Rights and Remedies of Symetra Upon Default of ACS. Upon the occurrence of an Event of Default by or with respect to ACS, subject to Section 9.6, Symetra shall be entitled to:
               (a) subject to Symetra’s rights as set forth below in this Section, terminate all of the Services, terminate one (1) or more Service Towers and/or end the Term; and/or
               (b) subject to the terms of Section 11.2, seek to recover damages from ACS; and/or
               (c) if applicable, obtain the additional rights and remedies set forth in Section 17.4; and/or
               (d) any additional remedies that may be set forth in this Agreement or in any Schedule, Attachment or Addendum.
Upon the occurrence of an ACS Event of Default with respect to which Symetra exercises a termination remedy as described in Section 9.5(a), Symetra shall effectuate such termination by delivering to ACS a Termination Notice specifying the Termination Date; provided, however, that ACS shall remain obligated to perform its Disentanglement obligations hereunder until they are fulfilled. Any termination pursuant to this Section shall not constitute a termination for convenience, and Symetra shall in no event be required to pay a Termination Fee to ACS with respect to any such termination.
     9.6 Non-Exclusive Remedies. The remedies provided in Sections 9.4 and 9.5 and else where in this Agreement are neither exclusive nor mutually exclusive, and the Parties shall be entitled to any and all such remedies, and any and all other remedies that may be available to the Parties at law or in equity, by statute or otherwise, individually or in any combination thereof.

     9.7 Survival. The provisions of Articles 10, 11, 15, 16, 18 and 19 and Sections 1.1, 1.3, 1.4, 3.3, 3.4, 4.1.3, 6.1, 6.4, 7.1, 9.2-9.7, 12.1.3, 12.5, 13.2-13.6, 14.4 and any other Sections, Schedules, Attachments, Addenda or Appendices to this Agreement that, by their nature, may reasonably be presumed to survive any termination or expiration of this Agreement, shall so survive.
ARTICLE 10
DISENTANGLEMENT
     10.1 General Obligations. Upon any termination or expiration of this Agreement, ACS shall provide the Disentanglement (as defined herein) services as set forth in this Article. ACS shall accomplish a complete transition of any terminated Services from ACS and its Subcontractors to Symetra, its Affiliates and/or to any replacement provider(s) designated by Symetra (collectively, the “Replacement Provider”), without causing any unnecessary interruption of, or causing any unnecessary adverse impact on, the Services, any Other Services and/or services provided by Third Parties (the “Disentanglement”). Without limiting the generality of the foregoing, ACS shall: (a) cooperate with Symetra, its Affiliates and/or the Replacement Provider, including by promptly taking all steps required to assist Symetra in effecting a complete Disentanglement; (b) provide to Symetra, its Affiliates and/or the Replacement Provider all information regarding the Services as needed for Disentanglement including, without limitation, data conversions, interface specifications and related professional services; (c) provide for the prompt and orderly conclusion of all work, as Symetra may direct, including completion or partial completion of Other Services and/or Out-of-Scope Services, documentation of work in process, and other measures to provide an orderly transition to Symetra, its Affiliates and/or the Replacement Provider; and (d) accomplish the other specific obligations de scribed in this Article 10. ACS and Symetra shall discuss in good faith a plan for determining the nature and extent of ACS’ Disentanglement obligations and for the transfer of Services in process; provided, however, that ACS’ obligation under this Agreement to provide all Services necessary for Disentanglement shall not be lessened in any respect. ACS’ obligation to provide the Services shall not cease until a Disentanglement that is satisfactory to Symetra has been completed, including the performance by ACS of all asset transfers, if any, and other obligations of ACS set forth in this Article 10.
     10.2 Disentanglement Period. The process to effectuate the Disentanglement shall begin on any of the following dates: (a) the date designated by Symetra in connection with expiration of the Term, which date shall not be earlier than one hundred eighty (180) calendar days prior to the end of the Term; or (b) the Termination Date specified in any Termination Notice delivered by Symetra to ACS, if Symetra elects to terminate any or all of the Services pursuant to Sections 9.2 or 9.5 (unless ACS in good faith disputes such termination); or (c) the Termination Date specified in any Termination Notice delivered by ACS to Symetra pursuant to Section 9.4 (unless Symetra in good faith disputes such termination), and shall continue: (d) in the case of subsection (a), until expiration of the Term; or (e) in all other cases, for a period of up to twelve (12) months thereafter, at Symetra’s option (with the applicable date under subsection (d) or subsection (e) above on which ACS’ obligation to perform the Services expires being referred to as the “Expiration Date”). If requested by Symetra, ACS shall perform its Disentanglement obligations on an expedited basis if Symetra terminates this Agreement pursuant to Sections 9.2.4 or 9.5.
     10.3 Specific Obligations. Disentanglement shall include, without limitation, the performance of the specific obligations described in this Section and those described in Section 4.3. In connection with Sections 10.3.3 and 10.3.4 below, ACS shall as soon as reasonably possible following its issuance or receipt of a Termination Notice, but in no event longer than ten (10) Business Days thereafter, provide to Symetra a complete and accurate list of all items that will be subject to conveyance or re-conveyance to Symetra as provided in such Sections. ACS agrees that its agreements with all Third Parties relating to this Agreement, including Subcontractors, shall not include any terms that would prohibit or otherwise restrict such Third Parties, including Subcontractors, from entering into agreements with Symetra, its Affiliates and/or the Replacement Provider (whether directly or through an assignment) as provided herein.
          10.3.1 Full Cooperation, Information and Knowledge Transfer. During Disentanglement, the Parties shall cooperate fully with one another to facilitate a smooth transition of the terminated Services from ACS and its Subcontractors to Symetra, its Affiliates and/or the Replacement Provider. ACS shall provide such cooperation both before and after the Expiration Date, and such cooperation shall include, without limitation, provision of full, complete, detailed, and sufficient information (including all information then being utilized by ACS with respect to programs, tools, utilities and other resources used to provide the Services, as well as the information and assistance required pursuant to Section 2.5.6, if applicable) and knowledge transfer with respect to all such information in order to enable Symetra’s, its Affiliates’ and/or the Replacement Provider’s personnel (or that of Third Parties) to fully assume, become self-reliant with respect to, and continue without interruption, the provision of the Services. ACS shall cooperate with Symetra and all of Symetra’s other service providers to provide a smooth transition at the time of Disentanglement, with no unnecessary interruption of Services, no unnecessary adverse impact on the provision of Services or Symetra’s activities and no unnecessary interruption of, or unnecessary adverse impact on, any services provided by Third Parties.
          10.3.2 Third-Party Authorizations. Without limiting the obligations of ACS pursuant to Section 12.2 and subject to the terms of any Third Party contracts, if requested by Symetra as part of the Disentanglement, ACS shall procure at no charge to Symetra any Third Party authorizations necessary to grant Symetra the use and benefit of any Third Party contracts between ACS and Third Party contractors used to provide the Services, pending their assignment to Symetra pursuant to Section 10.3.4.
          10.3.3 Transfer of Assets. If and as requested by Symetra as part of the Disentanglement, ACS shall convey to Symetra, its Affiliates and/or the Replacement Provider from among those assets used by ACS to provide the Services (including ACS Equipment), such assets (other than software assets otherwise covered by the terms of Section 4.3) as Symetra might select from the list provided by ACS pursuant to Section 10.3 at a price for each such asset that is the lesser of: (a) the net book value as reflected on ACS’ books and records; and (b) a fair market value price determined by a mutually agreed Third Party, or the then-remaining lease value; provided, however, that to the extent Symetra has paid all or any portion of the purchase price for any such assets, ACS shall convey such assets to Symetra at a price equal to the original purchase price less the applicable amounts paid by Symetra. At mutually agreed times during Disentanglement, ACS shall remove from Symetra’s premises any ACS assets (including ACS Equipment) that Symetra, its Affiliates and/or the Replacement Provider elect not to purchase. In addition, although Symetra acknowledges that ACS does not control Third-Party equipment vendors (if any), if requested by Symetra, ACS shall assist Symetra, its Affiliates, and/or the Replacement Provider in securing maintenance (including all enhancements and upgrades) and support with respect to any such assets for so long as Symetra requires at competitive rates.
          10.3.4 Assignment of Contracts. If and as requested by Symetra as part of the Disentanglement, ACS shall assign to Symetra, its Affiliates and/or the Replacement Provider from among those leases, maintenance, support and other contracts used by ACS, Symetra or any other Person in connection with the Services, such contracts as Symetra might select from the list provided by ACS pursuant to Section 10.3. ACS’ obligation under this Section 10.3.4 shall include ACS’ performance of all obligations under such leases, maintenance, support and other contracts to be performed by it with respect to periods prior to the date of assignment, and ACS shall reimburse Symetra for any Losses resulting from any claim that ACS did not perform any such obligations.
          10.3.5 Delivery of Documentation and Data. If and as requested by Symetra, ACS shall deliver to Symetra, its Affiliates, and/or the Replacement Provider all documentation and data related to ACS’ provision of the Services, including the Symetra Data, all results of ACS’ processing activities and use of Symetra’s Data, as well as all procedures, standards and operating schedules (including the Standards and Procedures Manual), held by ACS. Notwithstanding the foregoing, ACS may retain one (1) copy of such documentation and data, excluding Symetra Data, for archival purposes or warranty support. ACS shall delete all data storage media used in its processing activities following completion of its Disentanglement obligations. All test and data processing material shall be destroyed or turned over to Symetra without undue delay.
          10.3.6 Hiring of Employees. ACS shall as soon as reasonably possible following its issuance or receipt of a Termination Notice, but in no event later than ten (10) Business Days thereafter, provide to Symetra a complete and accurate list of all Substantially Dedicated Resources who were involved in providing the Services during the six (6) month period preceding ACS’ issuance or receipt of such Termination Notice. ACS shall cooperate with and assist (and shall cause its Subcontractors to cooperate with and assist) Symetra, its Affiliates and/or the Replacement Provider in offering employment, at the sole discretion of Symetra, to any or all of such employees, whether such offers are made at the time of, after or in anticipation of the Expiration Date. ACS shall be solely responsible for and shall pay to any such employees of ACS who are hired by Symetra, its Affiliates, and/or the Replacement Provider, all severance and related payments, if any are payable pursuant to ACS’ standard policies, and shall cause relevant Subcontractors to pay severance and related payments to any such employee of a Subcontractor who is hired by Symetra or its designee, if any are payable pursuant to such Subcontractors’ standard policies. ACS shall release (and shall cause its Subcontractors to release) from any restrictive covenants including, without limitation, non-compete agreements, any of the employees hired by Symetra, its Affiliates and/ by the Replacement Provider. Notwithstanding any agreements that ACS may have with its employees, ACS shall not take or fail to take any actions that would interfere with or prevent Symetra, its Affiliates and/or the Replacement Provider from hiring any or all of such Substantially Dedicated Resources. ACS shall not (and shall ensure that its Subcontractors do not) in any manner communicate disparaging information about Symetra, its Affiliates, and/or the Replacement Provider, or any of their employees, to transitioning employees or existing employees of Symetra, its Affiliates and/or the Replacement Provider.
     10.4 Preparation for Disentanglement.
          10.4.1 Complete Documentation. In addition to and/or as part of the Standards and Procedures Manual, at all times during the Term, ACS shall provide to Symetra complete information, including complete documentation, in accordance with the standards and methodologies to be implemented by ACS, for all software (including applications developed as part of the Services) and hardware, that is sufficient to enable Symetra, its Affiliates, and/or the Replacement Provider, to fully assume the provision of the Services to Symetra.

          10.4.2 Maintenance of Assets. ACS shall maintain all of the hardware, software, systems, networks, technologies, and other assets utilized in providing Services to Symetra (including leased and licensed assets) in good condition and in such locations and configurations as to be readily identifiable and transferable to Symetra or its designees in accordance with the provisions of this Agreement; in addition, ACS shall insure such assets in accordance with the requirements of Article 16.
          10.4.3 Advance Written Consents. At all times during the Term, ACS shall seek to obtain advance written consents from all licensors (in accordance with Section 4.3), lessors and other contract parties to the conveyance or assignment of licenses, leases and other contracts to Symetra, its Affiliates, and/or the Replacement Provider upon Disentanglement. If any such consent cannot be obtained, ACS shall so notify Symetra in writing, and Symetra may: (a) as to the affected contract(s), waive this requirement in writing; or (b) elect to enter into the applicable license, lease or other contract directly with the applicable Third Party. ACS also shall obtain for Symetra the right, upon Disentanglement, to obtain maintenance (including all enhancements and upgrades) and support with respect to the assets that are the subject of such leases, licenses and other contracts at the price at which, and for so long as, such maintenance and support is made commercially available to other customers of such Third Parties.
          10.4.4 All Necessary Cooperation and Actions. ACS shall provide all cooperation, take such additional actions, and perform such additional tasks, as may be necessary to ensure a timely Disentanglement in compliance with the provisions of this Article 10.
          10.4.5 Payment for Disentanglement Services. Symetra shall be required to pay (at the Service Rates, unless other rates are then agreed to by the Parties) for any Disentanglement Services that are both outside the scope of the Services and cannot be accomplished by the Substantially Dedicated Resources without adversely impacting ACS’ ability to comply with the SLRs. Notwithstanding the foregoing: (a) the ACS Key Personnel shall exercise all commercially reasonable efforts to minimize the costs and expenses associated with such Disentanglement services; and/or (b) Symetra may require ACS to re-focus the work efforts of the Substantially Dedicated Resources toward Disentanglement activities and waive any resulting failure of ACS to comply with the SLRs. ACS shall not: (y) in anticipation of sending or receiving a Termination Notice or the expiration of the Term, reduce the number of Substantially Dedicated Resources, nor change the identities of the Substantially Dedicated Resources; or (z) without Symetra’s prior written consent, reduce the number, or change the identities, of the Substantially Dedicated Resources during the Disentanglement Period. For purposes of this Agreement, “Substantially Dedicated Resources” means those employees, agents and/or contractors of ACS and/or its Subcontractors that dedicate fifty percent (50%) or more of their work time to providing Services to Symetra and/or the Affiliates of Symetra, all of whom shall be identified periodically by ACS pursuant to the requirements set forth in Section 3.1.2.
ARTICLE 11
LIMITATIONS ON LIABILITY
Subject to the further terms of this Article 11, a breaching Party shall be liable to the other Party for all damages incurred by such Party as a result of the breaching Party’s failure to perform its obligations under this Agreement.
     11.1 Cap On Liability. EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 11.4 AND 11.5, THE AGGREGATE CUMULATIVE MONETARY LIABILITY OF EITHER

PARTY (INCLUDING THE AFFILIATES OF EACH PARTY) FOR ALL CLAIMS ARISING UNDER OR RELATING TO THIS AGREEMENT AND/OR ANY COUNTRY AGREEMENTS, NOTWITHSTANDING THE FORM IN WHICH ANY ACTION IS BROUGHT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE LIMITED IN THE AGGREGATE TO THE TOTAL FEES PAID AND/OR PAYABLE UNDER THIS AGREEMENT AND/OR ANY COUNTRY AGREEMENTS DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE ON WHICH THE FIRST CLAIM AROSE (IT BEING THE UNDERSTANDING OF THE PARTIES THAT IDENTIFYING THE “FIRST” CLAIM WILL ESTABLISH THE BEGINNING POINT FOR ANY TIME PERIOD DESCRIBED IN THIS SECTION 11.1), EXCEPT THAT IF SUCH EVENT ARISES AT ANY TIME FOLLOWING EXPIRATION OR TERMINATION OF THIS AGREEMENT, THEN SUCH AMOUNT SHALL BE EQUAL TO THE FEES PAID BY SYMETRA UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING SUCH EXPIRATION OR TERMINATION DATE (THE “CAP”).
NOTWITHSTANDING ANYTHING THAT MAY BE CONTAINED HEREIN TO THE CONTRARY, FEE REDUCTIONS PAID OR PAYABLE TO SYMETRA SHALL NOT COUNT TOWARD SATISFACTION OF THE CAP.
     11.2 Recoverable Damages. WITHOUT LIMITING THE GENERALITY OF SECTION 11.1, AND NOTWITHSTANDING ANY CONTRARY TERMS IN SECTION 11.3, ACS AGREES THAT THE FOLLOWING TYPES OF DAMAGES (BY WAY OF EXAMPLE AND NOT OF LIMITATION) SHALL BE INTERPRETED AND CONSTRUED TO CONSTITUTE DIRECT DAMAGES RECOVERABLE BY SYMETRA PURSUANT TO SECTION 11.1, AND ACS SHALL NOT CLAIM OTHERWISE:
     A. COSTS AND EXPENSES INCURRED TO SELECT, PROCURE, MIGRATE TO AND IMPLEMENT SUBSTANTIALLY EQUIVALENT REPLACEMENT SERVICES (FROM AN IN-HOUSE OR REPLACEMENT PROVIDER) INCLUDING, WITHOUT LIMITATION, COSTS AND EXPENSES INCURRED: (i) FOR EMPLOYEES (WAGES AND SALARIES, BOTH STRAIGHT TIME AND OVERTIME, AND RELATED EXPENSES, INCLUDING OVERHEAD ALLOCATIONS), CONTRACTORS, TRAVEL EXPENSES, TELECOMMUNICATIONS CHARGES AND OTHER SIMILAR CHARGES; AND (ii) TO RE-CREATE, RELOAD AND/OR CONVERT ANY OF SYMETRA’S DATA, AND TO CREATE AND TEST INTERFACES;
     B. REGULATORY FINES AND/OR PENALTIES INCLUDING, WITHOUT LIMITATION, THOSE ASSOCIATED WITH DELAYS IN ELECTRONIC TRANSFERS OR FAILURES TO COMPLY WITH REGULATORY DEADLINES; AND
     C. IN THE EVENT OF AN ACS CHANGE IN CONTROL PERMITTING SYMETRA TO TERMINATE THIS AGREEMENT UNDER SECTION 9.2.2(b): (I) IF SYMETRA ELECTS NOT TO EXERCISE ITS RIGHT OF TERMINATION UNDER SUCH SECTION, ALL COSTS AND EXPENSES INCURRED AS A RESULT OF ANY SUCH CHANGE OF CONTROL INCLUDING, IF APPLICABLE UNDER THE CIRCUMSTANCES, THE COSTS AND EXPENSES ASSOCIATED WITH SELECTING, PROCURING, MIGRATING TO AND IMPLEMENTING SUBSTAN-

TIALLY EQUIVALENT REPLACEMENT THIRD PARTY APPLICATION SYSTEMS IF ONE OR MORE OF SYMETRA’S APPLICATION VENDORS WILL NOT CONSENT TO HAVING AN ACQUIRING ENTITY ACT AS SYMETRA’S OUTSOURCING PROVIDER PLUS ANY APPROVAL AND/OR CONSENT FEES NOT PAID UNDER THE TERMS OF SECTION 9.2.2 (THE “CHANGE IN CONTROL EXPENSES”); AND (II) IF SYMETRA ELECTS TO EXERCISE ITS RIGHT OF TERMINATION UNDER SUCH SECTION, ALL CHANGE IN CONTROL EXPENSES LESS ANY COSTS AND EXPENSES AVOIDED BY SYMETRA AS A RESULT OF ITS TERMINATION OF ONE OR MORE CONTRACTS WITH THOSE APPLICATION VENDORS THAT FAIL TO CONSENT TO HAVING AN ACQUIRING ENTITY ACT AS SYMETRA’S OUTSOURCING PROVIDER.
     11.3 Non-Direct Damages. EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 11.4 AND 11.5, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY CLAIMING BY OR THROUGH THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES WITH RESPECT TO ANY CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT.
     11.4 Symetra Exceptions from the Limitations on Liability. THE LIMITATION ON SYMETRA’S LIABILITY SET FORTH IN SECTIONS 11.1 AND 11.3 SHALL NOT APPLY TO LOSSES ARISING OUT OF OR RELATING TO: (A) SYMETRA’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.2 (INDEMNIFICATION BY SYMETRA); (B) SYMETRA’S FAILURE TO COMPLY WITH THE PROVISIONS OF ARTICLE 13 (SECURITY AND CONFIDENTIALITY); (C) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SYMETRA OR ANY ENTITY TO WHICH SYMETRA HAS SUBCONTRACTED ITS OBLIGATIONS UNDER THIS AGREEMENT; OR (D) SYMETRA’S FAILURE TO COMPLY WITH THE PROVISIONS OF ARTICLE 12 (PROPRIETARY RIGHTS). FURTHER, THE LIMITATION ON SYMETRA’S LIABILITY SET FORTH IN SECTION 11.1 SHALL NOT APPLY TO LOSSES ARISING OUT OF OR RELATING TO SYMETRA’S OBLIGATION TO MAKE ANY PAYMENTS THEN DUE AND OWING.
     11.5 ACS Exceptions from the Limitations on Liability. THE LIMITATION ON ACS’ LIABILITY SET FORTH IN SECTIONS 11.1 AND 11.3 SHALL NOT APPLY TO LOSSES ARISING OUT OF OR RELATING TO: (A) ACS’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.1 (INDEMNIFICATION BY ACS), EXCLUDING ACS’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.1.8 (NON-PERFORMANCE); (B) ACS’ FAILURE TO COMPLY WITH THE PROVISIONS OF ARTICLE 13 (SECURITY AND CONFIDENTIALITY); (C) ACS’ REPUDIATION OF, OR UNEXCUSED REFUSAL TO PERFORM, THE SERVICES IN VIOLATION OF SECTION 17.2 (CONTINUED PERFORMANCE; NO TOLLING OF CURE PERIODS); (D) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF ACS AND/OR ITS SUBCONTRACTORS; (E) ACS’ FAILURE TO COMPLY WITH THE PROVISIONS OF ARTICLE 12 (PROPRIETARY RIGHTS); OR (F) ACS’ INDEMNIFICATION OBLIGATIONS UNDER ATTACHMENT K FOR A VIOLATION OF THE NON-DISCLOSURE AND/OR USE OBLIGATIONS RELATING TO SYMETRA PHI. FURTHER, THE LIMITATION ON ACS’ LIABILITY SET FORTH IN SECTION 11.3 SHALL NOT APPLY TO ACS’ INDEMNIFICATION OBLIGATIONS UNDER ATTACHMENT K FOR A VIOLATION OF ANY OBLIGATIONS

THEREUNDER EXCEPT FOR THOSE DESCRIBED IN THE FOREGOING SUBSECTION (F), BUT ONLY UNTIL SUCH TIME AS THE DOLLAR VALUE OF THE CAP HAS BEEN ACHIEVED.
     11.6 Costs of Cure. To the extent a Party elects to cure any failure by it to comply with its obligations under the Agreement, all costs and expenses associated with such cure shall be borne solely by the curing party and shall in no event count toward satisfaction of the CAP.
     11.7 Attorneys’ Fees. If a Party brings an action, suit or proceeding (including, without limitation, any arbitration proceeding under Section 19.13) against the other Party to this Agreement arising out of or relating to this Agreement, or pertaining to a declaration of rights under this Agreement, the trier of fact may, in the exercise of its discretion, award the Party it finds to be the prevailing party in such action, suit or proceeding that portion or all of its attorneys’ fees, costs and expenses that it deems to be appropriate under the facts and circumstances.
ARTICLE 12
PROPRIETARY RIGHTS
     12.1 Work Product.
          12.1.1 Symetra Sole Owner. Symetra shall be the sole and exclusive owner of all Work Product, and of all copyright, patent, trademark, trade secret and other proprietary rights in and to the Work Product. Ownership of the Work Product shall inure to the benefit of Symetra from the date of conception, creation or fixation of the Work Product in a tangible medium of expression (whichever occurs first). Each copyrightable aspect of the Work Product shall be considered a “work-made-for-hire” within the meaning of the Copyright Act of 1976, as amended. If and to the extent such Work Product, or any part thereof, is not considered a “work-made-for-hire” within the meaning of the Copyright Act of 1976, as amended, ACS hereby expressly assigns to Symetra all exclusive right, title and interest in and to the Work Product, and all copies thereof, and in and to the copyright, patent, trademark, trade secret, and all other proprietary rights therein, whether in the United States or any other country, territory or jurisdiction, that ACS may have or obtain, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of ACS. ACS shall obtain similar written undertakings from all Subcontractors, employees and consultants who will perform any Services, so as to ensure Symetra’s ownership of the Work Product as provided herein, and shall not commence the deployment of any such Subcontractor, employee or consultant until such a written undertaking has been obtained from such Subcontractor, employee or consultant and delivered to ACS. ACS acknowledges that the Parties do not intend ACS to be a joint author of the Work Product within the meaning of the Copyright Act of 1976, as amended, and that ACS shall in no event be deemed the joint author of any Work Product. Symetra shall have unrestricted access to all ACS materials, premises and computer files containing the Work Product. The Parties will cooperate with each other and execute such other documents as may be appropriate to achieve the objectives in this Section.
          12.1.2 ACS License to Use. Symetra hereby grants to ACS a non-transferable, non-exclusive, royalty-free, fully paid-up license to use any Work Product solely as necessary to provide the Services to Symetra and/or its Affiliates. Except as provided in this Section, neither ACS nor any Subcontractor shall have the right to use the Work Product in connection with the provision of services to its other customers without the prior written consent of Symetra, which consent may be withheld or given in Symetra’s sole discretion.

          12.1.3 Intellectual Property. ACS promptly and fully shall disclose in writing and deliver to Symetra all Work Product, which delivery, in the case of computer programs, shall include both source code and object code and all available user manuals and other documentation, including any documentation specifically requested by Symetra. ACS shall execute and deliver any and all patent, copyright or other applications, assignments, and other documents that Symetra requests for protecting the Work Product, whether in the United States or any other country, territory or jurisdiction. Symetra shall have the full and sole power to prosecute such applications and to take all other action concerning the Work Product, and ACS shall cooperate, at Symetra’s expense, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Work Product. ACS shall provide to Symetra’s Office of the General Counsel, on a quarterly basis, a written report with appropriate information to enable Symetra to pursue all intellectual property registrations or other protections for Symetra’s interests in the Work Product.
          12.1.4 ACS Underlying and Derivative Works. Notwithstanding anything to the contrary contained in this Agreement, including in this Section 12.1, ACS shall be the sole and exclusive owner of all ACS Underlying Works and all Derivative Works thereof that do not contain Work Product (“ACS Derivative Works”).
          12.1.5 Third-Party Underlying and Derivative Works. Notwithstanding anything to the contrary contained in this Agreement, including this Section 12.1, the sole and exclusive owner of any Third Party’s Underlying Works and of all Derivative Works thereof that are created, invented, conceived, and fixed in a tangible medium of expression by such Third Party (such Derivative Works, collectively with the Third Party’s Underlying Works, the “Third-Party Works”) shall be the applicable Third Party; provided, however, that ACS shall not implement or utilize any Third-Party Works in the provision of any Services unless the Third-Party Works are commercially available or ACS shall have used commercially reasonable efforts to cause such Third Party to agree to grant to Symetra (at Symetra’s cost and expense) a perpetual, irrevocable, non-exclusive, fully-paid license to use, copy, modify, and sublicense the Third-Party Works in connection with the conduct of Symetra’s business.
     12.2 Rights and Licenses. ACS shall obtain from Third Parties all rights and licenses required to perform the Services.
     12.3 Symetra Data. Symetra shall permit ACS to have access to Symetra Data solely to the extent ACS requires access to such data to provide the Services in accordance with the terms of this Agreement. ACS may only access and process Symetra Data in connection herewith or as directed by Symetra in writing and may not otherwise modify Symetra Data, merge it with other data, commercially exploit it or engage in any other practice or activity that may in any manner adversely affect the integrity, security or confidentiality of such data, other than as specifically permitted herein or as directed by Symetra in writing. ACS understands and agrees that Symetra owns all right, title, and interest in and to the Symetra Data and in and to any modification, compilation or Derivative Works therefrom (collectively, “Data and Modified Data”), and also owns all copyright, trademark, trade secrets, and other proprietary rights in and to the Data and Modified Data.
     12.4 Infringement. Each of the Parties shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any Third Party, or a violation of the other Party’s software license agreements or intellectual property rights disclosed to or known by such Party.
     12.5 Cooperation. If at any time Symetra brings, or investigates the possibility of bringing, any claim against any Person for infringement of any patent, trademark, copyright or similar proprietary right of Symetra, including misappropriation of trade secrets and misuse of confidential information, then ACS, upon the request and at the expense of Symetra, shall cooperate with and assist Symetra in the investigation or pursuit of such claim, and provide Symetra with any information in the possession of ACS that may be of use to Symetra in the investigation or pursuit of such claim.
ARTICLE 13
SECURITY AND CONFIDENTIALITY
     13.1 Security.
          13.1.1 General. ACS shall provide all Services utilizing security technologies and techniques in accordance with industry best practices and Symetra’s security policies, procedures and requirements, including those relating to the prevention and detection of fraud or other inappropriate use or access of systems and networks. Without limiting the generality of the foregoing, ACS shall implement and/or use network management and maintenance applications and tools and appropriate fraud prevention and detection and encryption technologies. In no event shall ACS’ actions or inaction result in any situation that is less secure than: (a) the security provided to Symetra as of the Effective Date; or (b) the security ACS then provides for its own systems and data, whichever is greater.
          13.1.2 Information Access. Prior to performing any Services, ACS and its employees, agents and Subcontractors who may access Symetra Data and software shall execute the Parties’ agreements and forms concerning access protection and data/software security consistent with the terms and conditions of this Agreement. ACS and its employees, agents and Subcontractors shall comply with all policies and procedures of Symetra and its Affiliates regarding data access, privacy and security, including those prohibiting or restricting remote access to Symetra systems and data. Symetra shall authorize, and ACS shall issue, any necessary information-access mechanisms, including access IDs and passwords, and ACS agrees that the same shall be used only by the personnel to whom they are issued. ACS shall provide to such personnel only such level of access as is minimally necessary to perform the tasks and functions for which such personnel are responsible. ACS shall from time-to-time, upon request from Symetra but in the absence of any request from Symetra at least quarterly, provide Symetra with an updated list of those ACS personnel having access to Symetra’s and/or its Affiliate’s systems, software, and data, and the level of such access. Computer data and software, including Symetra Data, provided by Symetra or accessed (or accessible) by ACS personnel or ACS’ Subcontractor personnel, shall be used by such personnel only in connection with the obligations provided hereunder, and shall not be commercially exploited by ACS or its Subcontractors in any manner whatsoever. Without limiting the terms of Section 9.6, failure of ACS or ACS’ Subcontractors to comply with the provisions of this Article 13 may result in Symetra restricting offending personnel from access to Symetra computer systems or Symetra Data. It shall be ACS’ obligation to maintain and ensure the confidentiality and security of Symetra Data.
          13.1.3 Background Checks. If ACS assigns Persons (whether employees, contractors (including Subcontractors) and/or agents) to perform work at any Symetra Site, ACS shall conduct a background check on all such Persons and review the results of the background check of each

Person to verify that the Person meets ACS’ standards for employment before presenting the results of the background check to Symetra and requesting that Symetra grant access to any such Person to any Symetra Site. No Person shall have access to any Symetra Site prior to delivery of the written background check to Symetra and Symetra’s approval of such Person. Symetra shall be permitted, at its sole option, to refuse access of any Person to any Symetra Site. Such background check shall be in the form generally used by ACS in its initial hiring of employees or contracting for contractors (including Subcontractors and/or agents) or, as applicable, during the employment-screening process but, at a minimum, must have been performed within the preceding twelve (12) month period and detail the individual’s arrest record, credit history and employment history. ACS shall obtain all releases, waivers or permissions required for the release of such information to Symetra. Prior to presenting any Person to Symetra, with verification on an annual basis, ACS’ human resources manager for this Agreement shall certify that the background check required by this Section 13.1.3 has been conducted with respect to all Persons assigned by ACS to perform work at any Symetra Site.
          13.1.4 Other Policies. ACS shall, and shall cause its employees, contractors (including Subcontractors) and agents to, abide by all policies and procedures of Symetra and its Affiliates that may be established from time-to-time, and which are provided to ACS in writing including, without limitation, rules and requirements for the protection of premises, materials, equipment and personnel. Without limiting the terms of Section 9.6, any violations or disregard of these rules shall be cause for denial of access by such personnel to properties of Symetra and/or its Affiliates. The operation of ACS vehicles or private vehicles of ACS personnel on Symetra’s property shall conform to posted regulations and safe driving practices. Vehicular accidents on Symetra’s and/or its Affiliates property and involving ACS personnel shall be reported promptly to the appropriate Symetra security personnel.
     13.2 Confidential Information.
          13.2.1 Non-Disclosure.
               (a) All Confidential Information disclosed by the Disclosing Party to the Receiving Party shall be deemed the sole property of the Disclosing Party and/or its Affiliates and shall be used solely by the Receiving Party and its employees, contractors (including Subcontractors) and agents for purposes of performing the Receiving Party’s obligations and/or exercising the Receiving Party’s rights under this Agreement, and, except as permitted under Sections 13.2.3 and 13.3, shall not be published, transmitted, released or disclosed by the Receiving Party or its employees, contractors (including Subcontractors) or agents to any other Person without the prior written consent of the Disclosing Party, which consent shall not be unreasonably withheld.
               (b) The Receiving Party shall implement and maintain appropriate policies and procedures to safeguard the confidentiality of the Disclosing Party’s Confidential Information in accordance with subsection (a) above. The Receiving Party shall require as a condition of any subcontract that the Subcontractor expressly acknowledges and agrees to be bound by confidentiality requirements that are no less restrictive than the requirements to which the Receiving Party is bound under this Agreement.
          13.2.2 Disclosure Requests. Except to the extent Confidential Information is permitted to be disclosed pursuant to Sections 13.2.3 or 13.3, any and all requests, from whatever source, for copies of, access to, or disclosure of the Disclosing Party’s Confidential Information shall be promptly submitted to the Disclosing Party for disposition.
          13.2.3 Permitted Disclosures. The Disclosing Party shall require each of its contractors (including Subcontractors) and agents providing Services hereunder or otherwise having access, in whatever form or function, to the Disclosing Party’s Confidential Information, to execute, prior to any such activity or access, a confidentiality agreement, the terms of which shall be no less stringent than the confidentiality requirements to which the Receiving Party is bound under this Agreement and under which such contractors (including Subcontractors) and agents agree to protect and maintain as confidential all of the Disclosing Party’s Confidential Information (including, without limitation, following any termination of the Disclosing Party’s relationship with any such contractor (including Subcontractors) and/or agents). The Receiving Party may disclose the Disclosing Party’s Confidential Information only to those of such employees, contractors (including Subcontractors) and agents who have a need to know the Disclosing Party’s Confidential Information in order to perform their duties and/or exercise their rights under this Agreement, as determined by an appropriate official of the Disclosing Party, and only to the extent minimally necessary. Regardless of the form of any agreement executed with Receiving Party’s contractors (including Subcontractors) and agents, ACS shall retain liability for all breaches of this Agreement and for the acts or omissions of its officers, employees (including former employees), contractors (including Subcontractors), agents and the like, including the unauthorized use or disclosure of the Disclosing Party’s Confidential Information, by its officers, employees (including former employees), contractors (including Subcontractors), agents and the like. Notwithstanding any contrary terms that may be contained herein, the Receiving Party shall have the right to disclose the Disclosing Party’s Confidential Information to the Receiving Party’s accountants, attorneys, financial advisors, banks and other financing sources and other similar advisors who have a need to know such Confidential Information, and Symetra shall have the right to disclose ACS’ Confidential Information to a Replacement Provider to the extent strictly necessary.
     13.3 Legally Required Disclosures. The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent disclosure is based on the good faith written opinion of the Receiving Party’s legal counsel that disclosure is required by law or by order of a court or governmental agency or in order to comply with applicable Securities and Exchange Commission (“SEC”) requirements; provided, however, that the Receiving Party shall give advance notice of such requested disclosure and legal opinion to the Disclosing Party prior to any such disclosure (except in the case of SEC-required disclosures or when a judicial or other binding governmental order or decree or binding written instruction of a governmental regulator may prevent such notice) and shall use all commercially reasonable efforts to obtain a protective order or otherwise protect the confidentiality of the Disclosing Party’s Confidential Information. Notwithstanding the foregoing, the Dis-closing Party reserves the right to obtain a protective order or otherwise protect the confidentiality of such Confidential Information. For purposes of this Section, the Office of General Counsel of each Party may act as that Parry’s legal counsel.
     13.4 Notification and Mitigation. In the event of any impermissible disclosure, loss or destruction of Confidential Information, the Receiving Party shall immediately notify the Disclosing Party and take all reasonable steps to mitigate any potential harm or further disclosure, loss or destruction of such Confidential Information.
     13.5 Return of Confidential Information. Upon the expiration or termination of the Term, and at any other time upon written request by the Disclosing Party, the Receiving Party promptly shall return to the Disclosing Party all Confidential Information (and all copies thereof) of the Disclosing Party then in its possession or control, in whatever form, or, in the case of a written request by the Disclosing Party, the Confidential Information specified in such request as then in the Receiving Party’s possession or control, in whatever form. In addition, unless the Disclosing Party otherwise consents in writing, the Receiving Party also shall deliver to the Disclosing Party or, if requested by the Disclosing Party, shall delete or destroy, any copies, duplicates, summaries, abstracts or other representations of any such Confidential Information or any part thereof, in whatever form, then in the possession or control of the Receiving Party. Notwithstanding the foregoing: (a) ACS may retain one (1) copy of documentation and data, excluding Symetra Data, for archival purposes or warranty support; provided, however, that any subsequent disclosure of such archived data shall comply with this Article 13; and (b) Symetra may retain ACS’ Confidential Information (excluding any Category 5 Software) to the extent required by law or regulation, to the extent otherwise permitted under this Agreement and for legal archival purposes.
     13.6 Injunctive Relief. If the Receiving Party or anyone acting on its behalf or operating under its control, including employees, Subcontractors and other Third Parties, publishes, transmits, releases, discloses or uses any Confidential Information of the Disclosing Party in violation of this Article 13, or if the Disclosing Party anticipates that the Receiving Party may violate or continue to violate any restriction set forth in this Article 13, then the Disclosing Party shall have the right to have the provisions of this Article 13 specifically enforced by any court having equity jurisdiction, without being required to post bond or other security and without having to prove the inadequacy of available remedies at law, it being acknowledged and agreed that any such violation shall cause irreparable injury to the Disclosing Party and that monetary damages shall not provide an adequate remedy.
ARTICLE 14
LEGAL COMPLIANCE
     14.1 Compliance with All Laws and Regulations. ACS shall perform its obligations hereunder in compliance with all laws and regulations throughout the world that are applicable to it as an operator of its business and/or in connection with performance of its obligations hereunder, including, without limitation, all laws and regulations relating to the collection, dissemination, transfer and use of data, specifically including, without limitation, the privacy and security of confidential, personal, sensitive or other protected data. ACS acknowledges and agrees that it may be required to modify the manner in which it provides the Services to Symetra in order to be compliant with policies and procedures developed by Symetra that are designed to assure compliance with HIPAA, the California Statute, GLB and all other applicable laws and regulations. Without limiting the generality of the foregoing, such policies and procedures may require ACS to cause its employees and those of its Subcontractors with access to the Symetra Data to execute confidentiality and non-disclosure agreements. Any such change required under this Section 14.1 shall be effected through the applicable change management process, and Symetra shall be responsible for any additional costs or expense resulting from such change, provided that ACS use all commercially reasonable efforts to mitigate any such additional costs and expenses. No provision of this Agreement, including any InScope Service Request, shall have any force or effect if it would cause a violation of any law or regulation, or would require any consent or approval to prevent any such violation.
     14.2 ACS Permits, Licenses and Assistance. ACS shall obtain and maintain, and shall cause its Subcontractors to obtain and maintain, at no cost to Symetra, all approvals, permissions, permits, licenses, and other forms of documentation required in order to comply with all foreign or domestic statutes, ordinances, and regulations or other laws that may be or become applicable to performance of Services hereunder. Symetra reserves the right to reasonably request and review all such applications, permits, and licenses prior to the commencement of any Services hereunder. If requested, Symetra shall cooperate with ACS, at ACS’ cost and expense, to obtain any such approvals, permits and licenses. Similarly, and without additional charge or fee, ACS shall provide relevant assistance to Symetra in its attempt to fully comply with any domestic or foreign laws concerning data protection, including any obligation to certify or respond to any data protection authority regarding such matters.
     14.3 Hazardous Materials. In providing the Services, ACS shall be responsible for compliance with all Environmental Laws and all other laws, rules, regulations, and requirements regarding Hazardous Materials, health and safety, notices and training. ACS shall not store any Hazardous Materials at any Symetra Site. ACS agrees to take, at its expense, all actions necessary to protect Third Parties including, without limitation, employees and agents of Symetra, from any exposure to Hazardous Materials generated or utilized in its performance under this Agreement. ACS agrees to report to the appropriate governmental agencies all discharges, releases, and spills of Hazardous Materials that are required to be reported by any Environmental Law and to immediately notify Symetra of same. ACS shall not be liable to Symetra for Symetra’s failure to comply with, or violation of, any Environmental Law.
     14.4 HIPAA.
          14.4.1 General. In order to address certain requirements that are now or will become applicable to Symetra and/or one (1) or more of its Affiliates pursuant to regulations issued pursuant to the Health Insurance Portability and Accountability Act of 1996 (as the same may have been and/or may be amended from time-to-time, “HIPAA”), ACS shall comply with the requirements set forth in Attachment K and shall, if and as requested by Symetra, execute with any such Affiliate a separate agreement that contains terms and conditions that are substantially the same as those set forth in Attachment K. Notwithstanding anything contained herein to the contrary, ACS agrees that Attachment K (and any separate agreements that may be entered into by ACS and any Symetra Affiliate) shall be modified appropriately if Symetra determines that such modifications are necessary for Symetra and/or its Affiliates to comply with any and all modifications to HIPAA and/or its implementing regulations.
          14.4.2 Security Requirements. ACS acknowledges that certain Security and Electronic Signature Standards have been issued by the Secretary (as the same may have been and/or may be modified from time-to-time, the “Security Standards”) and that such Security Standards will affect the manner in which ACS provides the Services to Symetra hereunder. Having acknowledged the foregoing, ACS agrees that it will cooperatively work with Symetra and, as part of the Services, take all actions that may be necessary to ensure Symetra’s and/or it Affiliates’ ability to comply with the Security Standards. ACS agrees that this provision shall equally apply with any other security or privacy standards as may be promulgated under domestic or foreign law concerning such matters.
     14.5 California Personal Information Statute. ACS acknowledges that Symetra Confidential Information may include personal information pertaining to California residents. ACS shall ensure that the system and/or the network complies with the requirements of California Civil Code §1798.82 et. seq.; or any similar federal or state statute that may enacted (the “California Statute”), including the encryption of all personally-identifiable Symetra Confidential Information. If ACS believes that personally-identifiable Symetra Confidential Information has been subject to unauthorized access, ACS shall provide written notice to Symetra within twenty-four (24) hours. If Symetra determines that actions must be taken to comply with the California Statute, ACS shall fully cooperate with Symetra to achieve such compliance and all such compliance-related activities by both Symetra and ACS shall be performed at ACS’ cost. Nothing contained herein shall be deemed to release ACS from its indemnification obligations as set forth in Section 15.1.
     14.6 Data Protection. The terms of this Section shall be applicable in European Union countries where this Agreement may be performed, and shall be “localized”, as necessary, to address local requirements and considerations.
               (a) General Compliance. ACS shall during the Term comply with all applicable laws, regulations, regulatory requirements and codes of practice in connection with all processing of personal data by ACS pursuant to its obligations under this Agreement, including, without limitation, by complying with all the provisions of the applicable country’s data protection act and its amendments if any (the “Act”) and any regulations or instruments thereunder, and of Directive 95/46/EC of the European Parliament and of the Council on the Protection of Individuals with Regard to the Processing of Personal Data and on the Free Movement of Such Data and any relevant recommendation issued by Article 29 working group and/or the data protection authority in the applicable country (together with the Act, the “Data Protection Laws”), and shall not do, or cause or permit to be done, anything which may cause or otherwise result in a breach by Symetra of the same. ACS will oblige its employees and Subcontractors (if any) to comply with applicable Data Protection Laws and to undertake in writing only to collect, process or use any personal data received from Symetra for purposes of providing the Services and not to make personal data received from Symetra available to any Third Parties.
               (b) Security. ACS warrants and undertakes that, as part of the Services provided to Symetra, it shall take, implement and maintain all such technical and organizational security procedures and measures necessary or appropriate to preserve the security and confidentiality of personal data processed by it and protect such personal data against unauthorized or unlawful disclosure, access or processing, accidental loss, destruction or damage, including any technical and organizational security procedures and measures as may be required or directed by Symetra from time to time. Having regard to the state of the art and the cost of their implementation, ACS shall ensure that such measures will provide a level of security appropriate to the risks represented by the Services to the processing and in consideration of the nature of the data to be protected. In addition, and without limiting the foregoing, ACS agrees, at Symetra’s request, to provide relevant assistance to Symetra to devise appropriate technical and organization measures. By executing this Agreement, Symetra appoints ACS as a data processor of Symetra Data. As a processor of such data, ACS will process Symetra Data as specified in this Agreement. ACS may perform such processing as it reasonably considers necessary or appropriate to perform the Services. Upon expiration or termination of this Agreement and, if necessary, Symetra will give the data protection authority prompt notice of the termination of the appointment of ACS as Symetra’s data processor.
               (c) Trans-border Data Flows. ACS will not transfer any Symetra Data across a country border unless ACS reasonably considers such transfer necessary for ACS’ performance of the Services and obtains Symetra’s prior written consent.

               (d) ACS as a Data Processor. ACS understands and acknowledges that, to the extent that performance of its obligations hereunder involves or necessitates the processing of personal data, it shall act only on instructions and directions from Symetra. ACS shall comply promptly with all such instructions and directions received by ACS from Symetra from time to time. ACS undertakes to keep the Symetra Data confidential and not to disclose personal data to any Third Party in any circumstances other than at Symetra’s specific written request or in compliance with legal obligation. If ACS subcontracts any of its obligations under this Agreement, it shall ensure contractually that the provisions agreed hereunder also apply towards the subcontractor before any Symetra Data is transmitted to the subcontractor. ACS undertakes to monitor its subcontractors’ compliance with such provisions as often as it deems necessary.
               (e) Transfer Outside of the European Union or Outside of a Country Considered as Providing an Adequate Level of Protection Pursuant to Article 25 of the EU Directive 95/46 of 24 October 1995. As part of the Services provided to Symetra under this Agreement, ACS undertakes to transfer Symetra’s personal data to its Affiliates, which may be located in countries considered as not providing an adequate level of protection only if necessary for the performance of the Services. With respect to trans-border data flows mentioned under Section 14.6(c) above, ACS also undertakes to execute, as part of the Services provided to Symetra, any documents, including any data transfer agreement, that may be required for Symetra to comply with the Data Protection Laws.
               (f) Data Subject Right of Access and Rectification. If Symetra is required to provide information to a data subject regarding that individual’s personal data, ACS will reasonably cooperate with Symetra in providing such information to the full extent necessary to comply with Data Protection Laws, and where a request by a data subject is made directly to ACS, it shall as soon as reasonably practicable notify Symetra upon receipt of a request (whether oral or in writing) from such an individual providing sufficient details and information as are required by Symetra to comply with its obligations under the Data Protection Laws. If further to this request the personal data must be rectified, ACS undertakes to amend the personal data as instructed by Symetra.
ARTICLE 15
INDEMNIFICATION
     15.1 By ACS.
          15.1.1 Intellectual Property. ACS shall indemnify, defend and hold harmless the Symetra Indemnitees from and against, and shall pay all settlements, judgments, awards, fines, penalties, interest, liabilities, losses, costs, damages and expenses, including attorneys’ fees and disbursements and court costs (collectively, “Losses”), sustained or incurred by any of the Symetra Indemnitees, based upon or relating to any claim, suit or proceeding brought by any Third Party against any of them for actual or alleged infringement of any patent, trademark, copyright or other proprietary right, including misappropriation of trade secrets, arising out of or relating to technology (excluding the Category 6 Software) and/or methods or processes used by ACS to provide the Services (an “Infringement Claim”). If Symetra’s right to use any such technology or enjoy continued use of any method or process is enjoined or appears likely to be enjoined, at its sole cost and expense, ACS shall either procure a license to enable Symetra to continue such use or replace or modify the technology, method or process so that it no longer is subject to any such claim, suit or proceeding while maintaining equivalent or better functionality and performance capabilities in a form acceptable to Symetra.
          15.1.2 Personal Injury, Property and Other Damage. ACS shall indemnify, defend, and hold harmless the Symetra Indemnitees from and against, and shall pay any and all Losses sustained or incurred by any of the Symetra Indemnitees, based upon or relating to any claim, suit or proceeding brought by any Third Party, ACS employee or Symetra employee against any of the Symetra Indemnitees for actual or alleged bodily injury or death, damage to tangible personal or real property including computer data, data loss or any other damage, notwithstanding the form in which any such action is brought (e.g., contract, tort or otherwise), to the extent such injuries or damages arise directly or indirectly from acts, errors or omissions that constitute negligence, willful misconduct or violations of law, by ACS and/or its employees, agents and/or Subcontractors.
          15.1.3 Third-Party Contracts. ACS shall indemnify, defend and hold harmless the Symetra Indemnitees from and against, and shall pay any and all Losses sustained or incurred by any of the Symetra Indemnitees, based upon or relating to any claim, suit or proceeding brought by any Third Party against any of the Symetra Indemnitees for: (a) actual or alleged breach by ACS of any agreement with any Third Party; and (b) actual or alleged breach by Symetra of any agreement with any Third Party, to the extent the claim, suit or proceeding arises out of, relates to or is a result of ACS’: (i) failure to fulfill its obligations under this Agreement; and/or (ii) breach of any term or condition of this Agreement.
          15.1.4 ACS Employees. ACS shall indemnify, defend and hold harmless the Symetra Indemnitees from and against, and shall pay any and all Losses sustained or incurred by any of the Symetra Indemnitees, based upon or relating to any claim, suit or proceeding brought by any ACS employee against any of the Symetra Indemnitees based upon any act by ACS, its employees, agents and/or its Subcontractors on or after the Effective Date (or in connection with services provided by ACS prior to the Effective Date) including, without limitation, any claim relating to the non-hire of employees by ACS, claims for wages, benefits, discrimination or harassment of any kind, wrongful termination and/or denial of severance or termination payments upon leaving ACS’ employ. In connection therewith, ACS shall retain for an appropriate length of time in light of applicable statutes of limitation and make available to Symetra upon request any and all employment records relating to any such claim, suit or proceeding.
          15.1.5 Hazardous Material. ACS shall indemnify, defend and hold harmless the Symetra Indemnitees from and against, and shall pay any and all Losses sustained or incurred by any of the Symetra Indemnitees, based upon or relating to any claim, suit or proceeding brought by any Third Party against any of the Symetra Indemnitees as a result of: (a) ACS’ failure to comply with any applicable Environmental Laws; or (b) the presence of any Hazardous Material upon, above or beneath ACS’ facilities or locations.
          15.1.6 Information Disclosure. ACS shall indemnify, defend and hold harmless the Symetra Indemnitees from and against, and shall pay any and all Losses sustained or incurred by any of the Symetra Indemnitees, based upon or relating to any claim, suit or proceeding brought by any Third Party against any of the Symetra Indemnitees as a result of any failure by ACS, its employees, agents and/or Subcontractors to comply with the obligations set forth in this Agreement relating to Symetra Confidential Information or the protection of the security or privacy of data.

          15.1.7 Security Breaches. ACS shall indemnify, defend and hold harmless the Symetra Indemnitees from and against, and shall pay any and all Losses sustained or incurred by any of the Symetra Indemnitees, based upon or relating to any claim, suit or proceeding brought by any Third Party against any of the Symetra Indemnitees as a result of any failure by ACS, its employees, agents and/or Subcontractors to comply with the security obligations set forth in this Agreement relating to protection against fraudulent or other inappropriate or unauthorized use of or access to the systems and/or networks described herein.
          15.1.8 Non-Performance. ACS shall indemnify, defend and hold harmless the Symetra Indemnitees from and against, and shall pay any and all Losses sustained or incurred by any of the Symetra Indemnitees, based upon or relating to any claim, suit or proceeding brought by any Third Party against any of the Symetra Indemnitees as a result of ACS’ breach or default of any term of this Agreement.
          15.1.9 Taxes. ACS shall indemnify, defend and hold harmless the Symetra Indemnitees from and against, and shall pay any and all Losses sustained or incurred by any of the Symetra Indemnitees, based upon or relating to any claim, suit or proceeding brought by any Third Party against any of the Symetra Indemnitees as a result of ACS’ failure to pay applicable taxes including, without limitation, payroll and other employment-related taxes.
          15.2 By Symetra.
          15.2.1 Intellectual Property. Symetra shall indemnify, defend and hold harmless the ACS Indemnitees from and against, and shall pay any and all Losses sustained or incurred by any of the ACS Indemnitees, arising out of any claim, suit or proceeding brought by any Third Party against any of them for actual or alleged infringement of any patent, trademark, copyright or similar proprietary right, including misappropriation of trade secrets, arising out of or relating to the Category 6 Software. If ACS’ right to use such software is enjoined, Symetra may, in its reasonable discretion and at Symetra’s sole expense, either procure a license to enable ACS to continue use of such software or develop or obtain a non-infringing replacement. Symetra shall have no obligation with respect to any claim or action to the extent it is based solely upon: (a) modification of the software by ACS or any of its Affiliates or Subcontractors; or (b) ACS’ combination, operation or use of such software with other apparatus, data or programs; provided, however, that this sentence and therefore this exception shall not be applicable to any such combination, modification, operation or use required or specified in writing by Symetra.
          15.2.2 Managed and Assigned Contracts. Symetra shall indemnify, defend, and hold harmless the ACS Indemnitees from and against, and shall pay any and all Losses sustained or incurred by the ACS Indemnitees, based upon or relating to any claim, suit or proceeding brought by any Third Party against any of the ACS Indemnitees as a result of an actual or alleged breach by Symetra of: (a) any Managed Contract (to the extent not caused by ACS); or (b) any Assigned Contract (to the extent not caused by ACS) occurring prior to the date the Assigned Contract was assigned to ACS.
          15.2.3 Hazardous Materials. Symetra shall indemnify, defend, and hold harmless the ACS Indemnitees from and against, and shall pay any and all Losses sustained or incurred by the ACS Indemnitees upon or relating to any claim, suit or proceeding brought by any Third Party against any of the ACS Indemnitees as a result of: (a) Symetra’s failure to comply in all material respects with any applicable Environmental Laws; or (b) the presence of any Hazardous Material upon, above or beneath Symetra’s facilities or locations, provided such Hazardous Material was not introduced to such facilities or locations by ACS or any of its Subcontractors or released into the environment by ACS or any of its Subcontractors.
     15.3 Indemnification Procedures.
          15.3.1 General. If any legal action governed by this Article 15 is commenced against an Indemnified Party, such Indemnified Party shall give written notice thereof to the Indemnifying Party promptly after such legal action is commenced; provided, however, that failure to give prompt notice shall not reduce the Indemnifying Party’s obligations under this Article 15, except to the extent the Indemnifying Party is prejudiced thereby. After such notice, if the Indemnifying Party acknowledges in writing to the Indemnified Party that the right of indemnification under this Agreement applies with respect to such claim, then the Indemnifying Party shall be entitled, if it so elects in a written notice delivered to the Indemnified Party not fewer than ten (10) Business Days prior to the date on which a response to such claim is due, to take control of the defense and investigation of such claim and to employ and engage attorneys of its choice, that are reasonably satisfactory to the Indemnified Party, to handle and defend same, at the Indemnifying Party’s expense. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys, at the Indemnifying Party’s expense, in the investigation, trial, and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may participate, at its own expense, through its attorneys or otherwise, in such investigation, trial, and defense of such claim and any appeal arising therefrom. If a court of competent jurisdiction later determines, without right of further appeal, that a claim, suit or proceeding for which the Indemnifying Party assumed defense was not eligible for indemnification under this Article 15, within thirty (30) calendar days following such determination, the Indemnified Party shall reimburse the Indemnifying Party in full for all judgments, settlements, costs and expenses (including attorneys’ fees) incurred in connection with such claim, suit or proceeding.
          15.3.2 Settlement of Claims. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party along with standard settlement terms, specifically including a dismissal of all claims with prejudice as well as a non-admission of liability or other wrongdoing, shall be entered into by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent may be withheld in the Indemnified Party’s sole discretion. In no event shall an adverse judgment be entered against the Indemnified Party as part of a settlement without its express written consent.
          15.3.3 Defense Declined. If the Indemnifying Party declines to assume defense of a claim as provided in this Section: (a) the Indemnified Party may assume such defense and, if such defense is assumed, unless the Parties otherwise agree in writing, the Indemnifying Party thereafter shall be barred from assuming such defense at a later time; and (b) if it is later determined by a court of competent jurisdiction, without right of further appeal, that such claim was eligible for indemnification by the Indemnifying Party under this Article 15, within thirty (30) calendar days following such determination, the Indemnifying Party shall reimburse the Indemnified Party in full for all settlements, judgments, costs and expenses (including attorneys’ fees) incurred by the Indemnified Party in connection with such claim.
          15.3.4 Defense Accepted. Notwithstanding anything contained herein to the contrary, if the Indemnifying Party accepts defense of a claim as provided in this Section, the Indemnified Party shall have the right to engage independent counsel to monitor and participate in the defense of the matter as such counsel or the Indemnified Party deems fit to protect its interests. The Indemnifying Party and its counsel must reasonably cooperate with the Indemnified Party’s counsel to enable such counsel to adequately represent the interests of the Indemnified Party.
ARTICLE 16
INSURANCE
     16.1 Required Insurance Coverages. During the Term and for such other periods as may be required herein, at its sole expense, ACS shall provide and maintain insurance consistent with acceptable and prudent business practices including, at a minimum, the types of insurance and the amounts described in Attachment N. The fact that ACS has obtained the insurance required in this Article 16 shall in no manner lessen nor otherwise affect ACS’ other obligations or liabilities set forth in this Agreement including, without limitation, its obligations under Article 15. If ACS retains any Subcontractors, ACS shall require all such Subcontractors to carry the same coverages at the same limits set forth herein.
     16.2 General Provisions.
          16.2.1 Evidence of Insurance. On or before the Effective Date and thereafter at Symetra’s request, ACS shall deliver to Symetra certificates of insurance evidencing the insurance required hereunder, together with appropriate separate endorsements. In addition, upon reasonable notice, ACS grants Symetra the right to examine its underlying policies solely for the purpose of confirming ACS’ compliance with the terms of this Article 16.
          16.2.2 Claims-Made Coverage. If any coverage is written on a “claims-made” basis, the certificate of insurance shall clearly so state. In addition to the coverage requirements specified above, ACS will make all commercially reasonable efforts with respect to any such policies to provide that:
               (a) the policy’s retroactive date shall coincide with or precede ACS’ commencement of performance of Services (including subsequent policies purchased as renewals or replacements);
               (b) similar insurance is maintained during the required extended period of coverage following expiration of the Agreement for a minimum of two (2) years;
               (c) if insurance is terminated for any reason, ACS shall purchase a replacement claims-made policy with the same or an earlier retroactive date or shall purchase an extended reporting provision to report claims arising in connection with this Agreement for a minimum of two (2) years following termination or completion of the Services; and
               (d) all claims-made policies shall allow the reporting of circumstances or incidents that might give rise to future claims.
          16.2.3 Notice of Cancellation or Change of Coverage. All certificates of insurance provided by ACS must evidence that the insurance ACS will give Symetra forty-five (45) calendar days’ written notice in advance of any cancellation, lapse, reduction or other adverse change in respect of such insurance.

          16.2.4 Qualifying Insurers. All policies of insurance required hereby shall be issued by companies that have been approved to do business in the State of Washington, unless prior written approval is obtained from Symetra’s risk manager. All providers of insurance shall have an AM Best rating of A- and Financial Size Category VI or better.
          16.2.5 Waiver of Subrogation. All policies of insurance required hereby shall include a waiver of subrogation in favor of Symetra and its Affiliates, a copy of which shall be provided to Symetra upon request. ACS does hereby exercise its waiver of subrogation in favor of Symetra and its Affiliates for any insurance proceeds payable under any policies of insurance required hereby.
ARTICLE 17
PROBLEM RESOLUTION
     17.1 Problem Resolution Process.
          17.1.1 Administrative-Level Performance Review. If a Problem arises between the Parties, the Symetra Project Executive and the ACS Project Executive shall meet and attempt to resolve the Problem. Written minutes of such meetings shall be kept. If the Parties are unable to resolve the Problem within ten (10) calendar days after the initial request for a meeting, then the Parties shall seek to resolve the Problem through the IT Outsourcing Committee Performance Review as provided in Section 17.1.2.
          17.1.2 IT Outsourcing Committee Performance Review. Upon receipt of a written Problem referral from the Parties’ representatives as provided in Section 17.1.1, the IT Outsourcing Committee shall meet within five (5) Business Days thereafter in an effort to resolve the Problem. If the IT Outsourcing Committee is unable to resolve the Problem within ten (10) calendar days after the Problem was referred to it or fifteen (15) calendar days have passed since the Problem resolution process was begun, then the IT Outsourcing Committee shall forward the written Problem referral to the Parties’ executives as provided in Section 17.1.3 along with a statement of any actions taken or recommendation made by the respective members of the IT Outsourcing Committee.
          17.1.3 Executive-Level Performance Review. For Problems that are not resolved as described in Section 17.1.2, negotiations shall be conducted by the Chief Information Officer or higher-level officer of Symetra and the Western Region Vice President or higher-level officer of ACS. If such representatives are unable to resolve the Problem within five (5) Business Days after the Parties have commenced negotiations, or fifteen (15) calendar days have passed since the initial request for negotiations at this level, then the Parties shall be entitled to discontinue negotiations, to seek to resolve the Problem through mediation as hereinafter provided or, if the Parties do not agree to submit the Problem to mediation, to seek any and all rights and remedies that may be available to them as provided in this Agreement.
          17.1.4 Voluntary, Non-Binding Mediation. If executive-level performance review is not successful in resolving the Problem, the Parties may, but shall not be obligated to, mutually agree in writing to submit the Problem to non-binding mediation. Mediation must occur within five (5) Business Days after the Parties agree to submit the Problem to mediation. The Parties mutually shall select an independent mediator experienced in IT systems, and each shall designate a representative(s) to meet with the mediator in good faith in an effort to resolve the Problem. The specific format for the mediation shall be left to the discretion of the mediator and the designated Party representatives and may include the preparation of agreed-upon statements of fact or written statements of position furnished to the other Party.
     17.2 Continued Performance; No Tolling of Cure Periods. The Parties agree to continue performing their obligations under this Agreement while the Problem is being resolved as provided in this Article 17, unless and until the Problem is resolved or until this Agreement is terminated. The time frame for a Party to cure any breach of the terms of this Agreement shall not be tolled by the pendency of any Problem resolution procedures.
     17.3 De Minimis Problems. Notwithstanding anything to the contrary in this Article 17 or elsewhere in this Agreement, if: (a) Symetra requests services, products and/or resources from ACS and the Parties disagree as to whether any such request is within the scope of the Services; and (b) the financial impact on ACS of satisfying such request is less than [***], then the disagreement shall not be deemed a Problem, but absent mutual agreement of the Parties through the IT Outsourcing Committee, shall be deemed resolved in Symetra’s favor. The maximum financial impact on ACS pursuant to this Section shall not exceed [***] in the aggregate during any Contract Year.
     17.4 Equitable Relief. Notwithstanding anything contained in this Agreement to the contrary, the Parties shall be entitled to seek injunctive or other equitable relief whenever the facts or circumstances would permit a Party to seek equitable relief in a court of competent jurisdiction.
ARTICLE 18
USE OF SUBCONTRACTORS
     18.1 Approval; Key Subcontractors. Except as hereinafter provided in this Section, ACS shall not perform or provide the Services through Subcontractors, including providers of hardware and software, without the prior written consent of the Symetra Project Executive as to the selection of the Subcontractor, which consent may be withheld by Symetra in its sole discretion. Any such consent, or ACS’ subcontracting to the wholly owned subsidiaries of Affiliated Computer Services, Inc. (which shall not require Symetra’s prior consent) shall be contingent on ACS’ compliance with the terms of Section 7.4.4 (when applicable) and Section 13.2.3 before the Subcontractor (including any wholly owned subsidiary) begins providing any Services to ACS or Symetra. Symetra consents to the Subcontractors identified in Attachment O, provided that ACS complies with the terms of Section 7.4.4 (when applicable) and Section 13.2.3 before the Subcontractor begins providing any Services to ACS or Symetra. ACS shall ensure that each Subcontractor has obtained and maintains all licenses required in connection with the Services for which such Subcontractor is responsible. ACS agrees that it shall continue throughout the Term to retain the Subcontractors identified as “Key Sub contractors” in Attachment O and that such Persons shall continue to provide the Services initially provided, unless ACS has obtained Symetra’s prior written consent to any changes, which consent may be withheld in Symetra’s sole discretion.
     18.2 Subcontractor Agreements. ACS will provide to Symetra copies of all agreements between ACS and its Subcontractors related to the performance of this Agreement within thirty (30) calendar days after such contracts are executed by ACS and its Subcontractors. Such subcontracts will contain materially the same terms and conditions as this Agreement, to the extent such terms and conditions are relevant to the Services to be provided by the Subcontractor (including, without limitation, a restriction on the subcontractor’s right to further subcontract its obligations without Symetra’s prior written consent), and shall identify Symetra as a direct and intended third-party beneficiary thereof. ACS represents and warrants that the copies of Subcontractor agreements required to be provided to Symetra hereunder will be true and complete copies thereof.
     18.3 Liability and Replacement. In no event shall ACS be relieved of its obligations under this Agreement as a result of its use of any Subcontractors. ACS shall supervise the activities and performance of each Subcontractor and shall be jointly and severally liable with each such Subcontractor for any act or failure to act by such Subcontractor. If Symetra determines that the performance or conduct of any Subcontractor is unsatisfactory, Symetra may notify ACS of its determination in writing, indicating the reasons therefor, in which event ACS promptly shall take all necessary actions to remedy the performance or conduct of such Subcontractor or, subject to the terms of Section 18.1, replace such Subcontractor by another Third Party or by ACS personnel.
     18.4 Direct Agreements. Upon expiration or termination of the Term for any reason, Symetra shall have the right to enter into direct agreements with any Subcontractors. ACS represents, warrants, and covenants to Symetra that its arrangements with such Subcontractors shall not prohibit or restrict such Subcontractors from entering into direct agreements with Symetra.
ARTICLE 19
MISCELLANEOUS
     19.1 Defined Terms. Capitalized terms used in this Agreement (including in any Schedules, Attachments, Addenda and other documents attached to this Agreement), shall have the meanings ascribed to them in Attachment P. Other capitalized terms used in this Agreement are defined in the context in which they are used and shall have the meanings ascribed to them therein. The terms defined in Attachment P include the plural as well as the singular.
     19.2 Third-Party Beneficiaries. The applicable agreements are agreements between the applicable Parties and, except for the Symetra Indemnitees and the ACS Indemnitees, confer no rights upon any of such Parties’ employees, agents, or contractors, or upon any other Person.
     19.3 Use of Symetra Name. Except as necessary to deliver the Services in accordance with this Agreement, ACS shall have no right to use, and shall not use, the name of Symetra and/or any of its officials or employees, or logos or trademarks in any manner without the prior written consent of Symetra, which consent may be withheld in Symetra’s sole discretion.
     19.4 Captions; References; Terminology. Captions and titles to Schedules, Exhibits, Appendices, Attachments and/or Addenda are used herein for convenience of reference only and shall not be used in the construction or interpretation of this Agreement. Any reference herein to a particular Section number (e.g., “Section 2”), shall be deemed a reference to all Sections of this Agreement that bear sub-numbers to the number of the referenced Section (e.g., Sections 2.1, 2.1.1, etc.). As used herein, the word “including” shall mean “including, without limitation.”
     19.5 Assignment. Except for: (a) subcontracting permitted under the terms of Article 18; (b) any initial public offering by Symetra; and (c) Symetra’s assignment, transfer or delegation to a Symetra Affiliate, neither Party shall assign, transfer or delegate its duties under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party, which shall not be unreasonably withheld. Any assignment in contravention of this Section (e.g., without the consent of the other Party, where such consent is required) shall be voidable by the non-assigning Party. Without limiting the generality of the foregoing, the phrase “by operation of law” shall include a Change in Control. Subject to all other provisions herein contained, this Agreement shall be binding on the Parties and their successors and permitted assigns. Notwithstanding the foregoing, the assigning party shall remain liable for the performance of the assigned or delegated obligations hereunder.
     19.6 Notices. Any written notice, request, consent, approval or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given: (a) upon delivery if delivered personally; (b) upon transmission if sent viafacsimile (with the original sent by recognized overnight courier); or (c) one (1) business day after deposit with a national overnight courier, in each case addressed to the following addresses/telecopier numbers, or to such other addresses/telecopier numbers as may be specified by a Party upon written notice to the other in accordance with the terms of this Section:
     If to Symetra:
Symetra Life Insurance Company
5069 154th Place NE
Redmond, WA 98052-9669
Attention: Chief Information Officer
Telecopier No.: (425) 376-6080
     with a copy to:
Symetra Life Insurance Company
5069 154th Place NE
Redmond, WA 98052-9669
Attention: Legal Counsel
Telecopier No.: (425) 376-6080
     If to ACS:
ACS Commercial Solutions, Inc.
3935 NW Aloclek Place
Suite A-100
Hillsboro, OR 97124
Attention: Symetra SBU Manager
Telecopier No.: (503) 466-6774
     with a copy to:
ACS Commercial Solutions, Inc.
2828 N. Haskell Avenue, Bldg 1, 9th Floor
Dallas, Texas 75204
Attention: Group Counsel for Commercial Solutions
Telecopier No.: (214) 584-5525
     19.7 Amendments; Waivers. This Agreement may be modified only pursuant to a writing executed by Symetra and ACS. ACS expressly agrees that all amendments to this Agreement executed by the Parties after the Effective Date must be signed by a Vice President or higher-level officer of Symetra in order to be effective. The Parties expressly disclaim the right to claim the enforce-ability or effectiveness of: (a) any amendments to this Agreement that are not executed by a Vice President or higher-level officer of Symetra; (b) any oral modifications to this Agreement; and (c) any other amendments, based on course of dealing, waiver, reliance, estoppel or other similar legal theory. The Parties expressly disclaim the right to enforce any rule of Washington law that is contrary to the terms of this Section.
     19.8 Relationship Between the Parties. Neither Party (nor any employee, subcontractor or agent thereof) shall be deemed or otherwise considered a representative, agent, employee, partner or joint venturer of the other. Further, neither Party (nor any employee, subcontractor or agent thereof) shall have the authority to enter into any agreement, nor to assume any liability, on behalf of the other Party, nor to bind or commit the other Party in any manner, except as expressly provided in this Agreement.
     19.9 Access to Personnel and Information. If reasonably required by ACS for the performance of the Services, Symetra shall provide ACS with reasonable access to Symetra’s administrative, technical and other similar personnel and network management records and information.
     19.10 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, that provision shall be deemed stricken and the remainder of this Agreement shall continue in full force and effect insofar as it remains a workable instrument to accomplish the original intent and purposes of the Parties, and, if possible, the Parties shall replace the severed provision with a provision that reflects the intention of the Parties with respect to the severed provision but that will be valid and enforceable.
     19.11 Counterparts; Faxed Signatures. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and both of which together shall constitute but one and the same instrument. Counterparts may be executed in either original or faxed form, and the Parties hereby adopt as original any signatures received via facsimile.
     19.12 Governing Law and Venue. This Agreement shall in all respects be interpreted under, and governed by, the internal laws of the State of Washington, U.S.A., including, without limitation, as to validity, interpretation and effect, without giving effect to its conflicts of laws principles. Except as provided in Section 17.1.4, Section 19.13 and hereafter in this Section, ANY LEGAL ACTION, SUIT OR PROCEEDING BROUGHT BY A PARTY IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT SOLELY AND EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN KING COUNTY, STATE OF WASHINGTON, U.S.A., AND EACH PARTY IRREVOCABLY ACCEPTS AND SUBMITS TO THE SOLE AND EXCLUSIVE PERSONAL JURISDICTION OF SUCH COURTS IN PERSONAM, GENERALLY AND UNCONDITIONALLY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT BY OR AGAINST IT BY THE OTHER PARTY. EXCEPT AS PROVIDED IN SECTION 17.1.4, SECTION 19.13 AND HEREAFTER IN THIS SECTION, NEITHER PARTY SHALL BRING ANY LEGAL ACTION, SUIT OR PROCEEDING IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT OR IN ANY OTHER JURISDICTION AND SHALL NOT ASSERT ANY CLAIM, WHETHER AS AN ORIGINAL ACTION OR AS A COUNTERCLAIM OR OTHERWISE, AGAINST THE OTHER IN ANY OTHER COURT OR JURISDICTION. Each Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection that it may now or hereafter have to the venue of any of the aforesaid actions, suits or proceedings in the courts referred to above, and further waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court. As the only exceptions to any of the above, if a Party is entitled to seek injunctive or other equitable relief which is not available in the venue specified in this Section, this Section shall not be deemed to be a bar to the Party seeking such relief if such relief is wholly non-monetary injunctive or other equitable relief.
     19.13 Arbitration. At Symetra’s sole and absolute discretion and election, a dispute that arises from or relates to this Agreement may be submitted for resolution to binding arbitration, and if Symetra makes such an election, such dispute shall be decided exclusively by binding arbitration in King County in the State of Washington, U.S.A., under the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), before a sole arbitrator, who shall be a retired or former judge or attorney with at least twenty (20) years of experience and mutually acceptable to the parties. Each party will bear one half of the arbitrator’s fees and other administrative fees of the arbitration; provided, however, that the arbitrator may award recovery of such fees to the party whom the arbitrator reasonably believes is the prevailing party, if the arbitrator reasonably believes that an award of such fees is appropriate. The parties agree that the arbitrator’s award shall be final, and may be filed with and enforced as a final judgment by any court of competent jurisdiction. The arbitrator shall have no power to: (a) award damages (including any attorney’s fees) in excess of the amount or other than the types allowed by Article 11; or (b) alter any of the provisions of this Agreement. The parties consent and agree to the jurisdiction of the tribunals mentioned in this paragraph, and waive any and all objections to such forums, including but not limited to objections based on improper venue or inconvenient forum.
     19.14 Expenses. Each Party shall bear all expenses paid or incurred by it in connection with the planning, negotiation and consummation of this Agreement.
     19.15 Import/Export. The computer hardware, software and technical data which are the subject of this Agreement are acknowledged to be subject to any then-applicable United States laws, regulations, orders or other restrictions regarding export of computer hardware, software, technical data or Derivative Works thereof. Neither Party shall, in violation of any applicable laws, regulations, orders or other restrictions, directly or indirectly export (or re-export) any computer hardware, software, technical data or Derivative Works thereof, or permit the shipment of same: (a) into (or to a national or resident of) Cuba, North Korea, Iran, Iraq, Libya, Syria or any other country to which the United States has embargoed goods; or (b) to anyone on the United States Treasury Department’s List of Specially Designated Nationals, List of Specially Designated Terrorists and List of Specially Designated Narcotics Traffickers or the United States Commerce Department’s Denied Parties List; or (c) to any country or destination for which the United States government or a United States governmental agency requires export license or other approvals for export without first having obtained such license or other approval. This obligation shall survive the expiration or early termination of this Agreement.
     19.16 Waiver of UCITA. THE PARTIES AGREE THAT THE UNIFORM COMPUTER INFORMATION TRANSACTIONS ACT OR ANY VERSION THEREOF, ADOPTED BY ANY STATE IN ANY FORM (“UCITA”), SHALL NOT APPLY TO THIS AGREEMENT AND, TO THE EXTENT THAT UCITA IS APPLICABLE, THE PARTIES

AGREE TO OPT-OUT OF THE APPLICABILITY OF UCITA PURSUANT TO THE OPT-OUT PROVISION(S) CONTAINED THEREIN.
     19.17 Benefits of Agreement. All rights and benefits granted hereunder to Symetra may be exercised and enjoyed by any Symetra Affiliate, provided that Symetra shall be and remain responsible for the compliance of the terms and conditions of this Agreement with respect to such Symetra Affiliate and will be such Symetra Affiliate’s agent for all purposes of this Agreement and any claims or actions arising from such Symetra Affiliate shall be pursued solely by Symetra. Further, for purposes of calculating discounts (if any) available under this Agreement that are based on volume, quantity or other measurement factor, the total volume of all Symetra Affiliates shall be counted to determine whether the applicable volume, quantity or other measurement factor has been achieved.
     19.18 Entire Agreement. This Agreement and all Schedules, Attachments, Exhibits and Addenda hereto are incorporated herein by this reference and are an integral part of the Agreement and shall be read and interpreted together with the Agreement as a single document. This Agreement, consisting of all of the pages of this instrument, together with all Schedules, Attachments, Exhibits and Addenda hereto sets forth the entire, final and exclusive agreement between the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties related to the subject matter herein.
     IN WITNESS WHEREOF, the Parties have executed this Information Technology Services Agreement as of the Effective Date.

SYMETRA LIFE INSURANCE COMPANY	ACS COMMERCIAL SOLUTIONS, INC.

By:	By:

Title:	Title:

Date:	Date:

AFFILIATED COMPUTER SERVICES, INC. GUARANTY
For value received, Affiliated Computer Services, Inc. (“Parent”), a Delaware corporation with a place of business at 2828 N. Haskell, Dallas, Texas 75204, absolutely and unconditionally guarantees the obligations and performance of its wholly-owned subsidiary, ACS Commercial Solutions, Inc. (“ACS”), under that certain Information Technology Services Agreement by and between ACS and Symetra Life Insurance Company (“Symetra”) dated October 28, 2004 (inclusive of all Exhibits, Schedules, Attachments, Addenda, Appendices and any country agreements executed thereunder (whether in effect on the effective date of such agreement or in effect in the future), as the same may hereafter be amended, modified, renewed or extended from time to time (the “Guaranteed Obligations”). If ACS fails to perform the Guaranteed Obligations, Parent shall perform such obligations. This Guaranty shall continue in force until all Guaranteed Obligations have been performed and/or satisfied. Parent shall not be discharged from liability under this Guaranty so long as any claim by Symetra, or any of its Affiliates (as defined in the above-described ACS/Symetra agreement), against ACS remains outstanding. This Guaranty shall be binding on Parent and on its successors and assigns.
Notwithstanding anything in this Guaranty to the contrary, the obligations of Parent under this Guaranty shall be subject to the rights, privileges and defenses otherwise available to ACS under the above-described ACS/Symetra agreement with respect to the Guaranteed Obligations. Nothing in this Guaranty shall be deemed to expand or otherwise extend the Guaranteed Obligations or limit any defenses available to ACS (or to Parent by virtue of this Guaranty) under the Agreement. This Guaranty shall be expressly subject to the conditions that: (a) Symetra may resort to Parent for performance of the Guaranteed Obligations only if in Symetra’s reasonable judgment efforts to obtain performance of the Guaranteed Obligations against ACS are not likely to result in the full and timely performance of such Guaranteed Obligations; and (b) Parent may satisfy its performance obligations under this Guaranty either directly or indirectly by causing one of its Affiliates to perform such obligations.
IN WITNESS WHEREOF, Affiliated Computer Services, Inc. has, by a duly authorized officer, executed this Guaranty as of the 28th day of October 2004.

AFFILIATED COMPUTER SERVICES, INC.